Exhibit 99.1
Founded in 1920 and publicly traded since 1960, Forest City Enterprises, Inc. (with its subsidiaries, the “Company” or “Forest City”) principally engages in the ownership, development, management and acquisition of commercial and residential real estate and land throughout the United States. At December 31, 2013, the Company had approximately $9.0 billion in consolidated assets in 26 states and the District of Columbia. The Company’s core markets include Boston, Chicago, Dallas, Denver, Los Angeles, the Greater New York City metropolitan area, Philadelphia, the Greater San Francisco metropolitan area, and the Greater Washington D.C. metropolitan area. The Company has offices in Albuquerque, Boston, Dallas, Denver, Los Angeles, New York City, San Francisco, Washington, D.C. and the Company’s corporate headquarters in Cleveland, Ohio.
On March 29, 2012, the Board of Directors of the Company approved a change to the Company's fiscal year-end to December 31 from January 31, effective December 31, 2013 (the “Year-end change”). As a result, the Company is presenting an 11 month period ended December 31, 2013 as its transition period (the “2013 Transition period”) in this Form 10-KT. Due to the Year-end change, many of the differences in comparisons of the Company's results are impacted by the one-month difference between the 2013 Transition period and the full years. The Company believes the Year-end change is important and useful to its financial statement users to allow for increased comparability of its performance to its peers.
The Company operates through three strategic business units, which represent four of the six reportable operating segments (collectively, the "Real Estate Groups"):

•
Commercial Group, the Company’s largest strategic business unit, owns, develops, acquires and operates regional malls, specialty/urban retail centers, office and life science buildings and mixed-use projects. Additionally, it operates Barclays Center, a sports and entertainment arena located in Brooklyn, New York, which is reported as a separate operating segment ("Arena").

•
Residential Group owns, develops, acquires and operates residential rental properties, including upscale and middle-market apartments and adaptive re-use developments. Additionally, it owns interests in entities that develop and manage military family housing.

•
Land Development Group acquires and sells both land and developed lots to residential, commercial and industrial customers at its Stapleton project in Denver, Colorado. The Stapleton project is one of the nation's largest urban redevelopments with substantial future entitlements, including apartments, retail and office space as well as single family neighborhoods, where the Company sells residential lots to builders. Land development, infrastructure, financing and residential and commercial land sales at Stapleton are reported in the Land Development Group. Apartments, office and retail that the Company develops at Stapleton are reported in the Residential Group or Commercial Group depending on product type.

Corporate Activities and The Nets, a member of the National Basketball Association ("NBA") in which the Company accounts for its investment on the equity method of accounting, are the other reportable operating segments.

Item 6. Selected Financial Data
The Operating Results and per share amounts presented below have been reclassified for properties disposed of and/or classified as held for sale during the 11 months ended December 31, 2013 and the years ended January 31, 2013, 2012, 2011 and 2010. The following data should be read in conjunction with the Company's financial statements and notes thereto and Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) included elsewhere in this Form 10-KT. The Company's historical operating results may not be comparable to its future operating results.

	11 Months Ended	Years Ended
	December 31, 2013	January 31, 2013	January 31, 2012	January 31, 2011	January 31, 2010
	(in thousands, except share and per share data)
Operating Results:
Total revenues from real estate operations (1)	$998,272	$1,048,067	$975,032	$1,011,734	$1,097,355
Earnings (loss) from continuing operations attributable to Forest City Enterprises, Inc. (1)	$20,934	$(19,944)	$(113,754)	$80,202	$(8,164)
Earnings (loss) from discontinued operations attributable to Forest City Enterprises, Inc. (1)	(26,241)	56,369	27,268	(22,154)	(18,814)
Net earnings (loss) attributable to Forest City Enterprises, Inc.	$(5,307)	$36,425	$(86,486)	$58,048	$(26,978)
Diluted Earnings per Common Share:
Earnings (loss) from continuing operations attributable to Forest City Enterprises, Inc. (1)	$0.10	$(0.30)	$(0.77)	$0.43	$(0.06)
Earnings (loss) from discontinued operations attributable to Forest City Enterprises, Inc. (1)	(0.13)	0.31	0.16	(0.12)	(0.13)
Net earnings (loss) attributable to Forest City Enterprises, Inc.	$(0.03)	$0.01	$(0.61)	$0.31	$(0.19)
Weighted Average Diluted Shares Outstanding	198,696,729	172,621,723	168,170,650	187,794,101	139,825,349
Cash Dividend Declared per share-Class A and B Common Stock	$—	$—	$—	$—	$—

	December 31, 2013	January 31, 2013	January 31, 2012	January 31, 2011	January 31, 2010
	(in thousands)
Financial Position:
Consolidated assets	$8,952,025	$10,612,432	$10,504,283	$12,059,701	$12,174,177
Real estate, at cost (2)	8,475,571	10,026,010	9,646,870	11,166,539	11,340,779
Long-term debt, primarily nonrecourse mortgages and notes payable (2)	5,279,506	6,773,629	6,698,052	8,118,053	8,779,813

(1)
Adjusted for discontinued operations. See Note V – Discontinued Operations and Gain (Loss) on Disposition of Rental Properties in the Notes to Consolidated Financial Statements in Item 8 of this Form 10-KT for detailed information.

(2)	Includes applicable balances associated with land held for divestiture and development project held for sale.

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations

Corporate Description
We principally engage in the ownership, development, management and acquisition of commercial and residential real estate and land throughout the United States. We operate through three strategic business units and have six reportable operating segments. The three strategic business units, which represent four reportable operating segments, are the Commerical Group, Residential Group, and Land Development Group (collectively, the "Real Estate Groups"). The Commercial Group, our largest strategic business unit, owns, develops, acquires and operates regional malls, specialty/urban retail centers, office and life science buildings and mixed-use projects. Additionally, it operates Barclays Center, a sports and entertainment arena located in Brooklyn, New York, which is reported as a separate reportable operating segment ("Arena"). The Residential Group owns, develops, acquires and operates residential rental properties, including upscale and middle-market apartments and adaptive re-use developments. Additionally, the Residential Group owns interests in entities that develop and manage military family housing. The Land Development Group acquires and sells both land and developed lots to residential, commercial and industrial customers at our Stapleton project in Denver, Colorado.
Corporate Activities and The Nets, a member of the National Basketball Association (“NBA”) in which we account for our investment on the equity method of accounting, are the other reportable operating segments.
We have approximately $9.0 billion of consolidated assets in 26 states and the District of Columbia at December 31, 2013. Our core markets include Boston, Chicago, Dallas, Denver, Los Angeles, the Greater New York City metropolitan area, Philadelphia, the Greater San Francisco metropolitan area and the Greater Washington D.C. metropolitan area. We have offices in Albuquerque, Boston, Dallas, Denver, Los Angeles, New York City, San Francisco, Washington, D.C., and our corporate headquarters in Cleveland, Ohio.

Significant milestones occurring during 2013 include:

•
The signing of a definitive agreement with Greenland Group Co. (“Greenland”) for a joint venture to develop the Brooklyn Atlantic Yards project in Brooklyn, New York. The joint venture will cover the entire project, including the infrastructure and vertical construction of the residential units, but excludes Barclays Center and the under construction B2 BKLYN apartment community. Under the joint venture, Greenland will acquire 70% of the project, co-develop the project with us and share in all future project costs at the same percentage interest. If effectuated, the joint venture will develop the project consistent with the approved master plan. The agreement is subject to necessary regulatory approvals;

•
The entrance into joint venture agreements with outside partners, each of which is an affiliated entity of QIC, one of the largest institutional investment managers in Australia. During 2013, the outside partners invested in and received 49% of our equity interests in eight regional retail malls, six of which were formerly wholly owned and two of which were partially owned by us at the time the outside partners were admitted to the joint ventures. Prior to admitting the outside partners, we acquired the noncontrolling interest in two of the regional malls utilizing proceeds from an earlier refinancing of one of the properties to partially fund the acquisitions. The combination of the earlier refinancing, acquisition of noncontrolling interests and the joint venture agreements resulted in cash liquidity of approximately $350,000,000, net of transaction costs;

•
The generation of net cash proceeds of $256,007,000, net of distributions to noncontrolling interests, through the sale of non-core operating assets primarily related to the sale of Millender Center, an apartment community in Detroit, Michigan, Higbee Building, an office building in Cleveland, Ohio, Orchard Town Center, a regional mall in Westminster, Colorado, and Sheraton Station Square, a hotel, Liberty Center, an unconsolidated office building, Westin Convention Center, an unconsolidated hotel, and Plaza at Robinson Town Center, an unconsolidated specialty retail center, each located in Pittsburgh, Pennsylvania;

•	The issuance, at par, of $300,000,000 aggregate principal amount of our 3.625% Convertible Senior Notes due 2020 ("2020 Senior Notes"). We received net cash proceeds of $291,250,000 from the offering;

•
The privately negotiated exchanges, put settlement and/or redemption of $200,000,000 principal amount of our 3.625% Puttable Equity-Linked Senior Notes due 2014 ("2014 Senior Notes"). In April 2013, we entered into privately negotiated exchanges of $138,853,000 aggregate principal amount of the 2014 Senior Notes for 9,549,721 shares of our Class A common stock and cash payments of $4,860,000 for additional exchange consideration, accrued interest and in lieu of fractional shares. In May 2013, we announced the termination of put rights associated with our 2014 Senior Notes. As of July 12, 2013, the final settlement date for various put transactions following the put termination notice, $60,033,000 aggregate principal amount of the 2014 Senior Notes were put to us, for which the holders received 4,128,806 shares of our Class A common stock together with $1,088,000 for interest payable to October 15, 2013. We redeemed the remaining $1,114,000 aggregate principal amount of the 2014 Senior Notes at par value in November 2013;

•	The redemption of the remaining $225,000,000 principal amount of our outstanding 7.375% Senior Notes due 2034 ("2034 Senior Notes"), at par;

•	The redemption of the remaining $132,144,000 principal amount of our outstanding 6.500% Senior Notes due 2017 ("2017 Senior Notes"), at par;

•	The redemption of the remaining $53,253,000 principal amount of our outstanding 7.625% Senior Notes due 2015 ("2015 Senior Notes"), at par;

•	The conversion or redemption of the remaining 211,038 shares ($10,551,900 of aggregate amount of liquidation preference) of our Series A preferred stock;

•
The closing of our Credit Facility, which extended the maturity date to February 2016, subject to a one year extension upon the satisfaction of certain conditions, reduced the interest rate spread on the London Interbank Offered Rate ("LIBOR") option by 25 basis points to 3.50% and removed the prior LIBOR floor of 100 basis points. The amendment also increased available borrowings to $465,000,000 and provided an accordion provision allowing us to increase our total available borrowings to $500,000,000, which was exercised in July 2013. The expansion reflects the addition of Citibank N.A. to the bank group, as well as increased commitments from KeyBank National Association and PNC Bank, National Association, both of which were already part of the facility;

•	Completed construction of and opened:

◦	The Continental, a 203 unit apartment community in Dallas, Texas; and

◦	The Yards - Lumber Shed, a 32,000 square foot, specialty retail center located in the Capitol Riverfront District of Washington, D.C.;

•	Began phased openings of:

◦	Aster Conservatory Green, a 352 unit apartment community located at our Stapleton project in Denver, Colorado;

◦	1111 Stratford, a 128 unit apartment community in Stratford, Connecticut;

•	Commenced construction at:

◦
2175 Market Street, an 88 unit apartment community in San Francisco, California. 2175 Market Street is the second of our two multi-family assets within our strategic capital partnership with the Arizona State Retirement System. The first asset was Atlantic Yards - B2 BKLYN, a 363 unit modular apartment community at our Brooklyn Atlantic Yards mixed-use project, which commenced construction in December 2012;

◦	Winchester Lofts, a 158 unit apartment community in New Haven, Connecticut; and

◦	300 Massachusetts Ave, a 246,000 square foot office building in Cambridge, Massachusetts;

•	Selected as master developer for:

◦
The renovation of Nassau Coliseum by Nassau County, New York. Plans call for a renovated 13,000 seat arena, a 2,000 seat indoor theater, an outdoor amphitheater, restaurants, an ice-skating rink, a movie theater and retail space; and

◦
The first phase of Cornell NYC Tech, an innovation campus that will bring together industry and academia in a way that fuses scientific and academic excellence with real-world applications and entrepreneurship. In addition, we will serve as fee-developer for the first academic building, open space and related infrastructure planned for the first phase of the campus; and

•	Closed $718,694,000 in nonrecourse mortgage financing transactions.
In addition, subsequent to December 31, 2013, we achieved the following significant milestone:

•	Addressed $137,715,000 of nonrecourse mortgage debt financings that would have matured during the year ended December 31, 2014, through closed transactions and/or commitments.

Critical Accounting Policies
Our consolidated financial statements include all majority-owned subsidiaries where we have financial or operational control and variable interest entities (“VIEs”) where we are deemed to be the primary beneficiary. The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America ("GAAP") requires us to make estimates and assumptions in certain circumstances that affect amounts reported in the accompanying consolidated financial statements and related notes. In preparing these financial statements, we have identified certain critical accounting policies which are subject to judgment and uncertainties. We have used our best judgment to determine estimates of certain amounts included in the financial statements as a result of these policies, giving due consideration to materiality. As a result of uncertainties surrounding these events at the time the estimates are made, actual results could differ from these estimates causing adjustments to be made in subsequent periods to reflect more current information. The accounting policies that we believe contain uncertainties that are considered critical to understanding the consolidated financial statements are discussed below. Our management reviews and discusses the policies, and these policies have been discussed with our audit committee of the Board of Directors.
Fiscal Years
We changed our year-end from January 31 to December 31, effective December 31, 2013. The years 2013, 2012 and 2011 refer to the 11 months ended December 31, 2013 and the fiscal years ended January 31, 2013 and 2012, respectively.
Recognition of Revenue
Real Estate Sales and Assets Held for Sale – The specific timing of a sale transaction and recognition of profit is measured against various criteria in the real estate sales accounting guidance covering the terms of the transaction and any continuing involvement in the form of management or financial assistance associated with the property. If the sales criteria are not met, we defer gain recognition and account for the transaction by applying the deposit, finance, installment or cost recovery methods, as appropriate.
Consolidated properties that have been sold or determined to be held for sale are reported as discontinued operations. The determination of when an asset qualifies as held for sale requires significant judgment. Factors we consider when evaluating whether an asset qualifies as held for sale include, among other things, whether the potential sale is approved by management, the status of any marketing efforts, interest from prospective buyers, the status of any sale negotiations and the probability of whether the asset will be sold in twelve months. Each potential sale is evaluated based on its separate facts and circumstances.
Leasing Operations – We enter into leases with tenants in our rental properties. The lease terms in the retail centers and office buildings generally range from 1 to 30 years, excluding leases with certain anchor tenants, which typically are longer. Minimum rents are recognized on a straight-line basis over the non-cancelable term of the related lease, which include the effects of rent steps and rent abatements under the leases. Overage rents are recognized after the contingency has been removed (i.e., sales thresholds have been achieved). Recoveries from tenants for taxes, insurance and other commercial property operating expenses are recognized as revenues in the period the applicable costs are incurred.

Construction – Revenues and profit on long-term fixed-price contracts are recorded using the percentage-of-completion method. Revenues on reimbursable cost-plus fee contracts are recorded in the amount of the accrued reimbursable costs plus proportionate fees at the time the costs are incurred.
Military Housing Fee Revenues – Property management and asset management fees are earned based on a contractual percentage of the annual net rental income and annual operating income, respectively, generated by the military housing privatization projects as defined in the agreements. Additional property management incentive fees are recognized based upon successful completion of criteria set forth in the property management agreements.
Development fees are earned based on a contractual percentage of the actual development costs incurred. Additional development incentive fees are recognized based upon successful completion of criteria, such as incentives to realize development cost savings, encourage small and local business participation, comply with specified safety standards and other project management incentives as specified in the development agreements.
Construction management fees are earned based on a contractual percentage of the actual construction costs incurred. Additional construction incentive fees are recognized based upon successful completion of certain criteria as set forth in the construction contracts.
Arena Revenues – The Arena naming rights agreement with Barclays Services Corporation, commenced with the opening of the Arena, has a 20 year term and is subject to certain extension rights. Arena naming rights revenue is recognized on a straight-line basis over the term of the agreement.
Arena founding partner and sponsor agreements entitle the parties to certain sponsorship, promotional, media, hospitality and other rights and entitlements. These agreements expire at various terms ranging from one to seven years from the opening of the Arena and revenue is recognized on a straight-line basis over the term of the agreements.
Arena suite licenses entitle the licensee to the use of a luxury suite in the Arena. The terms of the suite license agreements commenced on the date the Arena opened and range from one to seven years. Revenue is recognized on a straight-line basis over the term of the agreements.
Ticketing fee revenue is based on the Arena's share of ticket sale fees in accordance with an agreement with Ticketmaster. Revenue from ticketing fees is deferred and recognized upon settlement of the related event.
Recognition of Costs and Expenses
Operating expenses primarily represent the recognition of operating costs, which are charged to operations as incurred, administrative expenses and taxes other than income taxes. Interest expense and real estate taxes during active development and construction are capitalized as a part of the project cost.
Depreciation and amortization is generally computed on a straight-line method over the estimated useful life of the asset. The estimated useful lives of buildings (other than the Arena) and certain first generation tenant allowances that are considered by management as a component of the building are 40 to 50 years. The estimated useful life of the Arena is 34.5 years, reflecting the ground leases on which the Arena was built. Subsequent tenant improvements and those first generation tenant allowances that are not considered a component of the building are amortized over the lesser of the remaining useful life of the asset or the term of the tenant’s lease. This estimated life is based on the length of time the asset is expected to generate positive operating cash flows. Actual events and circumstances can cause the life of the building and tenant improvement to be different than the estimates made. Additionally, lease terminations can affect the economic life of the tenant improvements.
Major improvements and tenant improvements that are our assets are capitalized in real estate costs and expensed through depreciation charges. Tenant improvements that are lease inducements are capitalized into other assets and amortized as a reduction of rental revenues over the term of the tenant’s lease. Repairs, maintenance and minor improvements are expensed as incurred.
A variety of costs are incurred in the development and leasing of properties. After determination is made to capitalize a cost, it is allocated to the specific component of a project that is benefited. Determination of when a development project is substantially complete and capitalization must cease involves judgment. Our capitalization policy on development properties is based on accounting guidance for the capitalization of interest cost and accounting guidance for costs and the initial rental operations of real estate properties. The costs of land and buildings under development include specifically identifiable costs. The capitalized costs include pre-construction costs essential to the development of the property, development costs, construction costs, interest costs, real estate taxes, salaries and related costs and other costs incurred during the period of development. We consider a construction project as substantially complete and held available for occupancy upon the completion of tenant improvements, but no later than one year from cessation of major construction activity. We cease capitalization on any portion substantially completed and occupied or held available for occupancy, and capitalize only those costs associated with the portion under construction. Costs and accumulated depreciation applicable to assets retired or sold are eliminated from the respective accounts and any resulting gains or losses are reported in the Consolidated Statements of Operations.

Acquisition of Rental Properties
We have not been an active acquiror of rental properties for the periods presented in this Form 10-KT. However, we do periodically acquire operating properties as a method to accelerate growth and may elect to be more active in this area in the future. Upon acquisition of a rental property, the purchase price of the property is allocated to net tangible and identified intangible assets acquired based on fair values. Above-market and below-market in-place lease values for acquired properties are recorded based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) our estimate of the fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the lease. Capitalized above-market lease values are amortized as a reduction of rental revenues (or rental expense for ground leases in which we are the lessee) over the remaining non-cancelable terms of the respective leases. Capitalized below-market lease values are amortized as an increase to rental revenues (or rental expense for ground leases in which we are the lessee) over the remaining non-cancelable terms of the respective leases, including any fixed-rate renewal periods that are probable of being exercised. For our below market lease and in-place lease intangibles that remain at December 31 and January 31, 2013, there were no fixed rate renewal periods associated with these leases that we deemed probable of renewal and included in the calculation of the intangible asset value or related amortization period.
Intangible assets also include amounts representing the value of tenant relationships and in-place leases based on our evaluation of each tenant’s lease and our overall relationship with the respective tenant. We estimate the cost to execute leases with terms similar to in-place leases, including leasing commissions, legal expenses and other related expenses. This intangible asset is amortized to expense over the remaining term of the respective lease. Our estimates of value are made using methods similar to those used by independent appraisers or by using independent appraisals. Factors considered by us in this analysis include an estimate of the carrying costs during the expected lease-up periods, current market conditions and costs to execute similar leases. In estimating carrying costs, we include real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease-up periods, which primarily range from three to twelve months. We also consider information obtained about each property as a result of our pre-acquisition due diligence, marketing and leasing activities in estimating the fair value of the tangible and intangible assets acquired. We also use the information obtained as a result of our pre-acquisition due diligence in considering any conditional asset retirement obligations, and when necessary, will record a conditional asset retirement obligation as part of our purchase price.
When calculating the estimated value to assign to a tenant relationship intangible asset, we estimate the likelihood that a lessee will execute a lease renewal and other factors relative to the relationship. In determining the likelihood of lease renewal, we utilize a probability weighted model based on many factors. Other qualitative factors related to the relationship that we consider include, but are not limited to, the nature and extent of the business relationship with the tenant, growth prospects for developing new business with the tenant and the tenant’s credit quality. The value of tenant relationship intangibles is amortized over the remaining initial lease term and expected renewals, but in no event longer than the remaining depreciable life of the building. The value of in-place leases is amortized over the remaining non-cancelable term of the respective leases and any fixed-rate renewal periods that are deemed probable.
In the event that a tenant terminates its lease, the unamortized portion of each intangible asset, including market rate adjustments, in-place lease values and tenant relationship values, would be charged to expense.
Allowance for Doubtful Accounts and Reserves on Notes Receivable
We record allowances against our rent receivables from tenants and other receivables that we consider uncollectible. These allowances are based on management’s estimate of receivables that will not be realized from cash receipts in subsequent periods. We also maintain an allowance for receivables arising from the straight-lining of rents. This receivable arises from earnings recognized in excess of amounts currently due under lease agreements. Management exercises judgment in establishing these allowances and considers payment history and current credit status in developing these estimates. The allowance against our straight-line rent receivable is based on historical experience with early lease terminations as well as specific review of significant tenants and tenants that are having known financial difficulties. There is a risk that our estimate of the expected activity of current tenants may not accurately reflect future events. If the estimate does not accurately reflect future tenant vacancies, the reserve for straight-line rent receivable may be over or understated by the actual tenant vacancies that occur.
We estimate the allowance for notes receivable based on our assessment of expected future cash flows estimated to be received with consideration given to any collateral of the respective note. If our estimate of expected future cash flows does not accurately reflect actual events, our reserve on notes receivable may be over or understated by the actual cash flows that occur.

Historic and New Market Tax Credit Entities
We have investments in properties that have received, or we believe are entitled to receive, historic preservation tax credits on qualifying expenditures under Internal Revenue Code (“IRC”) section 47 and new market tax credits on qualifying investments in designated community development entities (“CDEs”) under IRC section 45D, as well as various state credit programs, including participation in the New York State Brownfield Tax Credit Program, which entitles the members to tax credits based on qualified expenditures at the time those qualified expenditures are placed in service. We typically enter into these investments with sophisticated financial investors. In exchange for the financial investors’ initial contribution into the investment, the financial investor is entitled to substantially all of the benefits derived from the tax credit. Typically, these arrangements have put/call provisions (which range up to 7 years) whereby we may be obligated (or entitled) to repurchase the financial investors’ interest. We have consolidated each of these entities in our consolidated financial statements and have included these investor contributions in accounts payable, accrued expenses and other liabilities.
We guarantee to the financial investor that in the event of a subsequent recapture by a taxing authority due to our noncompliance with applicable tax credit guidelines, we will indemnify the financial investor for any recaptured tax credits. We initially record a liability for the cash received from the financial investor. We generally record income upon completion and certification of the qualifying development expenditures for historic preservation tax credits and upon certification of the qualifying investments in designated CDEs for new market tax credits, resulting in an adjustment of the liability at each balance sheet date to the amount that would be paid to the financial investor based upon the tax credit compliance regulations, which range from 0 to 7 years. Income related to the sale of tax credits is recorded in interest and other income.
Noncontrolling Interest
Interests held by partners in consolidated entities are reflected in noncontrolling interest, which represents the noncontrolling interests’ share of the underlying net assets of our consolidated subsidiaries. Noncontrolling interest that is not redeemable is reported in the equity section of the Consolidated Balance Sheets.
Noncontrolling interests where we may be required to repurchase the noncontrolling interest at fair value under a put option or other contractual redemption requirement are reported in the mezzanine section of the Consolidated Balance Sheets, as redeemable noncontrolling interest. We adjust the redeemable noncontrolling interest to redemption value (which approximates fair value) at each balance sheet date with changes recognized as an adjustment to additional paid-in capital.
Impairment of Real Estate
We review our real estate portfolio, including land inventory, for impairment whenever events or changes indicate that our carrying value may not be recoverable. Impairment indicators include, but are not limited to, significant decreases in property net operating income, significant decreases in occupancy rates, the physical condition of the property and general economic conditions. A property’s value is impaired only if, in management’s estimate, the aggregate future cash flows (undiscounted and without interest charges) to be generated by the property are less than the carrying value of the property. In addition, the undiscounted cash flows may consider a probability-weighted cash flow estimation approach when alternative courses of action to recover the carrying amount of a long-lived asset are under consideration or a range is estimated at the balance sheet date. Significant estimates are made in the determination of future undiscounted cash flows including future net operating income, estimated hold periods, risk of foreclosure and estimated cash proceeds received upon disposition of the asset. To the extent an impairment has occurred, the loss will be measured as the excess of the carrying amount of the property over the fair value of the property. Determining fair value of real estate, if required, also involves significant judgments and estimates including discount and capitalization rates. Changes to these estimates made by management could affect whether or not an impairment charge would be required and/or the amount of impairment charges recognized.
Impairment of Unconsolidated Entities
We review our unconsolidated entities for other-than-temporary impairments whenever events or changes indicate that our carrying value in the investments may be in excess of fair value. A loss in value of an equity method investment which is other-than-temporary is recognized as an impairment of unconsolidated entities. This determination is based upon the length of time elapsed, severity of decline, possible recovery period and other relevant facts. Determining fair value of a real estate investment and whether or not a loss is other-than-temporary involves significant judgments and estimates. Examples of these estimates include timing and amounts of expected cash flows, discount rates, capitalization rates and comparable sales data, among other things. Changes to these estimates could affect whether or not an impairment charge would be required and/or the amount of impairment charges recognized.
Variable Interest Entities
The accounting guidance for consolidation of VIEs requires an ongoing reassessment to determine whether a variable interest gives a company a controlling financial interest in a VIE. We continually reassess whether or not we have (a) the power to direct the activities that most significantly affect the VIE’s economic performance and (b) the obligation to absorb losses or the right to receive benefits that could potentially be significant to the VIE. We also perform continuous reassessments of our primary beneficiary status rather than event-driven assessments. These assessments, by their nature, require significant judgment.

Results of Operations
Net Earnings (Loss) Attributable to Forest City Enterprises, Inc. – Net loss attributable to Forest City Enterprises, Inc. for the 11 months ended December 31, 2013 was $5,307,000 versus net earnings of $51,455,000 for the 11 months ended December 31, 2012. Although we have substantial recurring revenue sources, we also enter into significant transactions, which create substantial variances in operating results between periods.The variance to the prior period is primarily attributable to the following decreases, which are net of noncontrolling interest:

•
$399,861,000 related to a 2013 increase in impairment charges of consolidated (including discontinued operations) and unconsolidated entities (see Note T – Impairment of Real Estate, Impairment of Unconsolidated Entities and Write-Off of Abandoned Development Projects and Demolition Costs);

•
$62,342,000 related to an increase in depreciation and amortization expense of consolidated (including discontinued operations) and unconsolidated entities primarily due to accelerated depreciation expense at Ten MetroTech Center, an office building in Brooklyn, New York, due to a change in the estimated useful life of the building, as a result of the planned demolition in 2013 and several large property openings in 2012 and 2011;

•	$40,064,000 related to an increase in interest expense due to reduced capitalized interest on our projects under construction and development as we reduce our construction pipeline;

•	$39,233,000 related to 2012 gains on disposition of rental properties and unconsolidated investments exceeding 2013 gains;

•	$36,484,000 related to the 2012 sale of an approximate 10 acre land parcel and air rights for development of a casino in downtown Cleveland, Ohio;

•
$27,531,000 related to the decrease in net earnings before depreciation and amortization expense and gain on disposition of rental properties and unconsolidated investments at properties in which we disposed of our full or partial interest during 2012 and 2013;

•	$26,647,000 related to increased write-offs of abandoned development projects and demolition costs in 2013 compared with 2012;

•	$20,573,000 related to increased interest expense due to several large property openings in 2012 and 2011; and

•
$15,068,000 related to the change in fair market value of certain derivatives between the comparable periods, which was marked to market through interest expense as a result of the derivatives not qualifying for hedge accounting.

These decreases were partially offset by the following increases, net of noncontrolling interest:

•
$488,213,000 related to 2013 net gains on disposition of partial interests in rental properties and unconsolidated investments exceeding 2012 gains (see Note C – Investments in Unconsolidated Entities and Note M – Net Gain on Disposition of Partial Interests in Rental Properties);

•
$45,493,000 related to a decrease in the net loss on land held for divestiture activities for fully consolidated land projects and land projects accounted for under the equity method of accounting in 2013 compared with 2012;

•	$30,837,000 related to the increase in net operating income ("NOI") at properties that were opened during 2012 and 2013;

•	$18,666,000 related to increased NOI at Barclays Center due to the opening of the arena in September 2012;

•	$6,583,000 related to increased commercial outlot land sales in 2013 compared with 2012;

•	$5,388,000 related to a decrease in interest expense primarily due to decreased senior notes indebtedness; and

•
$31,962,000 due to decreased income tax expense attributable to both continuing and discontinued operations primarily related to the fluctuations in pre-tax earnings (loss) including gains included in discontinued operations. These fluctuations are primarily due to the various transactions discussed herein.

Net earnings attributable to Forest City Enterprises, Inc. for the year ended January 31, 2013 was $36,425,000 versus net loss of $86,486,000 for the year ended January 31, 2012. The variance to the prior year is primarily attributable to the following increases, which are net of noncontrolling interest:

•
$123,850,000 related to a decrease in the net loss on land held for divestiture activities for fully consolidated land projects and land projects accounted for under the equity method of accounting in 2012 compared with 2011;

•	$68,973,000 related to 2012 gains on disposition or partial disposition of rental properties and unconsolidated investments exceeding 2011 gains;

•	$36,484,000 related to the 2012 sale of an approximate 10 acre land parcel and air rights for development of a casino in downtown Cleveland, Ohio;

•	$22,142,000 related to a 2012 decrease in allocated losses from our equity investment in The Nets (see “The Nets” section of the MD&A);

•	$18,907,000 related to a 2012 decrease in impairment charges of consolidated (including discontinued operations) and unconsolidated entities;

•
$11,185,000 related to the change in fair market value of certain derivatives between the comparable periods, which was marked to market through interest expense as a result of the derivatives not qualifying for hedge accounting;

•	$9,334,000 primarily related to higher land sales at our Stapleton project in 2012 compared with 2011; and

•
$4,064,000 related to the net gain on change in control of interests related to the acquisition of our partners' interests in certain equity method investments during 2012. The gain represents the adjustment to fair value of all of the assets and liabilities of the entities including the noncontrolling interests of the remaining partner.

These increases were partially offset by the following decreases, net of noncontrolling interest:

•	$42,622,000 related to the 2011 sale of land and air rights for development of a casino in downtown Cleveland, Ohio;

•	$22,121,000 related to increased interest expense due to several large property openings in 2012 and the full year impact of projects opened during 2011;

•	$17,737,000 of increased write-offs of abandoned development projects in 2012 compared with 2011;

•	$6,496,000 related to a decrease in income recognized on the sale of state and federal historic preservation tax credits and new market tax credits in 2012 compared with 2011; and

•
$79,297,000 due to increased income tax expense attributable to both continuing and discontinued operations primarily related to the fluctuations in pre-tax earnings (loss) including gains included in discontinued operations. These fluctuations are primarily due to the various transactions discussed herein.

Reconciliation of Net Earnings (Loss) (GAAP) to Net Operating Income (non-GAAP) (in thousands)
See Net Operating Income in Item 1 of this Form 10-KT for detailed information.

	11 Months Ended		11 Months Ended
	December 31, 2013		December 31, 2012
Net earnings (loss) attributable to Forest City Enterprises, Inc. (GAAP)		$(5,307)		$51,455
Noncontrolling interests
Earnings (loss) from continuing operations attributable to noncontrolling interests, gross of tax		(71,525)		4,550
Earnings from discontinued operations attributable to noncontrolling interests		6,042		1,085
Noncontrolling interests		(65,483)		5,635
Net earnings (loss)		(70,790)		57,090
Discontinued operations, net of tax		20,199		(59,410)
Loss from continuing operations		(50,591)		(2,320)
Income tax expense (benefit)		12,266		(12,430)
Net gain on change in control of interests		(2,762)		(8,351)

Equity in (earnings) loss of unconsolidated entities, including impairment, gross of tax		(107,825)		(84,543)
Net (gain) loss on land held for divestiture activity of unconsolidated entities, gross of tax		(1,338)		42,606
		(109,163)		(41,937)
Loss before income taxes		(150,250)		(65,038)
Equity in earnings of unconsolidated entities, including impairment	$109,163		$41,937
Net (gain) loss on land held for divestiture of unconsolidated entities	(1,338)		42,606
Gain on disposition of unconsolidated entities	(68,430)		(51,066)
Impairment of unconsolidated real estate	—		390
Depreciation and amortization of unconsolidated entities	74,690		77,089
Interest expense of unconsolidated entities	98,608		98,625
Loss on extinguishment of debt of unconsolidated entities	62		1,313
Total NOI from unconsolidated entities	$212,755	212,755	$210,894	210,894
Interest expense		285,042		228,980
Gain on extinguishment of debt		(4,549)		(6,807)
Net loss on land held for divestiture activity		7,382		4,457
Net gain on disposition of partial interests in rental properties		(496,092)		—
Impairment of consolidated real estate		421,361		30,660
Depreciation and amortization—Real Estate Groups		268,580		186,369
Amortization of mortgage procurement costs		8,375		9,987
Straight-line rent adjustment		(19,684)		(12,226)
NOI attributable to 2014 discontinued operations		11,998		12,446
Net operating income (non-GAAP)		$544,918		$599,722

Comparable NOI
In addition to NOI, we use comparable NOI as a metric to evaluate performance of our operating rental property portfolio, specifically for multi-family, office and retail properties. This measure provides a same-store comparison of operating results of all stabilized properties that are open and operating in both periods presented. Write-offs of abandoned development projects, non-capitalizable development costs and unallocated management and service company overhead, net of tax credit income, are not directly attributable to an operating property and are considered non-comparable NOI. In addition, certain income and expense items at the property level, such as lease termination income, real estate tax assessments or rebates and participation payments as a result of refinancing transactions and NOI impacts of changes in ownership percentages, are removed from comparable NOI and are included in non-comparable NOI. Other properties and activities such as Arena, hotels, subsidized senior housing, military housing, The Nets, corporate activities and land are not evaluated on a same-store basis and the NOI from these properties and activities are considered non-comparable NOI.
The following is a reconciliation of comparable NOI to total NOI.

	Net Operating Income (in thousands)
	11 Months Ended December 31, 2013			11 Months Ended December 31, 2012
Full Consolidation	Comparable	Non-Comparable	Total	Comparable	Non-Comparable	Total
Commercial Group
Retail	$187,341	$17,902	$205,243	$181,317	$37,929	$219,246
Office	201,724	14,285	216,009	214,058	2,781	216,839
Hotels	—	1,391	1,391	—	4,083	4,083
Land Sales	—	9,514	9,514	—	38,545	38,545
Write-offs of abandoned development projects and demolition costs	—	(33,188)	(33,188)	—	(13,044)	(13,044)
Other	—	(31,764)	(31,764)	—	(4,241)	(4,241)
Total Commercial Group	$389,065	$(21,860)	$367,205	$395,375	$66,053	$461,428

Arena	$—	$31,511	$31,511	$—	$(2,827)	$(2,827)

Residential Group
Apartments	$140,004	$10,922	$150,926	$133,890	$7,990	$141,880
Subsidized Senior Housing	—	13,887	13,887	—	18,465	18,465
Military Housing	—	20,931	20,931	—	26,532	26,532
Land Sales	—	224	224	—	—	—
Write-offs of abandoned development projects	—	(7,019)	(7,019)	—	(710)	(710)
Other	—	(10,142)	(10,142)	—	(4,311)	(4,311)
Total Residential Group	$140,004	$28,803	$168,807	$133,890	$47,966	$181,856

Total Rental Properties	$529,069	$38,454	$567,523	$529,265	$111,192	$640,457

Land Development Group	$—	$27,704	$27,704	$—	$14,743	$14,743
The Nets	$—	$(2,802)	$(2,802)	$—	$(5,256)	$(5,256)
Corporate Activities	$—	$(47,507)	$(47,507)	$—	$(50,222)	$(50,222)

Grand Total	$529,069	$15,849	$544,918	$529,265	$70,457	$599,722

	11 Months Ended
Comparable NOI	December 31, 2013	December 31, 2012	% Change
	(in thousands)

Retail Comparable NOI	$187,341	$181,317
NOI attributable to noncontrolling interests	(3,671)	(3,953)
Subtotal Retail	183,670	177,364	3.6%

Office Comparable NOI	201,724	214,058
NOI attributable to noncontrolling interests	(8,654)	(7,683)
Subtotal Office	193,070	206,375	(6.4)%	(1)

Apartments Comparable NOI	140,004	133,890
NOI attributable to noncontrolling interests	(2,372)	(2,442)
Subtotal Apartments	137,632	131,448	4.7%

Grand Total Comparable NOI	$514,372	$515,187	(0.2)%

(1)	Primarily due to decreased occupancy at One Pierrepont Plaza, an office building in Brooklyn, New York.

FFO
We believe that Funds From Operations ("FFO"), along with net earnings, provides additional information about our core operations. While property dispositions, acquisitions or other factors can affect net earnings in the short-term, we believe FFO presents a more consistent view of the overall financial performance of our business from period-to-period since the core of our business is the recurring operations of our portfolio of real estate assets. FFO is used by the chief operating decision maker and management to assess performance and resource allocations by strategic business unit and on a consolidated basis.
The majority of our peers in the publicly traded real estate industry are Real Estate Investment Trusts ("REITs") and report operations using FFO as defined by the National Association of Real Estate Investment Trusts (“NAREIT”). Although we are not a REIT, management believes it is important to publish this measure to allow for easier comparison of our performance to our peers. The major difference between us and our REIT peers is that we are a taxable entity and any taxable income we generate could result in payment of federal or state income taxes. Our REIT peers typically do not pay federal or state income taxes, but distribute a significant portion of their taxable income to shareholders. Due to our effective tax management policies, we have not historically been a significant payer of income taxes. This has allowed us to retain our internally generated cash flows but has also resulted in large expenses for deferred taxes as required by GAAP.
FFO is defined by NAREIT as net earnings excluding the following items at our proportional share: i) gain (loss) on disposition of rental properties, divisions and other investments (net of tax); ii) non-cash charges for real estate depreciation and amortization; iii) impairment of depreciable real estate (net of tax); iv) extraordinary items (net of tax); and v) cumulative or retrospective effect of change in accounting principle (net of tax).
The table below reconciles net earnings (loss), the most comparable GAAP measure, to FFO, a non-GAAP measure.

	11 Months Ended	Years Ended
	December 31, 2013	January 31, 2013	January 31, 2012
	(in thousands)
Net earnings (loss) attributable to Forest City Enterprises, Inc.	$(5,307)	$36,425	$(86,486)
Depreciation and Amortization—Real Estate Groups (2)	335,597	301,437	281,704
Impairment of depreciable rental properties	95,372	35,304	54,211
Gain on disposition of full or partial interests in rental properties	(600,393)	(151,001)	(82,028)
Income tax expense (benefit) adjustments — current and deferred (3)
Gain on disposition of full or partial interests in rental properties	233,980	58,935	31,812
Impairment of depreciable rental properties	(36,988)	(13,692)	(21,024)
FFO	$22,261	$267,408	$178,189

FFO Per Share - Diluted
Numerator (in thousands):
FFO	$22,261	$267,408	$178,189
If-Converted Method (adjustments for interest, net of tax):
3.625% Puttable Senior Notes due 2014	—	4,438	4,438
5.000% Convertible Senior Notes due 2016	—	1,530	1,867
4.250% Convertible Senior Notes due 2018	—	9,107	4,882
3.625% Convertible Senior Notes due 2020	—	—	—
FFO for per share data	$22,261	$282,483	$189,376
Denominator
Weighted average shares outstanding—Basic	193,465,572	172,621,723	168,170,650
Effect of stock options, restricted stock and performance shares	1,584,402	1,081,949	821,739
Effect of convertible preferred stock	88,637	11,414,398	14,550,257
Effect of convertible debt	—	33,499,503	26,838,208
Effect of convertible Class A Common Units	3,646,755	3,646,755	3,646,755
Weighted average shares outstanding - Diluted (1)	198,785,366	222,264,328	214,027,609
FFO Per Share	$0.11	$1.27	$0.88

(1)
For the 11 months ended December 31, 2013, weighted-average shares issuable upon the conversion of convertible debt of 30,111,952 were not included in the computation of diluted FFO per share because their effect is anti-dilutive under the if-converted method. As a result, an adjustment to FFO for interest expense of $14,019,000 related to these securities is not required.

(2)	The following table provides detail of depreciation and amortization:

	11 Months Ended	Years Ended
	December 31, 2013	January 31, 2013	January 31, 2012
	(in thousands)
Full Consolidation	$273,054	$212,254	$192,009
Non-Real Estate	(4,474)	(3,365)	(3,247)
Real Estate Groups Full Consolidation	268,580	208,889	188,762
Real Estate Groups related to noncontrolling interest	(17,683)	(8,757)	(4,903)
Real Estate Groups Unconsolidated	71,769	77,834	67,855
Real Estate Groups Discontinued Operations	12,931	23,471	29,990
Real Estate Groups at our proportional share	$335,597	$301,437	$281,704
(3) The following table provides detail of income tax expense (benefit):

	11 Months Ended	Years Ended
	December 31, 2013	January 31, 2013	January 31, 2012
	(in thousands)
Income tax expense (benefit) on FFO
Operating Earnings
Current taxes	$(75,284)	$(59,439)	$(48,145)
Deferred taxes	(120,579)	46,824	(9,312)
Total income tax expense (benefit) on FFO	(195,863)	(12,615)	(57,457)

Income tax expense (benefit) on non-FFO
Gain on disposition of full or partial interests in rental properties
Current taxes	$81,925	$62,595	$49,984
Deferred taxes	152,055	(3,660)	(18,172)
Total gain on disposition of full or partial interests in rental properties	233,980	58,935	31,812

Impairment of depreciable rental properties
Deferred taxes	$(36,988)	$(13,692)	$(21,024)
Total income tax expense (benefit) on non-FFO	196,992	45,243	10,788
Grand Total	$1,129	$32,628	$(46,669)

Operating FFO
In addition to reporting FFO, we report Operating FFO as an additional measure of our operating performance. We believe it is appropriate to adjust FFO, as defined by NAREIT, for significant items driven by transactional activity and factors relating to the financial and real estate markets, rather than factors specific to the on-going operating performance of our properties. We use Operating FFO as an indicator of continuing operating results in planning and executing our business strategy. Operating FFO should not be considered to be an alternative to net earnings computed under GAAP as an indicator of our operating performance and may not be directly comparable to similarly titled measures reported by other companies.
We define Operating FFO as FFO, as defined by NAREIT, adjusted to exclude: i) activity related to our land held for divestiture (including impairment charges); ii) impairment of non-depreciable real estate; iii) write-offs of abandoned development projects; iv) income recognized on state and federal historic and other tax credits; v) gains or losses from extinguishment of debt; vi) change in fair market value of nondesignated hedges; vii) gains or losses on change in control of interests; viii) the adjustment to recognize rental revenues and rental expense using the straight-line method; ix) participation payments to ground lessors on refinancing of our properties; x) other transactional items; xi) The Nets pre-tax FFO; and xii) income taxes on FFO.

The table below reconciles FFO to Operating FFO.

	11 Months Ended	Years Ended
	December 31, 2013	January 31, 2013	January 31, 2012
	(in thousands)
FFO	$22,261	$267,408	$178,189
Net (gain) loss on land held for divestiture activity	5,324	33,463	157,313
Impairment of non-depreciable real estate	339,793	—	—
Write-offs of abandoned development projects and demolition costs	40,401	26,575	8,838
Tax credit income	(21,580)	(22,317)	(28,793)
(Gain) loss on extinguishment of debt	(4,451)	(6,740)	(7,583)
Change in fair market value of nondesignated hedges	4,055	(12,823)	(2,058)
Net gain on change in control of interests	(2,762)	(4,064)	—
Straight-line rent adjustments	(20,489)	(15,159)	(7,208)
Participation payments	2,801	1,716	1,812
Non-outlot land sales	(8,927)	(36,484)	(42,622)
Nets Pre-tax FFO	2,802	4,672	26,814
Income tax expense (benefit) on FFO	(195,863)	(12,615)	(57,457)
Operating FFO	$163,365	$223,632	$227,245

Operating FFO Per Share - Diluted
Numerator (in thousands):
Operating FFO	$163,365	$223,632	$227,245
If-Converted Method (adjustments for interest, pre-tax):
3.625% Puttable Senior Notes due 2014	2,083	7,250	7,250
5.00% Convertible Senior Notes due 2016	2,292	2,500	3,050
4.25% Convertible Senior Notes due 2018	13,635	14,877	7,975
3.625% Convertible Senior Notes due 2020	4,891	—	—
Operating FFO for per share data	$186,266	$248,259	$245,520

Denominator
Weighted average shares outstanding - Diluted (1)	228,897,318	222,264,328	214,027,609
Operating FFO Per Share	$0.81	$1.12	$1.15

(1)
Includes dilutive securities of 30,111,952 for the 11 months ended December 31, 2013, for the computation of Operating FFO per share because their effect is dilutive under the if-converted method, which securities were not included in the computation of diluted FFO per share because their effect was anti-dilutive.

Summary of Segment Operating Results – The following tables present a summary of revenues from real estate operations, operating expenses, interest expense and equity in earnings (loss) by segment. See discussion of these amounts by segment in the narratives following the tables.

	11 Months Ended		Years Ended
	December 31, 2013	December 31, 2012 (Unaudited)	January 31, 2013	January 31, 2012
	(in thousands)
Revenues from Real Estate Operations
Commercial Group	$573,544	$582,099	$636,534	$633,902
Commercial Group Land Sales	20,170	43,999	43,999	54,363
Residential Group	249,677	246,031	264,547	240,778
Arena	104,532	41,427	48,353	1,569
Land Development Group	50,349	49,769	54,634	44,420
Total Revenues from Real Estate Operations	$998,272	$963,325	$1,048,067	$975,032
Operating Expenses
Commercial Group	$324,340	$288,390	$322,321	$315,126
Cost of Commercial Group Land Sales	10,656	4,942	4,942	9,731
Residential Group	179,405	168,668	184,289	168,234
Arena	72,659	44,116	49,175	12,536
Land Development Group	33,737	44,924	48,055	47,506
Corporate Activities	45,021	49,094	52,450	52,585
Total Operating Expenses	$665,818	$600,134	$661,232	$605,718
Interest Expense
Commercial Group	$168,056	$153,944	$169,590	$157,412
Residential Group	32,409	18,154	18,680	29,200
Arena	34,220	(3,196)	(122)	(14,336)
Land Development Group	(320)	4,013	3,801	3,443
Corporate Activities	50,677	56,065	61,375	56,838
Total Interest Expense	$285,042	$228,980	$253,324	$232,557
Equity in Earnings (Loss)
Commercial Group	$22,710	$25,441	$26,472	$19,887
Gain on disposition or partial disposition of Commercial Group unconsolidated entities	68,430	16,107	16,107	—
Residential Group	20,717	12,772	12,111	10,482
Gain on disposition or partial disposition of Residential Group unconsolidated entities	—	34,959	34,959	12,567
Land Development Group	(1,230)	910	821	5,025
The Nets	(2,802)	(5,256)	(4,672)	(26,814)
Total Equity in Earnings (Loss)	$107,825	$84,933	$85,798	$21,147

Commercial Group
Revenues from Real Estate Operations – Revenues from real estate operations for the Commercial Group, including the group’s land sales, decreased by $32,384,000, or 5.2%, for the 11 months ended December 31, 2013 compared with the same period in the prior year. The variance is primarily attributable to the following decreases:

•	$49,287,000 related to the change from full consolidation method of accounting to equity method upon the formation of new joint ventures with an outside partner;

•	$40,000,000 related to the 2012 sale of an approximate 10 acre land parcel and air rights for development of a casino in downtown Cleveland, Ohio; and

•	$15,300,000 related to decreased occupancy at Ten MetroTech Center, One Pierrepont Plaza and Building P at Illinois Science and Technology Park in Skokie, Illinois.

These decreases were partially offset by the following increases:

•
$16,171,000 related to increases in commercial outlot land sales, primarily at an undeveloped project in Brooklyn, New York, which was partially offset by a decrease at Shops at Wiregrass in Tampa, Florida;

•	$14,482,000 related to new property openings as noted in the table below;

•	$5,530,000 due to 2013 lease termination fee income at One MetroTech Center, an office building in Brooklyn, New York;

•	$5,360,000 related to third party management and consulting fee income;

•	$4,858,000 due to an increase in tenant reimbursable revenue that is also included in operating expenses at multiple properties in the New York metropolitan area;

•	$4,242,000 primarily related to increased occupancy at One MetroTech Center and Two MetroTech Center, an office building in Brooklyn, New York; and

•
$1,573,000 related to the change from the equity method of accounting to full consolidation due to the acquisition of a partner's interest in two office buildings in Albuquerque, New Mexico in July 2012.

Revenues from real estate operations for the Commercial Group, including the group’s land sales, decreased by $7,732,000, or 1.1%, for the year ended January 31, 2013 compared with the same period in the prior year. The variance is primarily attributable to the following decreases:

•	$45,000,000 related to the 2011 sale of an approximate 6 acre land parcel and air rights for development of a casino in downtown Cleveland, Ohio;

•
$17,508,000 related to the change from full consolidation method of accounting to equity method upon the formation of a new joint venture in March 2011 with an outside partner in 15 retail properties in the Greater New York City metropolitan area;

•
$9,782,000 related to the change from full consolidation method of accounting to equity method upon the formation of a new joint venture in October 2011 with an outside partner at the Mall at Stonecrest in Atlanta, Georgia;

•
$7,914,000 related to the change from full consolidation method of accounting to equity method for 8 Spruce Street, an apartment community in Manhattan, New York, in 2011 due to recapitalization transactions. The revenue for 2011 prior to the conversion to equity method of accounting on July 1, 2011 relates to amounts earned on a construction contract with the New York City School Construction Authority for the construction of a school on the lower floors at 8 Spruce Street. This represents a reimbursement of costs that is included in operating expenses;

•	$4,522,000 related to decreased occupancy at Ten MetroTech Center; and

•
$5,364,000 related to decreases in commercial outlot land sales, primarily at Johns Hopkins – 855 North Wolfe Street in Baltimore, Maryland, Northfield at Stapleton in Denver, Colorado and Westchester’s Ridge Hill in Yonkers, New York, which were partially offset by an increase in commercial outlot land sales at Shops at Wiregrass.

These decreases were partially offset by the following increases:

•	$40,000,000 related to the 2012 sale of an approximate 10 acre land parcel and air rights for development of a casino in downtown Cleveland, Ohio;

•	$17,662,000 related to new property openings as noted in the table below;

•
$9,407,000 primarily related to increased occupancy at Two MetroTech Center, Johns Hopkins – 855 North Wolfe Street, an office building in Baltimore, Maryland and Victoria Gardens, a regional mall in Rancho Cucamonga, California;

•	$4,572,000 related to third party management and consulting fee income;

•
$2,250,000 related to the change from the equity method of accounting to full consolidation due to the acquisition of a partner's interest in two office buildings in Albuquerque, New Mexico in July 2012; and

•
$2,076,000 primarily related to increased parking revenue at Avenue at Tower City Center, a specialty retail center in Cleveland, Ohio, due to the opening of a casino in downtown Cleveland in May 2012.

Operating and Interest Expenses – Operating expenses for the Commercial Group, including costs associated with the group's land sales, increased $41,664,000, or 14.2%, for the 11 months ended December 31, 2013 compared with the same period in the prior year. The variance is primarily attributable to the following increases:

•
$9,230,000 related to increases in commercial outlot land sales, primarily at an undeveloped project in Brooklyn, New York, which were partially offset by a decrease in commercial outlot land sales at Shops at Wiregrass;

•	$5,300,000 related to new property openings as noted in the table below;

•	$4,858,000 due to an increase in tenant reimbursable expenses that are also included in revenues from real estate operations at multiple properties in the New York metropolitan area;

•	$3,864,000 related to increased real estate tax expense at New York Times, an office building in Manhattan, New York, due to a decrease in tax abatements; and

•	$2,314,000 related to expenditures associated with third party management and consulting fee arrangements.
These increases were partially offset by the following decreases:

•	$15,947,000 related to the change from full consolidation method of accounting to equity method upon the formation of new joint ventures with an outside partner; and

•	$3,516,000 related to the 2012 sale of an approximate 10 acre land parcel and air rights for development of a casino in downtown Cleveland, Ohio.
The remainder of the increase is primarily due to more development costs being expensed in 2013 compared with 2012 due to the reduced amount of our projects under active development, in addition to other miscellaneous fluctuations at our mature properties, including general operating activities.
Operating expenses for the Commercial Group, including costs associated with the group's land sales, increased $2,406,000, or 0.7%, for the year ended January 31, 2013 compared with the same period in the prior year. The variance is primarily attributable to the following increases:

•	$9,175,000 related to new property openings as noted in the table below;

•	$3,516,000 related to the 2012 sale of an approximate 10 acre land parcel and air rights for development of a casino in downtown Cleveland, Ohio; and

•	$1,954,000 related to increased real estate tax expense at New York Times due to a decrease in tax abatements.
These increases were partially offset by the following decreases:

•
$7,914,000 related to the change from full consolidation method of accounting to equity method for 8 Spruce Street in 2011. The operating expenses for 2011 prior to the conversion to equity method of accounting on July 1, 2011 relate to construction of a school at 8 Spruce Street. These costs are reimbursed by the New York City School Construction Authority and are included in revenues from real estate operations;

•
$5,980,000 related to the change from full consolidation method of accounting to equity method upon the formation of a new joint venture in March 2011 with an outside partner in 15 retail properties in the Greater New York City metropolitan area;

•
$5,927,000 related to decreases in commercial outlot land sales primarily at Johns Hopkins – 855 North Wolfe Street, Northfield at Stapleton, and Westchester’s Ridge Hill, which were partially offset by an increase in commercial outlot land sales at Shops at Wiregrass;

•
$3,863,000 related to the change from full consolidation method of accounting to equity method upon the formation of a new joint venture in October 2011 with an outside partner at the Mall at Stonecrest; and

•	$2,378,000 related to the 2011 sale of an approximate 6 acre land parcel and air rights for development of a casino in downtown Cleveland, Ohio.
Interest expense for the Commercial Group increased by $14,112,000, or 9.2%, for the 11 months ended December 31, 2013 compared with the same period in the prior year. This increase is primarily attributable to a reduction of capitalized interest on certain development projects and the opening of new properties, as noted in the table below, partially offset by the change from full consolidation method of accounting to equity method upon the formation of new joint ventures with an outside partner. Interest expense for the Commercial Group increased by $12,178,000, or 7.7%, for the year ended January 31, 2013 compared with the same period in the prior year. This increase is primarily attributable to the opening of new properties, as noted in the table below, partially offset by the change from full consolidation method of accounting to equity method upon the formation of new joint ventures with outside partners in 15 retail properties in the Greater New York City metropolitan area in 2011 and the Mall at Stonecrest in 2011.

The following table presents the increases in revenues and operating expenses for newly-opened properties for the 11 months ended December 31, 2013 compared with the same period in the prior year:

				11 Months Ended December 31, 2013 vs. 2012
Newly-Opened Properties	Location	Quarter-Year Opened	Square feet	Revenues from Real Estate Operations	Operating Expenses	Interest Expense
				(in thousands)
Retail Centers:
The Yards - Lumber Shed	Washington, D.C.	Q3-13	32,000	$205	$67	$(51)
The Yards - Boilermaker Shops	Washington, D.C.	Q4-12	39,000	725	645	569
Westchester's Ridge Hill	Yonkers, New York	Q2-2011/12	1,336,000	11,159	3,874	12,310
Office Building:
Johns Hopkins Parking Garage	Baltimore, MD	Q4-12	492,000	2,393	714	119
Total				$14,482	$5,300	$12,947
The following table presents the increases in revenues and operating expenses for newly-opened properties for the year ended January 31, 2013 compared with the same period in the prior year:

				Year Ended January 31, 2013 vs. 2012
Newly-Opened Properties	Location	Quarter-Year Opened	Square feet	Revenues from Real Estate Operations	Operating Expenses	Interest Expense
				(in thousands)
Retail Centers:
The Yards - Boilermaker Shops	Washington, D.C.	Q4-12	39,000	$5	$64	$22
Westchester's Ridge Hill	Yonkers, New York	Q2-2011/12	1,336,000	17,373	9,038	18,898
Office Building:
Johns Hopkins Parking Garage	Baltimore, MD	Q4-12	492,000	284	73	26
Total				$17,662	$9,175	$18,946
Comparable occupancy for the Commercial Group is 92.4% and 92.8% for retail and office, respectively, as of December 31, 2013 compared with 91.8% and 91.9%, respectively, as of January 31, 2013. Retail and office occupancy as of December 31 and January 31, 2013 is based on square feet leased at the end of the fiscal quarter. Comparable occupancy relates to properties opened and operated in both the 11 months ended December 31, 2013 and the year ended January 31, 2013.
As of December 31, 2013, the average base rent per square feet expiring for retail and office leases is $40.38 and $40.70, respectively. Square feet of expiring leases and average base rent per square feet are operating statistics that represent 100% of the square footage and base rental income per square foot from expiring leases.
We monitor retail and office leases expiring in the short to mid-term. Management’s plan to obtain lease renewals for expiring retail and office leases includes signing of lease extensions, if available, and active marketing for available or soon to be available space to new or existing tenants in the normal course of business.

Retail Centers
The following tables represent those new leases and gross leasable area (“GLA”) signed on the same space in which there was a former tenant and existing tenant renewals.

Regional Malls
Quarter	Number of Leases Signed	GLA Signed	Contractual Rent Per Square Foot (1)	Expired Rent Per Square Foot (1)	Cash Basis % Change over Prior Rent
Q1 2013	38	115,625	$54.92	$46.15
Q2 2013	26	70,059	$61.19	$52.67
Q3 2013	39	101,994	$56.90	$50.47
Stub Q4 2013 (2 months)	15	50,686	$58.41	$45.98
Total (11 months)	118	338,364	$57.26	$48.75	17.5%

Specialty Retail Centers
Quarter	Number of Leases Signed	GLA Signed	Contractual Rent Per Square Foot (1)	Expired Rent Per Square Foot (1)	Cash Basis % Change over Prior Rent
Q1 2013	9	51,398	$42.58	$35.44
Q2 2013	3	46,194	$42.03	$42.12
Q3 2013	4	33,643	$36.19	$42.09
Stub Q4 2013 (2 months)	3	4,905	$31.46	$30.24
Total (11 months)	19	136,140	$40.41	$39.16	3.2%

Office Buildings
The following table represents all new leases signed compared with terms of all expired leases in our office portfolio over the past 11 months. Changes in rent per square foot between all new and all expired leases are influenced by various factors, including but not limited to non-comparable markets, non-comparable buildings and varying quality of space within those buildings. Depending on the mix of new and expired leases, the percentage change in rent per square foot will vary accordingly.

Office Buildings
Quarter	Number of Leases Signed	Number of Leases Expired	GLA Signed	GLA Expired	Contractual Rent Per Square Foot (1)	Expired Rent Per Square Foot (1)	Cash Basis % Change over Prior Rent
Q1 2013	32	31	417,154	530,109	$52.33	$44.37
Q2 2013	26	21	343,641	140,287	$33.90	$30.15
Q3 2013	30	17	118,040	106,986	$19.07	$28.15
Stub Q4 2013 (2 months)	20	22	95,264	62,670	$18.21	$16.74
Total (11 months)	108	91	974,099	840,052	$38.58	$37.86	1.9%

Office Buildings by Product in Core and Non-Core Markets
	Number of Leases Signed	Number of Leases Expired	GLA Signed	GLA Expired	Contractual Rent Per Square Foot (1)	Expired Rent Per Square Foot (1)	Cash Basis % Change over Prior Rent
Products:
Life Science Office	8	13	278,877	288,885	$63.07	$52.93
Other Office	60	45	502,650	400,998	$32.37	$34.15
Total Office in Core Markets	68	58	781,527	689,883	$43.32	$42.01
Office in Non-Core Markets	40	33	192,572	150,169	$18.72	$18.80
Total	108	91	974,099	840,052	$38.58	$37.86	1.9%

(1)
Retail and Office contractual rent per square foot includes base rent and fixed additional charges for common area maintenance and real estate taxes as of rental commencement. Retail contractual rent per square foot also includes fixed additional marketing/promotional charges. For all expiring leases, contractual rent per square foot includes any applicable escalations.

Comparable NOI is an operating statistic defined as NOI from stabilized properties opened and operated in all periods presented net of noncontrolling interests. Comparable NOI is useful because it measures the performance of the same properties on a period-to-period basis and is used to assess operating performance and resource allocation of the operating properties within our strategic business units. While property dispositions, acquisitions or other factors can impact net earnings in the short term, we believe comparable NOI gives a more consistent view of the overall performance of our operating portfolio from quarter-to-quarter and year-to-year. The percentage change of comparable NOI over the same period in the prior year is as follows:

	11 Months Ended December 31, 2013	Year Ended January 31, 2013
Retail	3.6%	2.1%
Office (1)	(6.4)%	2.1%

(1)	Primarily due to decreased occupancy at One Pierrepont Plaza.

Residential Group
Revenues from Real Estate Operations – Included in revenues from real estate operations is fee income related to the development and construction management related to our military housing projects. Military housing fee income and related operating expenses may vary significantly from period to period based on the timing of development and construction activity at each applicable project. Revenues from real estate operations for the Residential Group increased by $3,646,000, or 1.5%, during the 11 months ended December 31, 2013 compared with the same period in the prior year. The variance is primarily attributable to the following increases:

•
$7,963,000 related to the change from equity method to full consolidation method of accounting for Uptown Apartments, an apartment community in Oakland, California, upon acquisition of our partner's ownership interest in 2013;

•	$4,041,000 related to new property openings as noted in the table below; and

•	$1,700,000 related to the sale of a land parcel in New Rochelle, New York.
These increases were partially offset by the following decreases:

•	$7,380,000 related to third party management fees and other fee income;

•
$6,931,000 related to military housing fee income from the management and development of units in our military housing portfolio (see the “Military Housing Fee Revenues” section below for further detail); and

•	$2,463,000 primarily related to decreased occupancy at Heritage, an apartment community in San Diego, California, as certain units were off-line during the refurbishment of the property.
Revenues from real estate operations for the Residential Group increased by $23,769,000, or 9.9%, during the year ended January 31, 2013 compared with the prior year. The variance is primarily attributable to the following increases:

•	$12,143,000 related to third party management fees and other fee income;

•
$4,918,000 primarily related to increased occupancy at Presidio Landmark, an apartment community in San Francisco, California, and Forest Trace, a supported-living apartment community in Lauderhill, Florida;

•	$4,915,000 related to new property openings as noted in the table below; and

•
$2,005,000 related to military housing fee income from the management and development of units in our military housing portfolio (see the “Military Housing Fee Revenues” section below for further detail).

These increases were partially offset by the following decrease:

•
$4,705,000 related to the change from full consolidation to equity method of accounting for DKLB BKLN, an apartment community in Brooklyn, New York, and 8 Spruce Street as a result of the recapitalization of these entities in July 2011.

Operating and Interest Expenses – Operating expenses for the Residential Group increased by $10,737,000, or 6.4%, during the 11 months ended December 31, 2013 compared with the same period in the prior year. The variance is primarily attributable to the following increases:

•	$3,293,000 related to the change from equity method to full consolidation method of accounting for Uptown Apartments in 2013;

•	$3,085,000 related to new property openings as noted in the table below; and

•	$1,669,000 related to costs associated with the sale of a land parcel in New Rochelle, New York.

These increases were partially offset by the following decreases:

•	$7,690,000 related to expenditures associated with third party management and consulting fee arrangements; and

•	$2,538,000 related to expenditures associated with the management and development of units in our military housing portfolio.
The remainder of the increase is primarily due to more development costs being expensed in 2013 compared with 2012 due to the reduced amount of our projects under active development and miscellaneous fluctuations at our mature properties, including general operating activities.
Operating expenses for the Residential Group increased by $16,055,000, or 9.5%, during the year ended January 31, 2013 compared with the prior year. This variance is primarily attributable to the following increases:

•	$12,206,000 related to expenditures associated with third party management and consulting fee arrangements; and

•	$1,511,000 related to new property openings as noted in the table below.
These increases were partially offset by the following decrease:

•	$4,790,000 related to the change from full consolidation to equity method of accounting for DKLB BKLN and 8 Spruce Street.
Interest expense for the Residential Group increased by $14,255,000, or 78.5%, during the 11 months ended December 31, 2013 compared with the same period in the prior year. This increase is primarily attributable to mark-to-market adjustments on non-designated interest rate swaps. Interest expense for the Residential Group decreased by $10,520,000, or 36.0%, during the year ended January 31, 2013 compared with the same period in the prior year. This decrease is primarily attributable to mark-to-market adjustments on non-designated interest rate swaps, partially offset by the opening of new properties as noted in the table below.
The following table presents the increases (decreases) in revenues from real estate operations, operating expenses and interest expense for newly-opened properties for the 11 months ended December 31, 2013 compared with the same period in the prior year:

				11 Months Ended December 31, 2013 vs. 2012
Property	Location	Quarter-Year Opened	Units	Revenues from Real Estate Operations	Operating Expenses	Interest Expense
				(in thousands)
Aster Conservatory Green	Denver, Colorado	Q3-2013	352	$151	$443	$(391)
1111 Stratford	Stratford, Connecticut	Q3-2013	128	38	251	(191)
The Continental	Dallas, Texas	Q1-2013	203	997	1,735	2,014
Botanica Eastbridge	Denver, Colorado	Q3-2012	118	1,301	508	480
Aster Town Center	Denver, Colorado	Q1-2012/Q2-2012	85	616	53	238
Foundry Lofts	Washington, D.C.	Q4-2011	170	938	95	(41)
Total				$4,041	$3,085	$2,109
The following table presents the increases (decreases) in revenues from real estate operations, operating expenses and interest expense for newly-opened properties for the year ended January 31, 2013 compared with the same period in the prior year:

				Year Ended January 31, 2013 vs. 2012
Property	Location	Quarter-Year Opened	Units	Revenues from Real Estate Operations	Operating Expenses	Interest Expense
				(in thousands)
Botanica Eastbridge	Denver, Colorado	Q3-2012	118	$119	$262	$7
Aster Town Center	Denver, Colorado	Q1-2012/Q2-2012	85	672	475	146
Foundry Lofts	Washington, D.C.	Q4-2011	170	4,124	774	2,960
Total				$4,915	$1,511	$3,113
Comparable economic occupancy for the Residential Group is 94.7% and 94.5% for the 11 months ended December 31, 2013 and the year ended January 31, 2013, respectively. Economic residential occupancy is calculated by dividing gross potential rent less vacancy by gross potential rent. Gross potential rent (“GPR”) is calculated based on actual rents per lease agreements for occupied apartment units and at market rents for vacant apartment units. Market rental rates are determined using a variety of factors which include availability of specific apartment unit types (one bedroom, two bedroom, etc.), seasonality factors and rents offered by competitive properties for similar apartment types in the same geographic market. Comparable economic occupancy relates to stabilized properties that operated in both the 11 months ended December 31, 2013 and year ended January 31, 2013.

The percentage change of comparable NOI over the same period in the prior year is as follows:

	11 Months Ended December 31, 2013	Year Ended January 31, 2013
Residential	4.7%	7.3%
The following tables present leasing information of our Apartment Communities. Prior period amounts may differ from data as reported in previous quarters since the properties that qualify as comparable change from period to period.

Quarterly Comparison		Monthly Average Residential Rental Rates (2)			Economic Residential Occupancy
	Leasable Units at Pro-Rata % (3)	Two Months	Three Months		Two Months	Three Months
		Ended	Ended		Ended	Ended
Comparable Apartment Communities(1)		December 31, 2013	January 31, 2013	% Change	December 31, 2013	January 31, 2013	% Change
Core Markets	7,956	$1,743	$1,676	4.0%	94.9%	95.0%	(0.1)%
Non-Core Markets	8,945	$971	$955	1.7%	93.7%	93.7%	—
Total Comparable Apartments	16,901	$1,334	$1,294	3.1%	94.5%	94.5%	—

Year-to Date Comparison		Monthly Average Residential Rental Rates (2)			Economic Residential Occupancy
	Leasable Units at Pro-Rata % (3)
		11 Months Ended	Year Ended		11 Months Ended	Year Ended
Comparable Apartment Communities(1)		December 31, 2013	January 31, 2013	% Change	December 31, 2013	January 31, 2013	% Change
Core Markets	7,709	$1,699	$1,631	4.2%	95.2%	95.1%	0.1%
Non-Core Markets	8,945	$958	$937	2.2%	94.1%	93.6%	0.5%
Total Comparable Apartments	16,654	$1,301	$1,258	3.4%	94.7%	94.5%	0.2%

Sequential Quarter Comparison		Monthly Average Residential Rental Rates (2)			Economic Residential Occupancy
	Leasable Units at Pro-Rata % (3)	Two Months	Three Months		Two Months	Three Months
		Ended	Ended		Ended	Ended
Comparable Apartment Communities(1)		December 31, 2013	January 31, 2013	% Change	December 31, 2013	January 31, 2013	% Change
Core Markets	8,628	$1,823	$1,799	1.3%	94.8%	95.3%	(0.5)%
Non-Core Markets	9,252	$965	$959	0.6%	93.7%	94.3%	(0.6)%
Total Comparable Apartments	17,880	$1,379	$1,365	1.0%	94.4%	95.0%	(0.6)%

(1)
Includes apartment communities completely opened and operated in the periods presented. These apartment communities include units leased at affordable apartment rates which provide a discount from average market rental rates. For the two months ended December 31, 2013, 18.9% of leasable units in core markets and 3.5% of leasable units in non-core markets were deemed affordable housing units. Excludes all military and limited-distribution subsidized senior housing units.

(2)	Represents gross potential rent less concessions.

(3)	Leasable units at pro-rata represent our share of total leasable units at the apartment community.
Military Housing Fee Revenues – Property management and asset management fees are earned based on a contractual percentage of the annual net rental income and annual operating income, respectively, generated by the military housing privatization projects as defined in the agreements. Additional property management incentive fees are recognized based upon successful completion of criteria as set forth in the property management agreements. Property management, management incentive and asset management fees of $17,372,000 and $16,762,000 were recognized during the 11 months ended December 31, 2013 and 2012, respectively, and $18,203,000 and $17,456,000 were recognized during the years ended January 31, 2013 and 2012, respectively, which were recorded in revenues from real estate operations.
Development fees are earned based on a contractual percentage of the actual development costs incurred. Additional development incentive fees are recognized based upon successful completion of criteria, such as incentives to realize development cost savings, encourage small and local business participation, comply with specified safety standards and other project management incentives as specified in the development agreements. Development and development incentive fees of $28,933,000 and $35,906,000 were recognized during the 11 months ended December 31, 2013 and 2012, respectively, and $39,475,000 and $35,323,000 were recognized during the years ended January 31, 2013 and 2012, respectively, which were recorded in revenues from real estate operations.
Construction management fees are earned based on a contractual percentage of the actual construction costs incurred. Additional construction incentive fees are recognized based upon successful completion of certain criteria as set forth in the construction contracts. Construction and incentive fees of $585,000 and $1,153,000 were recognized during the 11 months ended December 31, 2013 and 2012, respectively, and $1,264,000 and $4,158,000 were recognized during the years ended January 31, 2013 and 2012, respectively, which were recorded in revenues from real estate operations.

Arena
Revenues from Real Estate Operations – Revenues from real estate operations for the Arena increased by $63,105,000 for the 11 months ended December 31, 2013 compared with the same period in the prior year and by $46,784,000 for the year ended January 31, 2013 compared with the same period in the prior year. The increases are attributable to the grand opening of the Arena, which occurred on September 28, 2012.
Operating and Interest Expenses – Operating expenses for the Arena increased by $28,543,000 for the 11 months ended December 31, 2013 compared with the same period in the prior year and by $36,639,000 for the year ended January 31, 2013 compared with the same period in the prior year. These increases are attributable to the grand opening of the Arena.
Interest expense for the Arena increased by $37,416,000 for the 11 months ended December 31, 2013 compared with the same period in the prior year and by $14,214,000 for the year ended January 31, 2013 compared with the same period in the prior year. The increases are due to the cessation of capitalized interest upon the completion of construction and the grand opening of the Arena.
Land Development Group
Activity reported in the Land Development Group in 2013 and 2012 primarily relates to our Stapleton project in Denver, Colorado. Activity reported in the Land Development Group in 2011 includes the activity of our Stapleton project as well as various other land projects now classified as land held for divestiture.
Revenues from Real Estate Operations – Revenues from real estate operations for the Land Development Group increased by $580,000 for the 11 months ended December 31, 2013 compared with the same period in the prior year.
Revenues from real estate operations for the Land Development Group increased by $10,214,000 for the year ended January 31, 2013 compared with the same period in the prior year. This variance is attributable to higher land sales at Stapleton partially offset by lower land sales at various land development projects previously reported in Land Development Group revenues as discussed above.
Operating and Interest Expenses – Operating expenses for the Land Development Group decreased by $11,187,000 for the 11 months ended December 31, 2013 compared with the same period in the prior year. This variance is primarily attributable to lower general and administrative expenses substantially as a result of the land divestiture efforts in 2012.
Operating expenses for the Land Development Group increased by $549,000 for the year ended January 31, 2013 compared with the same period in the prior year.
Interest expense for the Land Development Group decreased by $4,333,000 for the 11 months ended December 31, 2013 compared with the same period in the prior year and increased by $358,000 during the year ended January 31, 2013 compared with the same period in the prior year. The decrease in 2013 from the prior year's period was primarily due to reduced interest allocations from the Corporate Activities segment.
Net Gain (Loss) on Land Held for Divestiture Activity and Net Gain (Loss) on Land Held for Divestiture Activity of Unconsolidated Entities
See Note L – Land Held for Divestiture in the Notes to Consolidated Financial Statements in Item 8 of this Form 10-KT for detailed information.
The Nets
The amount of equity in loss, net of noncontrolling interests, was $2,802,000, $5,256,000, $4,672,000 and $26,814,000 for the 11 months ended December 31, 2013 and 2012 and the years ended January 31, 2013 and 2012, respectively. The decreases in allocated losses in 2013 compared with 2012 and in 2012 compared with 2011 are primarily due to impacts of our funding commitments as discussed in "The Nets" section in Item 1 of this Form 10-KT.
Corporate Activities
Operating and Interest Expenses – Operating expenses for Corporate Activities decreased by $4,073,000 for the 11 months ended December 31, 2013 compared with the same period in the prior year. The decrease was attributed to decreased compensation, benefits and other payroll-related costs.
Operating expenses decreased $135,000 for the year ended January 31, 2013 compared with the same period in the prior year.
Interest expense decreased by $5,388,000 for the 11 months ended December 31, 2013 compared with the same period in the prior year as a result of a significant reduction in the outstanding principal amount of our senior notes. Interest decreased on our 2017 Senior Notes redeemed in August 2013, our 2014 Senior Notes exchanged in April 2013, put to us in May and June 2013 and redeemed in November 2013, our 2015 Senior Notes redeemed in March 2013 and our 2034 Senior Notes redeemed in October 2013. These decreases were partially offset by increased interest on our 2020 Senior Notes issued in July 2013 and reduced interest allocations to the Land Development Group.

Interest expense increased by $4,537,000 for the year ended January 31, 2013 compared with the same period in the prior year. The increase is primarily a result of interest on $350,000,000 principal amount of 4.250% Convertible Senior Notes due 2018 ("2018 Senior Notes") issued in July 2011 and interest on $125,000,000 principal amount of our 2034 Senior Notes issued in July 2012, offset by decreased interest on the $125,000,000 principal amount of our 2015 Senior Notes redeemed in August 2012 and lower interest expense on corporate interest rate swaps due to reduction in the strike rate of the active swaps compared with the prior period.

Other Activity
The following items are discussed on a consolidated basis.
Interest and Other Income
Interest and other income was $52,283,000, $45,545,000 and $46,103,000 for the 11 months ended December 31, 2013 and the years ended January 31, 2013 and 2012, respectively. The increase for the 11 months ended December 31, 2013 compared with the year ended January 31, 2013 is primarily related to the sale of our fiber optics network at University Park in Cambridge, Massachusetts, partially offset by a decrease in the income recognition on the sale of state and federal historic preservation tax credits, Brownfield tax credits and new market tax credits. The decrease for the year ended January 31, 2013 compared with the same period in the prior year is primarily related to a decrease in the income recognition on the sale of state and federal historic preservation tax credits and new market tax credits.
Net Gain on Change in Control of Interests
Net gain on change in control of interests was $2,762,000 for the 11 months ended December 31, 2013 compared with $8,351,000 for the year ended January 31, 2013. The amount for 2013 relates to the acquisition of our partner's ownership interest in Uptown Apartments. The amount for 2012 relates to the acquisition of our partner's ownership interest in two office buildings in Albuquerque, New Mexico.
Equity in Earnings of Unconsolidated Entities
Equity in earnings of unconsolidated entities was $107,825,000 for the 11 months ended December 31, 2013 and $84,933,000 for the same period in the prior year, representing an increase of $22,892,000. The variance is primarily attributable to the following increases:

-	Commercial Group

•
$42,860,000 related to the 2013 gains on disposition of our unconsolidated investment in Liberty Center, Marketplace at Riverpark, a specialty retail center in Fresno, California, and Westin Convention Center;

•	$27,080,000 related to the 2013 gain on disposition of partial interest of our unconsolidated investment in Charleston Town Center, a regional mall in Charleston, West Virginia; and

•	$5,753,000 related to the change from full consolidation method of accounting to equity method upon the formation of new joint ventures in 2013 with an outside partner.

-	Residential Group

•	$3,992,000 related to the 2013 change from equity method to full consolidation method of accounting for Uptown Apartments upon the acquisition of our partner's ownership interest.

-	The Nets

•	$2,454,000 related to a 2013 decrease in allocated losses from our equity investment in The Nets.
These increases were partially offset by the following decreases:

-	Residential Group

•	$34,959,000 related to the 2012 gain on disposition of partial interest in 8 Spruce Street.

-	Commercial Group

•	$16,107,000 related to the 2012 gains on disposition of our unconsolidated investment in Village at Gulfstream Park and Chagrin Plaza I and II, office buildings in Beachwood, Ohio; and

•	$1,510,000 related to the 2013 loss on disposition of our unconsolidated investment in Plaza at Robinson Town Center.

-	Land Development Group

•	$2,970,000 related to deferred revenue recognition in 2012 at Central Station, a mixed-use land development project in downtown Chicago, Illinois, upon the sale of the underlying land.

Equity in earnings of unconsolidated entities was $85,798,000 for the year ended January 31, 2013 and $21,147,000 for the year ended January 31, 2012, representing an increase of $64,651,000. The variance is primarily attributable to the following increases:

-	Residential Group

•	$34,959,000 related to the 2012 gain on disposition of partial interest in 8 Spruce Street.

-	The Nets

•	$22,142,000 related to a 2012 decrease in allocated losses from our equity investment in The Nets.

-	Commercial Group

•	$16,107,000 related to the 2012 gains on disposition of our unconsolidated investment in Village at Gulfstream Park and Chagrin Plaza I and II; and

•
$3,381,000 related to the change from full consolidation method of accounting to equity method upon the formation of a new joint venture in 2011 with an outside partner in 15 retail properties in the Greater New York City metropolitan area.

-	Land Development Group

•	$2,970,000 related to deferred revenue recognition in 2012 at Central Station upon the sale of the underlying land.
These increases were partially offset by the following decreases:

-	Residential Group

•
$12,567,000 related to the 2011 gains on disposition of our partnership interest in Metropolitan Lofts, an apartment community in Los Angeles, California, and Twin Lake Towers, an apartment community in Denver, Colorado; and

•	$2,678,000 related to a 2012 increase in allocated losses from our equity investment in Uptown Apartments.
Amortization of Mortgage Procurement Costs
We amortize mortgage procurement costs over the term of the related nonrecourse mortgage debt and notes payable. For the 11 months ended December 31, 2013 and the years ended January 31, 2013 and 2012, we recorded amortization of mortgage procurement costs of $8,375,000, $10,966,000 and $10,765,000, respectively. Amortization of mortgage procurement costs decreased $2,591,000 for the 11 months ended December 31, 2013 compared with the year ended January 31, 2013 and increased $201,000 for the year ended January 31, 2013 compared with the same period in the prior year. The decrease for the 11 months ended December 31, 2013 compared with the year ended January 31, 2013 is primarily related to one less month of activity in the transition period combined with the overall reduction in nonrecourse mortgages through our deleveraging efforts.
Gain on Extinguishment of Debt
See Note U – Gain on Extinguishment of Debt in the Notes to Consolidated Financial Statements in Item 8 of this Form 10-KT for detailed information.
Impairment of Real Estate, Impairment of Unconsolidated Entities and Write-Off of Abandoned Development Projects and Demolition Costs
See Note T – Impairment of Real Estate, Impairment of Unconsolidated Entities and Write-Off of Abandoned Development Projects and Demolition Costs in the Notes to Consolidated Financial Statements in Item 8 of this Form 10-KT for detailed information.
Depreciation and Amortization
We recorded depreciation and amortization expense of $273,054,000, $212,254,000 and $192,009,000 for the 11 months ended December 31, 2013 and the years ended January 31, 2013 and 2012, respectively, which is an increase of $60,800,000, or 28.6%, and an increase of $20,245,000, or 10.5%, compared with the same periods in the prior years. The increase for the 11 months ended December 31, 2013 compared with the year ended January 31, 2013 is primarily attributable to accelerated depreciation expense of $45,500,000 related to Ten MetroTech Center, based on the decision to demolish the building, during the 11 months ended December 31, 2013. In addition, the increase is attributable to new property openings, primarily Barclays Center of $24,342,000 and Westchester's Ridge Hill, a mixed-use retail project in Yonkers, New York, of $7,001,000. The remaining decrease is primarily the result of reporting 11 months of depreciation and amortization expense in 2013 compared with a year in 2012.
The increase for the year ended January 31, 2013 compared with the prior year is primarily attributable to new property openings.
Net Gain on Disposition of Partial Interests in Rental Properties
See Note M – Net Gain on Disposition of Partial Interests in Rental Properties in the Notes to Consolidated Financial statements in Item 8 of this Form 10-KT for additional information.

Discontinued Operations
See Note V – Discontinued Operations and Gain (Loss) on Disposition of Rental Properties in the Notes to Consolidated Financial Statements in Item 8 of this Form 10-KT for detailed information.

FINANCIAL CONDITION AND LIQUIDITY
Multi-family rental properties continue to perform well throughout the majority of the United States. Other types of commercial real estate are improving but to varying degrees depending on the product type and the geographic market. Access to bank credit and capital have continued to improve with banks and permanent lenders originating new loans for real estate projects, particularly as their existing portfolio loans get paid off. Originations of new loans for commercial mortgage backed securities have continued to improve as well. Although underwriting standards have begun to loosen, lenders continue favoring high quality operating assets in strong markets. While banks continue to originate construction loans for multifamily projects, construction loans for office or retail projects remain difficult to obtain, unless the project has substantial pre-leasing in place or higher than historical equity commitments from the company.
Our principal sources of funds are cash provided by operations, including land sales, our bank revolving credit facility, nonrecourse mortgage debt and notes payable, dispositions of operating properties or development projects through sales or equity joint ventures, proceeds from the issuance of senior notes, proceeds from the issuance of common or preferred equity and other financing arrangements. We have consistently disposed of properties in an effort to recycle capital and reposition our portfolio. Over the last ten years, we have generated cash proceeds from sales and/or disposition of partial interests in rental properties that averaged in excess of $100,000,000 per year. Given the diversity of our portfolio by market and product type, we believe that the market for property dispositions will continue to be available. The current market should allow us to continue our ongoing strategy to recycle capital and reposition the portfolio through property sales or equity joint ventures.
Our strategic plan drives our capital strategy and business focus on core products located in core markets. In order to achieve our strategic goals, we have a detailed process of evaluating each individual asset in our operating and development portfolio to identify those having the best opportunity to provide capital through full or partial sale in conjunction with our strategy of focusing on our core products and markets. This process may result in reductions to estimated holding periods and the total estimated undiscounted cash flows used for impairment calculations on our individual consolidated real estate assets. In some cases, this may result in estimated undiscounted cash flows being less than the carrying value of the consolidated asset and necessitating an impairment charge to write down the asset to its estimated fair value.
In addition, our capital strategy includes potentially entering into equity joint ventures that can provide capital through the sales of partial interests of operating properties or reduce our equity requirements and development risk on our development opportunities. Entering into these joint ventures could result in us granting joint control or losing control of the asset and, accordingly, the asset would no longer be consolidated. Upon deconsolidation, our investment balance in the joint venture would be compared to estimated fair value and recorded at the lesser of fair value or book value. Additionally, evaluation for other than temporary impairment on a quarterly basis would be required. This could result in future impairments, some of which could be significant that would not otherwise be required if the real estate asset remained consolidated.
We are in the process of developing Brooklyn Atlantic Yards, which is comprised of two phases. Phase I is comprised of the Arena and eight buildings totaling approximately 3.4 million square feet. Phase II consists of seven buildings totaling approximately 3.3 million square feet.
Substantial additional costs for rail yard and infrastructure improvements will be required to proceed with Phase II. During October 2013, the December 31, 2013 deadline to commence construction on the permanent rail yard and to post the completion guaranty for such work was extended to June 30, 2014. If we choose to begin construction on the permanent rail yard by June 30, 2014, it must be substantially complete by September 1, 2016. We have previously provided an $86,000,000 letter of credit to the Metropolitan Transit Authority ("MTA") as collateral for construction of the permanent rail yard. In order to construct the aforementioned seven buildings in Phase II, we will be required to construct a platform over the new permanent rail yard. Alternatively, if we choose not to commence construction on the permanent rail yard by June 30, 2014, the MTA may assert that we are in default of various MTA project agreements and pursue a draw down of our $86,000,000 letter of credit. A default under the MTA agreements would also result in our loss of approximately 3.3 million square feet of development rights for Phase II resulting in a significant charge related to abandonment of this development opportunity.

On December 16, 2013, we entered into a definitive agreement with Greenland Group Co., a Chinese state-owned enterprise (“Greenland”) for a joint venture to develop the Brooklyn Atlantic Yards project. The joint venture will execute on the remaining development rights, including the infrastructure and vertical construction of the residential units, but excludes Barclays Center and the under construction B2 BKLYN apartment community. Under the joint venture, Greenland will acquire 70% of the project, co-develop the project with us and share in the entire project costs going forward at the same percentage interest. If effectuated, the joint venture will develop the project consistent with the approved master plan. All due diligence by Greenland has been completed and no other significant contingencies preventing the transaction from closing remain. The agreement is subject to necessary regulatory approvals but it is expected that all approvals will be received, allowing the transaction to close in mid-2014. We have analyzed the agreement and determined that, upon closing, the joint venture will be accounted for on the equity method of accounting, resulting in the deconsolidation of our investment in Brooklyn Atlantic Yards and its allocation of the site acquisition costs. Based on the facts described above, we estimate it is likely the transaction will close and the asset will be sold. As a result, we have classified the assets and liabilities as held for sale on our consolidated balance sheet as of December 31, 2013 and recorded the asset at estimated fair value less costs to sell, resulting in an impairment of $289,864,000 ($242,417,000, net of noncontrolling interest) recorded during the two months ended December 31, 2013. Additionally, upon closing, evaluation on a quarterly basis for other than temporary impairment of our equity method investment will be required. This could result in future impairments of our equity method investment. The closing of this transaction will significantly reduce our equity requirements for the full build-out of this project thereby reducing our development risk and improving our future liquidity.
Our principal uses of funds are the financing of our real estate operating and development projects, capital expenditures for our existing operating portfolio, and principal and interest payments on our nonrecourse mortgage debt and notes payable, bank revolving credit facility and senior notes.
Our primary capital strategy seeks to isolate the operating and financial risk at the property level to maximize returns and reduce risk on and of our equity capital. As such, substantially all of our operating and development properties are separately encumbered with nonrecourse mortgage debt or notes payable. Nonrecourse mortgage debt or notes payable provides protection by allowing the lender to commence foreclosure proceedings on the single collateralized asset in the event of a default. We do not cross-collateralize our mortgage debt and notes payable outside of a single identifiable project. We operate as a C-corporation and retain substantially all of our internally generated cash flows. This cash flow, together with refinancing and property sale proceeds, has historically provided us with the necessary liquidity to take advantage of investment opportunities. The economic downturn and its impact on the lending and capital markets reduced our ability to finance development and acquisition opportunities and also modified the required rates of return to make new investment opportunities appealing. As a result of these market changes, we have established limitations on entering into new development activities.
We continue to make progress on certain other pre-development projects, primarily multifamily projects located in core markets. The cash that we believe is required to fund our equity in projects under construction and development plus any cash necessary to extend or pay down our 2014 debt maturities is anticipated to exceed our cash from operations. As a result, we intend to extend maturing debt or repay it with net proceeds from property sales, equity joint ventures, borrowings on our bank revolving credit facility or future debt or equity financing.
During the 11 months ended December 31, 2013, we closed several transactions which strengthened our balance sheet by increasing liquidity, addressing certain near term maturities of our senior notes and reducing total debt and preferred equity resulting in lower future fixed charges for interest and preferred dividends.

•
We generated net cash proceeds of $256,007,000, net of distributions to noncontrolling interests, through the sale of non-core operating assets primarily related to the sale of Millender Center, an apartment community in Detroit, Michigan, Higbee Building, an office building in Cleveland, Ohio, Orchard Town Center, a regional mall in Westminster, Colorado, and Sheraton Station Square, a hotel, Liberty Center, an unconsolidated office building, Westin Convention Center, an unconsolidated hotel, and Plaza at Robinson Town Center, an unconsolidated specialty retail center, all located in Pittsburgh, Pennsylvania.

•	In November 2013, we redeemed the remaining $1,114,000 principal amount of our 3.625% Puttable Equity-Linked Senior Notes due 2014 ("2014 Senior Notes") at par value.

•
In October 2013, we redeemed all of the outstanding $225,000,000 principal amount of our 7.375% Senior Notes due 2034 at par value using the proceeds from the formation of joint ventures with various affiliated entities of QIC, one of the largest institutional investment managers in Australia, as discussed below.

•
In 2013, we closed an agreement with affiliated entities of QIC to create joint ventures at eight (seven in September 2013 and one in December 2013) regional retail malls, six of which were formerly wholly owned and two of which were partially owned by us. We contributed our ownership interests in each of the eight properties into the joint ventures for a 51% ownership interests in the joint ventures and QIC contributed cash and assumed $477,100,000 of nonrecourse mortgage debt, which represented 49% of the joint venture's nonrecourse mortgage debt, for its 49% ownership interests. Prior to admitting the outside partners, we acquired the noncontrolling interest in two of the regional malls utilizing proceeds from an earlier refinancing of one of the properties to partially fund the acquisitions. The combination of the earlier refinancing, acquisition of noncontrolling interests and the joint venture agreements resulted in cash liquidity of approximately $350,000,000, net of transaction costs.

•
In August 2013, we redeemed all of the outstanding $132,144,000 principal amount of our 6.500% Senior Notes due 2017 at par value using the proceeds from the issuance of our 3.625% Convertible Senior Notes due 2020 ("2020 Senior Notes").

•	In July 2013, we issued, at par, $300,000,000 aggregate principal amount of our 2020 Senior Notes in a private placement.

•
On May 31, 2013, we issued a put termination notice to the noteholders to put their 2014 Senior Notes to us. As of July 12, 2013, the last settlement date, $60,033,000 aggregate principal amount of the 2014 Senior Notes were put, for which noteholders received 4,128,806 shares of our Class A common stock and cash payments totaling $1,088,000 for interest payable to October 15, 2013 and in lieu of fractional shares.

•
In April 2013, we entered into separate, privately negotiated exchange agreements whereby we exchanged $138,853,000 in aggregate principal of our 2014 Senior Notes for 9,549,721 shares of Class A common stock and a cash payment of $4,860,000 for additional exchange consideration, accrued interest and in lieu of fractional shares.

•	In March 2013, we redeemed all of the outstanding $53,253,000 principal amount of our outstanding 7.625% Senior Notes due 2015 at par value.

•
In February 2013, we entered into a Fourth Amended and Restated Credit Agreement and a Fourth Amended and Restated Guaranty of Payment of Debt (as amended to the date hereof, collectively, the “Credit Facility”). The amendment extended the maturity date to February 2016, subject to a one year extension upon the satisfaction of certain conditions, reduced the interest rate spread on the London Interbank Offered Rate ("LIBOR") option by 25 basis points to 3.50% and removed the prior LIBOR floor of 100 basis points. The amendment also increased available borrowings to $465,000,000, subject to certain reserve commitments to be established, as applicable, on certain dates to be used to retire certain of our senior notes that come due during the term of the amendment and provided an accordion provision allowing us to increase our total available borrowings to $500,000,000 upon satisfaction of certain conditions set forth in the Credit Facility. In July 2013, we met the conditions to exercise the accordion provision increasing our total available borrowings from $465,000,000 to $500,000,000.

•
In February 2013, we announced our intention to redeem all of our outstanding shares of Series A preferred stock on March 15, 2013. From January 31, 2013 to March 14, 2013, 109,768 shares of Series A preferred stock were converted by holders into 362,990 shares of Class A common stock in accordance with the original terms of the Series A preferred stock. On March 15, 2013, we redeemed the remaining 101,270 shares of Series A preferred stock for approximately $5,100,000, the aggregate amount of liquidation preference plus the dividend that was due and payable on March 15, 2013.

As of December 31, 2013, we have no remaining preferred stock outstanding and all of the remaining outstanding senior notes are convertible into Class A common Stock based on conversion prices ranging from $13.91 to $24.21 per Class A common share.
We continue to explore various options to strengthen our balance sheet and enhance our liquidity, but can give no assurance that we can accomplish any of these other options on terms favorable to us or at all. If we cannot enhance our liquidity, it could adversely impact our growth and result in further curtailment of development activities.
We have no nonrecourse mortgages that were in default as of December 31, 2013.
As of December 31, 2013 we had $839,972,000 of nonrecourse mortgage financings with scheduled maturities during the year ending December 31, 2014, of which $33,632,000 represents regularly scheduled amortization payments. Subsequent to December 31, 2013, we have addressed $137,715,000 of these maturities through closed transactions and commitments. We are currently in negotiations to refinance and/or extend the remaining $668,625,000 of nonrecourse debt, which includes $465,000,000 encumbering Westchester’s Ridge Hill, a mixed-use retail project in Yonkers, New York, scheduled to mature during the year ending December 31, 2014. We cannot give assurance as to the ultimate result of these negotiations. As with all nonrecourse mortgages, if we are unable to negotiate an extension or otherwise refinance the mortgage, we could go into default and the lender could commence foreclosure proceedings on the single collateralized asset, which would likely result in an impairment which could be significant.
As of December 31, 2013, we had three nonrecourse mortgages greater than five percent of our total nonrecourse mortgage debt and notes payable. The mortgages, encumbering New York Times, an office building in Manhattan, New York, Westchester’s Ridge Hill, and Barclays Center, a sports and entertainment arena in Brooklyn, New York, have outstanding balances of $640,000,000, $465,000,000 and $395,127,000, respectively, at December 31, 2013.
As of December 31, 2013, our share of nonrecourse mortgage debt and notes payable recorded on our unconsolidated subsidiaries amounted to $2,412,251,000 of which $264,685,000 ($30,724,000 represents scheduled principal payments) was scheduled to mature during the year ending December 31, 2014. Negotiations are ongoing on the 2014 maturities, but we cannot give assurance that we will obtain these financings on favorable terms or at all.

Financial Covenants
Our Credit Facility contains certain restrictive financial covenants. A summary of the key financial covenants as defined in the agreement, all of which we are compliant with at December 31, 2013, follows:

	Requirement	As of
	Per Agreement	December 31, 2013
	(dollars in thousands)
Credit Facility Financial Covenants
Debt Service Coverage Ratio	1.40x	1.60x
Debt Yield Ratio	>9%	11.57%
Cash Flow Coverage Ratio	2.75x	3.62x
Total Development Ratio	<17%	7.82%
Minimum Consolidated Shareholders’ Equity, as defined	$2,320,175	$3,738,475
Bank Revolving Credit Facility
See Note G – Bank Revolving Credit Facility in the Notes to Consolidated Financial Statements in Item 8 of this Form 10-KT for additional information.
Senior and Subordinated Debt
See Note H – Senior and Subordinated Debt in the Notes to Consolidated Financial Statements in Item 8 of this Form 10-KT for additional information.
Nonrecourse Debt Financings
We use taxable and tax-exempt nonrecourse debt for our real estate projects. Substantially all of our operating and development properties are separately encumbered with nonrecourse mortgage debt, which in some limited circumstances is supplemented by nonrecourse notes payable (collectively “nonrecourse debt”). For real estate projects financed with tax-exempt debt, we generally utilize variable-rate debt. For construction loans, we generally pursue variable-rate financings with maturities ranging from two to five years. For those real estate projects financed with taxable debt, we generally seek long-term, fixed-rate financing for those operating projects whose loans mature or are projected to open and achieve stabilized operations.
We are actively working to refinance and/or extend the maturities of the nonrecourse debt that is coming due in the next 24 months. During the 11 months ended December 31, 2013, we completed the following financings:

Purpose of Financing	Amount
(in thousands)
Refinancings	$370,030
Construction and development projects (1)	233,900
Loan extensions/acquisitions	114,764
$718,694

(1)	Represents the full amount available to be drawn on the loans.

Cash Flows
Operating Activities
Net cash provided by operating activities was $162,805,000, $417,445,000 and $303,117,000 for the 11 months ended December 31, 2013 and the years ended January 31, 2013 and 2012, respectively. The net decrease in net cash provided by operating activities for the 11 months ended December 31, 2013 compared with the year ended January 31, 2013, of $254,640,000 is primarily due to reporting one month less of cash flows in the 11 month transition period, decreased cash from our sales of land held for divestiture, increased interest payments in operations due to the cessation of capitalizing interest on several large development properties that were recently opened, an increase in development costs being expensed due to the reduced amount of our projects under active development, payments of accounts payable, accrued expenses and other liabilities, decreased cash distributions from operations of unconsolidated entities and changes in notes and accounts receivable offset by changes in other assets. The net increase in net cash provided by operating activities for the year ended January 31, 2013, compared with the year ended January 31, 2012, of $114,328,000 is primarily due to the increase in cash received from our sales of land held for divestiture, changes in notes and accounts receivable offset by increased interest payments due to the cessation of capitalizing interest on several large development properties and payments of accounts payable, accrued expenses and other liabilities.

Investing Activities
Net cash provided by (used in) investing activities was $227,997,000, $(511,278,000) and $(435,758,000) for the 11 months ended December 31, 2013 and the years ended January 31, 2013 and 2012, respectively, and consisted of the following:

	11 Months Ended	Years Ended
	December 31, 2013	January 31, 2013	January 31, 2012
	(in thousands)
Capital expenditures:
Construction and development costs:
Atlantic Yards - B2, a modular apartment community in Brooklyn, New York	$(48,123)	$(2,398)	$—
Barclays Center, a sports and entertainment arena in Brooklyn, New York	(43,928)	(325,744)	(249,139)
The Yards - Twelve12, an apartment community in Washington, D.C.	(43,855)	—	—
Atlantic Yards, a mixed-use development project in Brooklyn, New York	(41,893)	(93,791)	(111,752)
Acquisition of two land parcels for a residential development project in downtown Los Angeles, California	(27,582)	—	—
Aster Conservatory Green, an apartment community in Denver, Colorado	(26,365)	—	—
Westchester’s Ridge Hill, a regional mall in Yonkers, New York	(22,224)	(94,041)	(159,370)
8 Spruce Street, a mixed-use residential project in Manhattan, New York (1)	—	—	(47,583)
Other	(129,848)	(192,314)	(140,738)
Total construction and development costs (2)	(383,818)	(708,288)	(708,582)
Acquisition of a building at Antelope Valley Mall in Palmdale, California	(8,514)	—	—
Operating properties:
Commercial Segment	(15,885)	(20,868)	(12,759)
Residential Segment	(15,861)	(18,375)	(13,351)
Other	(1,051)	(1,094)	(1,193)
Total operating properties	(32,797)	(40,337)	(27,303)
Tenant improvements:
Commercial Segment	(36,499)	(55,240)	(24,496)
Total capital expenditures	$(461,628)	$(803,865)	$(760,381)
Payment of lease procurement costs (3)	(8,308)	(11,992)	(22,907)
Increase in notes receivable	(42,158)	(37,583)	(14,489)
Decrease (increase) in restricted cash used for investing purposes:
The Yards - Twelve12	$40,560	$(88,485)	$—
Avenue at Tower City Center, a specialty retail center in Cleveland, Ohio	6,005	(441)	(3,681)
Uptown Apartments, an apartment community in Oakland, California	3,738	—	—
Westchester’s Ridge Hill	2,349	10,736	3,619
Atlantic Yards	1,783	193,606	(120,136)
Atlantic Yards - B2	(1,801)	(45,000)	—
Sky 55, an apartment complex in Chicago, Illinois	(1,739)	6,795	(6,783)
Barclays Center	(1,457)	(1,888)	143,496
John Hopkins Parking Garage in East Baltimore, Maryland	—	19,393	(19,391)
Foundry Lofts, an apartment community in Washington, D.C.	—	4,006	26,465
John Hopkins-855 North Wolfe Street, an office building in East Baltimore, Maryland	—	2,342	12,324
8 Spruce Street (1)	—	—	49,665
Other	9,117	16,626	9,018
Total decrease in restricted cash used for investing purposes	$58,555	$117,690	$94,596
Proceeds from disposition of full or partial interests in rental properties and other investment:
Disposition of partial interests in eight regional retail malls	$412,275	$—	$—
Orchard Town Center, a regional mall in Westminster, Colorado	120,854	—	—
Higbee Building, an office building in Cleveland, Ohio	37,285	—	—
Millender Center, an apartment community in Detroit, Michigan	21,388	—	—
Sheraton Station Square, a hotel in Pittsburgh, Pennsylvania	16,318	—	—
Fiber optics network at University Park in Cambridge, Massachusetts	6,602	—	—
Colorado Studios, an office building in Denver, Colorado	2,681	—	—
Emerald Palms, an apartment community in Miami, Florida	—	44,518	—
Fairmont Plaza, an office building in San Jose, California	—	28,824	—
Southfield, an apartment community in Whitemarsh, Maryland	—	16,891	—
White Oak Village, a specialty retail center in Richmond, Virginia	—	13,261	—
Quebec Square, a specialty retail center in Denver, Colorado	—	8,642	—
Disposition of partial interests in 15 retail properties in the New York metropolitan area	—	—	166,510
Waterfront Station-East 4th & West 4th Buildings, office buildings in Washington, D.C.	—	—	126,123
Ritz-Carlton, a hotel in Cleveland, Ohio	—	—	31,006
Development project in Washington, D.C.	—	—	19,348
Other	7,624	1,706	10,256
Total proceeds from disposition of full or partial interests in rental properties and other investment	$625,027	$113,842	$353,243

Investing Activities (continued):

	11 Months Ended	Years Ended
	December 31, 2013	January 31, 2013	January 31, 2012
	(in thousands)
Change in investments in and advances to unconsolidated entities—(investment in) or return of investment:
Acquisitions:
Kohl's building at South Bay Galleria, a regional mall in Redondo Beach, California	$(8,864)	$—	$—
Macy's building at Ballston Common Mall, a regional mall in Arlington, Virginia	(8,074)	—	—
Dispositions of partial interests in equity method investments:
Charleston Town Center, a regional mall in Charleston, West Virginia	9,402	—	—
8 Spruce Street (1)	—	129,037	—
Dispositions:
Liberty Center and Westin Convention Center, an office building and hotel in Pittsburgh, Pennsylvania	26,677	—	—
Plaza at Robinson Town Center, a specialty retail center in Pittsburgh, Pennsylvania	13,500	—	—
Marketplace at Riverpark, a specialty retail center in Fresno, California	8,839	—	—
Village at Gulfstream Park, a specialty retail center in Hallandale Beach, Florida	—	15,000	—
Metropolitan Lofts, an apartment community in Los Angeles, California	—	—	12,590
Commercial Projects:
Harlem Center, Atlantic Center, Court Street, Gun Hill Road and Bruckner Boulevard, primarily refinancing proceeds at five specialty retail centers in the Greater New York City metropolitan area	31,482	—	—
Jackson Building, primarily refinancing proceeds at an office building in Cambridge, Massachusetts	4,898	—	—
300 Massachusetts Ave, an office building under construction in Cambridge, Massachusetts	(10,926)	—	—
35 Landsdowne Street, primarily refinancing proceeds at an office building in Cambridge, Massachusetts	—	17,085	—
Bulletin Building, contribution for the repayment of debt at an office building in San Francisco, California	—	(8,775)	—
Queens Place, primarily refinancing proceeds from a specialty retail center in Queens, New York	—	—	12,600
65/80 Landsdowne Street, primarily refinancing proceeds at an office building in Cambridge, Massachusetts	—	—	12,059
Village at Gulfstream Park	—	—	(11,600)
818 Mission Street, an office building in San Francisco, California	—	—	(4,455)
Residential Projects:
Five renewable energy facilities	(9,145)	—	—
8 Spruce Street (1)	(2,445)	(10,447)	(62,467)
Radian (120 Kingston), an apartment community under construction in Boston, Massachusetts	(1,639)	(12,605)	(6,217)
The Grand, primarily refinancing proceeds at an apartment community in North Bethesda, Maryland	—	6,485	—
DKLB BKLN, an apartment community in Brooklyn, New York	—	—	(11,894)
The Nets, a National Basketball Association member	—	(9,619)	(22,978)
Other	2,804	(15,531)	(3,458)
Total change in investments in and advances to unconsolidated entities	$56,509	$110,630	$(85,820)
Net cash used in (provided by) investing activities	$227,997	$(511,278)	$(435,758)

(1)
8 Spruce Street changed from the full consolidation method of accounting to equity method during the year ended January 31, 2012. Capital expenditures and changes in restricted cash represent activity prior to the change to equity method of accounting while changes in investments in and advances to unconsolidated entities represent activity subsequent to the change to equity method of accounting.

(2)
We capitalized internal costs related to projects under construction and development of $40,926, $50,320 and $50,739, including compensation related costs of $34,018, $40,253 and $41,278 for the 11 months ended December 31, 2013 and the years ended January 31, 2013 and 2012, respectively. Total capitalized internal costs represent approximately 8.87%, 6.26% and 6.67% of total capital expenditures for the 11 months ended December 31, 2013 and the years ended January 31, 2013 and 2012, respectively.

(3)
We capitalized internal costs related to leasing activities of $3,894, $5,464 and $6,839, including compensation related costs of $3,130, $3,868 and $5,493 for the 11 months ended December 31, 2013 and the years ended January 31, 2013 and 2012, respectively.

Financing Activities
Net cash (used in) provided by financing activities was $(443,816,000), $209,567,000 and $156,755,000 for the 11 months ended December 31, 2013 and years ended January 31, 2013 and 2012, respectively. The net decrease in cash provided by financing activities of $653,383,000 for the 11 months ended December 31, 2013 compared with the year ended January 31, 2013 relates to increased paydowns of nonrecourse mortgage debt and notes payable, the redemption of the 2015 Senior Notes, 2017 Senior Notes and 2034 Senior Notes, decreased outstanding borrowings on the Credit Facility and increased acquisitions of noncontrolling interests offset by proceeds from the issuance of our 2020 Senior Notes and increased contributions from noncontrolling interests. The significant use of cash during the 11 months ended December 31, 2013 to pay down debt is consistent with our ongoing goal of deleveraging the balance sheet. The net increase in cash provided by financing activities of $52,812,000 for the year ended January 31, 2013 compared with the same period in the prior year relates to increased net proceeds from nonrecourse mortgage debt and notes payable, decreased net payments on the bank revolving credit facility and decreased distributions to noncontrolling interests offset by proceeds from the issuance of 2018 Senior Notes during the year ended January 31, 2012.

CLASS A COMMON UNITS
We and certain of our affiliates entered into a Master Contribution and Sale Agreement (the “Master Contribution Agreement”) with Bruce C. Ratner (“Mr. Ratner”), an Executive Vice President and Director of ours, and certain entities and individuals affiliated with Mr. Ratner (the “BCR Entities”) on August 14, 2006. Pursuant to the Master Contribution Agreement, on November 8, 2006, we issued Class A Common Units (“Units”) in a jointly-owned limited liability company to the BCR Entities in exchange for their interests in a total of 30 retail, office and residential operating properties, and certain service companies, all in the Greater New York City metropolitan area. We accounted for the issuance of the Units in exchange for the noncontrolling interests under the purchase method of accounting. The Units may be exchanged for one of the following forms of consideration at our sole discretion: (i) an equal number of shares of our Class A common stock or, (ii) cash based on a formula using the average closing price of the Class A common stock at the time of conversion or, (iii) a combination of cash and shares of our Class A common stock. We have no rights to redeem or repurchase the Units. At December 31, 2013 and January 31, 2013, 3,646,755 Units were outstanding. The carrying value of the Units of $186,021,000 is included as noncontrolling interests at December 31 and January 31, 2013.
Also pursuant to the Master Contribution Agreement, we and Mr. Ratner agreed that certain projects under development would remain owned jointly until such time as each individual project was completed and achieved “stabilization.” As each of the development projects achieves stabilization, it is valued and we, in our discretion, choose among various options for the ownership of the project following stabilization consistent with the Master Contribution Agreement. As described below, we and Mr. Ratner have agreed upon the value of five of the development projects that have reached stabilization. As of December 31, 2013, Westchester's Ridge Hill and air rights for any future residential vertical development at East River Plaza, a specialty retail center in Manhattan, New York,, remain subject to this agreement. The development projects were not covered by the Tax Protection Agreement (the “Tax Protection Agreement”) that the parties entered into in connection with the Master Contribution Agreement. The Tax Protection Agreement indemnified the BCR Entities included in the initial closing against taxes payable by reason of any subsequent sale of certain operating properties.
In accordance with the terms of the Tax Protection Agreement, we made no payments to the BCR Entities for tax indemnification during the 11 months ended December 31, 2013 and the year ended January 31, 2013. During the year ended January 31, 2012, we paid the BCR entities $1,074,000 for tax indemnification.
8 Spruce Street, DKLB BKLN and East River Plaza
Pursuant to the terms of the Master Contribution Agreement, on January 2, 2014, we caused certain of our affiliates to acquire for cash the BCR Entities' interests in three stabilized projects, 8 Spruce Street, an apartment community in Manhattan, New York, DKLB BKLN, an apartment community in Brooklyn, New York, and East River Plaza, all of which were under development at the time of the Master Contribution Agreement. In accordance with the agreements, the applicable BCR Entities assigned and transferred their interests in the three projects to affiliates of ours and received $14,286,000.
Prior to the transaction, we accounted for the three projects using the equity method of accounting and will continue to account for the projects as equity method investments, resulting in an increase in investments in and advances to unconsolidated affiliates totaling $14,286,000.
New York Times and Twelve MetroTech Center
Pursuant to the terms of the Master Contribution Agreement, in May 2008, we caused certain of our affiliates to acquire for cash the BCR Entities’ interests in two stabilized projects, New York Times, an office building in Manhattan, New York, and Twelve MetroTech Center, an office building in Brooklyn, New York. In accordance with the agreements, the applicable BCR Entities assigned and transferred their interests in the two projects to affiliates of ours and will receive approximately $121,000,000 over a 15 year period. An affiliate of ours has also agreed to indemnify the applicable BCR Entity against taxes payable by it by reason of a subsequent sale or other disposition of one of the projects. The tax indemnity provided by the affiliate of ours expires on December 31, 2014 and is similar to the indemnities provided for the operating properties under the Tax Protection Agreement.
The consideration exchanged by us for the BCR Entities’ interest in the two development projects has been accounted for under the purchase method of accounting. Pursuant to the agreements, the BCR Entities received an initial cash amount of $49,249,000. We calculated the net present value of the remaining payments over the 15 year period using a discounted interest rate. This initial discounted amount of $56,495,000 was recorded and will be accreted up to the total liability through interest expense over the 15 year period using the effective interest method. At December 31 and January 31, 2013, $13,013,000 and $22,643,000 is recorded in accounts payable, accrued expenses and other liabilities related to this obligation.
COMMITMENTS AND CONTINGENCIES
See Note Q – Commitments and Contingencies in the Notes to Consolidated Financial Statements in Item 8 of this Form 10-KT for detailed information.

CONTRACTUAL OBLIGATIONS AND OFF-BALANCE SHEET ARRANGEMENTS
As of December 31, 2013, we are subject to certain contractual obligations, some of which are off-balance sheet, as described in the table below:

	Payments Due by Period
	December 31,
	Total	2014	2015	2016	2017	2018	Thereafter
	(in thousands)
Long-Term Debt:
Nonrecourse mortgage debt and notes payable(1)	$4,579,506	$839,972	$469,411	$111,636	$1,021,036	$328,254	$1,809,197
Share of nonrecourse mortgage debt and notes payable of unconsolidated entities	2,412,251	264,685	384,412	228,420	454,421	271,301	809,012
Bank revolving credit facility	—	—	—	—	—	—	—
Senior and subordinated debt	700,000	—	—	50,000	—	350,000	300,000
Interest payments on long-term debt	2,490,308	337,846	286,745	262,743	207,624	146,305	1,249,045
Operating leases	81,119	9,575	8,713	7,964	3,258	3,168	48,441
Share of operating leases of unconsolidated entities	326,864	7,275	7,238	7,306	7,345	7,389	290,311
Construction contracts	222,808	197,566	25,025	217	—	—	—
Military housing construction contracts (2)	101,040	58,047	42,993	—	—	—	—
Other (3)	42,117	20,591	12,295	7,322	1,829	58	22
Total Contractual Obligations	$10,956,013	$1,735,557	$1,236,832	$675,608	$1,695,513	$1,106,475	$4,506,028

(1)
We have a substantial amount of nonrecourse mortgage debt, the details of which are further described within Item 7A. Quantitative and Qualitative Disclosures About Market Risk. We are contractually obligated to pay the interest and principal when due on these mortgages. Because we utilize mortgage debt as one of our primary sources of capital, the balances and terms of the mortgages, and therefore the estimate of future contractual obligations including interest payments, are subject to frequent changes due to property dispositions, mortgage refinancings, changes in variable interest rates and new mortgage debt in connection with property additions.

(2)
These amounts represent funds that we are obligated to pay under various construction contracts related to our military housing projects where we act as the construction manager. These obligations are primarily reimbursable costs from the respective projects and a corresponding account receivable is recorded when the costs are incurred.

(3)
These amounts represent funds that we are legally obligated to pay under various service contracts, employment contracts and licenses over the next several years as well as unrecognized tax benefits. These contracts are typically greater than one year and either do not contain a cancellation clause or cannot be terminated without substantial penalty. We have several service contracts with vendors related to our property management including maintenance, landscaping, security and phone service. In addition, we have other service contacts that we enter into during our normal course of business which extend beyond one year and are based on usage including snow plowing, answering services, copier maintenance and cycle painting. As we are unable to predict the usage variables, these contracts have been excluded from our summary of contractual obligations at December 31, 2013.

INFLATION
Substantially all of our long-term leases contain provisions designed to mitigate the adverse impact of inflation. Such provisions include clauses enabling us to receive additional rental income from escalation clauses, which generally increase rental rates during the terms of the leases and/or percentage rentals based on tenants’ gross sales. Such escalations are determined by negotiation, increases in the consumer price index or similar inflation indices. In addition, we seek increased rents upon renewal at market rates for our short-term leases. Most of our leases require the tenants to pay a share of operating expenses, including common area maintenance, real estate taxes, insurance and utilities, thereby reducing our exposure to increases in costs and operating expenses resulting from inflation.
LEGAL PROCEEDINGS
We are involved in various claims and lawsuits incidental to our business, and management and legal counsel believe that these claims and lawsuits will not have a material adverse effect on our consolidated financial statements.
NEW ACCOUNTING GUIDANCE
See the "New Accounting Guidance" section of Note A – Summary of Significant Accounting Policies in the Notes to Consolidated Financial Statements in Item 8 of this Form 10-KT for detailed information.

INFORMATION RELATING TO FORWARD-LOOKING STATEMENTS
This Annual Report on Form 10-KT, together with other statements and information publicly disseminated by us, contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements reflect management’s current views with respect to financial results related to future events and are based on assumptions and expectations that may not be realized and are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, financial or otherwise, may differ from the results discussed in the forward-looking statements. Risk factors discussed in Item 1A of this Form 10-KT and other factors that might cause differences, some of which could be material, include, but are not limited to, the impact of current lending and capital market conditions on our liquidity, ability to finance or refinance projects and repay our debt, the impact of the current economic environment on the ownership, development and management of our commercial real estate portfolio, general real estate investment and development risks, using modular construction as a new construction methodology and investing in a facility to produce modular units, vacancies in our properties, further downturns in the housing market, competition, illiquidity of real estate investments, bankruptcy or defaults of tenants, anchor store consolidations or closings, international activities, the impact of terrorist acts, risks of owning and operating an arena, risks associated with an investment in a professional sports team, our substantial debt leverage and the ability to obtain and service debt, the impact of restrictions imposed by our credit facility and senior debt, exposure to hedging agreements, the level and volatility of interest rates, the continued availability of tax-exempt government financing, the impact of credit rating downgrades, effects of uninsured or underinsured losses, effects of a downgrade or failure of our insurance carriers, environmental liabilities, conflicts of interest, risks associated with the sale of tax credits, risks associated with developing and managing properties in partnership with others, the ability to maintain effective internal controls, compliance with governmental regulations, increased legislative and regulatory scrutiny of the financial services industry, changes in federal, state or local tax laws, volatility in the market price of our publicly traded securities, inflation risks, litigation risks, cybersecurity risks and cyber incidents, as well as other risks listed from time to time in our reports filed with the Securities and Exchange Commission. We have no obligation to revise or update any forward-looking statements, other than as imposed by law, as a result of future events or new information. Readers are cautioned not to place undue reliance on such forward-looking statements.

Item 7A. Quantitative and Qualitative Disclosures About Market Risk
Our market risk includes the inability to obtain construction loans, refinance existing construction loans into long-term fixed-rate nonrecourse financing, refinance existing nonrecourse financing at maturity, obtain renewals or replacement of credit enhancement devices, such as letters of credit, or otherwise obtain funds by selling real estate assets or by raising equity (see the “Lending and Capital Market Conditions May Negatively Impact Our Liquidity and Our Ability to Finance or Refinance Projects or Repay Our Debt” section of Item 1A. Risk Factors). We also have interest-rate exposure on our current variable-rate debt portfolio. During the construction period, we have historically used variable-rate debt to finance developmental projects. At December 31, 2013, our outstanding variable-rate debt consisted of $1,432,725,000 of taxable debt and $565,444,000 of tax-exempt debt. Upon opening and achieving stabilized operations, we have historically procured long-term fixed-rate financing for our rental properties. If we are unable to procure long-term fixed-rate financing, we would pursue extending maturities with existing lenders. Additionally, we are exposed to interest rate risk upon maturity of our long-term fixed-rate financings.
Interest Rate Exposure
At December 31, 2013, the composition of nonrecourse debt was as follows:

	Operating Properties	Development Projects	Total	Total Weighted Average Rate
	(dollars in thousands)
Fixed	$2,286,555	$294,782	$2,581,337	5.28%
Variable
Taxable	1,381,225	51,500	1,432,725	4.81%
Tax-Exempt	511,889	53,555	565,444	1.47%
	$4,179,669	$399,837	$4,579,506	4.66%
Total gross commitment from lenders		$682,904

To mitigate short-term variable interest rate risk, we have purchased interest rate hedges for our variable-rate debt as follows:
Taxable (Priced off of LIBOR Index)

	Caps		Swaps
	Notional	Average Base	Notional	Average Base
Period Covered	Amount	Rate	Amount	Rate
	(dollars in thousands)
01/01/14 - 01/01/15	$63,914	3.69%	$861,320	4.20%
01/01/15 - 01/01/16	200,000	2.00%	640,000	5.50%
01/01/16 - 09/01/17	—	—%	640,000	5.50%
Tax-Exempt (Priced off of SIFMA Index)

	Caps
	Notional	Average Base
Period Covered	Amount	Rate
	(dollars in thousands)
01/01/14 - 01/01/15	$169,160	5.67%
01/01/15 - 11/25/16	42,005	5.84%
The tax-exempt caps generally were purchased in conjunction with lender hedging requirements that require the borrower to protect against significant fluctuations in interest rates. Except for those requirements, we generally do not hedge tax-exempt debt because, since 1990, the base rate of this type of financing has averaged 2.54% and has never exceeded 8.00%.
Sensitivity Analysis to Changes in Interest Rates
Including the effect of the protection provided by the interest rate swaps, caps and long-term contracts in place as of December 31, 2013, a 100 basis point increase in taxable interest rates (including properties accounted for under the equity method, corporate debt and the effect of interest rate floors) would increase the annual pre-tax interest cost for the next 12 months of our variable-rate debt by approximately $7,378,000 at December 31, 2013. Although tax-exempt rates generally move in an amount that is smaller than corresponding changes in taxable interest rates, a 100 basis point increase in tax-exempt rates (including properties accounted for under the equity method) would increase the annual pre-tax interest cost for the next 12 months of our tax-exempt variable-rate debt by approximately $7,478,000 at December 31, 2013. This analysis includes a portion of our taxable and tax-exempt variable-rate debt related to construction loans for which the interest expense is capitalized.
From time to time, we and/or certain of our joint ventures (the “Joint Ventures”) enter into total rate of return swaps ("TRS") on various tax-exempt fixed-rate borrowings. The TRS convert these borrowings from a fixed rate to a variable rate. In exchange for a fixed rate, the TRS require us and/or the Joint Ventures to pay a variable rate, generally equivalent to the SIFMA rate plus a spread. At December 31, 2013 the SIFMA rate was 0.06%. Additionally, we and/or the Joint Ventures have guaranteed the fair value of the underlying borrowings. Fluctuation in the value of the TRS is offset by the fluctuation in the value of the underlying borrowings, resulting in minimal financial impact. At December 31, 2013, the aggregate notional amount of TRS that are designated as fair value hedging instruments is $358,755,000. The underlying TRS borrowings are subject to a fair value adjustment. In addition, we have TRS with a notional amount of $39,052,000 that is not designated as fair value hedging instruments, but is subject to interest rate risk.
We estimate the fair value of our hedging instruments based on interest rate market and bond pricing models. At December 31 and January 31, 2013, we recorded interest rate caps at fair value of $155,000 and $7,000, respectively, in other assets. We also recorded interest rate swap agreements and TRS with positive fair values of approximately $903,000 and $21,307,000 at December 31 and January 31, 2013, respectively, in other assets. At December 31 and January 31, 2013, we recorded interest rate swap agreements and TRS that had a negative fair value of approximately $123,107,000 and $155,724,000, respectively, in accounts payable, accrued expenses and other liabilities.

We estimate the fair value of our long-term debt instruments by market rates, if available, or by discounting future cash payments at interest rates that approximate the current market. Estimated fair value is based upon market prices of public debt, available industry financing data, current treasury rates and recent financing transactions. Based on these parameters, the table below contains the estimated fair value of our long-term debt at December 31, 2013.

	Carrying Value	Fair Value	Fair Value with 100 bp Decrease in Market Rates
	(in thousands)
Fixed	$3,281,337	$3,488,406	$3,698,754
Variable
Taxable	1,432,725	1,396,613	1,398,373
Tax-Exempt	565,444	557,523	555,156
Total Variable	$1,998,169	$1,954,136	$1,953,529
Total Long-Term Debt	$5,279,506	$5,442,542	$5,652,283
The following tables provide information about our financial instruments that are sensitive to changes in interest rates.

Item 7A. Quantitative and Qualitative Disclosures About Market Risk (continued)
December 31, 2013

	Expected Maturity Date
	Year Ending December 31,
Long-Term Debt	2014	2015	2016	2017	2018	Period Thereafter	Total Outstanding	Fair Market Value
	(dollars in thousands)
Fixed:
Fixed-rate debt	$155,860	$296,241	$110,941	$375,809	$249,273	$1,393,213	$2,581,337	$2,709,002
Weighted average interest rate	6.85%	5.57%	5.59%	3.83%	4.63%	5.52%	5.28%
Senior and subordinated debt (1)	—	—	50,000	—	350,000	300,000	700,000	779,404
Weighted average interest rate	—%	—%	5.00%	—%	4.25%	3.63%	4.04%
Total Fixed-Rate Debt	155,860	296,241	160,941	375,809	599,273	1,693,213	3,281,337	3,488,406
Variable:
Variable-rate debt	593,302	128,160	685	645,217	572	64,789	1,432,725	1,396,613
Weighted average interest rate (2)	3.70%	3.07%	4.71%	6.38%	5.25%	2.68%	4.81%
Tax-exempt	90,810	45,010	10	10	78,409	351,195	565,444	557,523
Weighted average interest rate (2)	2.66%	2.04%	3.01%	3.01%	1.04%	1.19%	1.47%
Bank revolving credit facility (1)	—	—	—	—	—	—	—	—
Weighted average interest rate	—%	—%	—%	—%	—%	—%	—%
Total Variable-Rate Debt	684,112	173,170	695	645,227	78,981	415,984	1,998,169	1,954,136
Total Long-Term Debt	$839,972	$469,411	$161,636	$1,021,036	$678,254	$2,109,197	$5,279,506	$5,442,542
Weighted average interest rate	4.17%	4.55%	5.41%	5.44%	4.02%	4.45%	4.58%

(1)	Represents recourse debt.

(2)	Weighted average interest rate is based on current market rates as of December 31, 2013.

Item 7A. Quantitative and Qualitative Disclosures About Market Risk (continued)
January 31, 2013

	Expected Maturity Date
	Year Ending January 31,
Long-Term Debt	2013	2014	2015	2016	2017	Period Thereafter	Total Outstanding	Fair Market Value
	(dollars in thousands)
Fixed:
Fixed-rate debt	$646,225	$296,354	$350,543	$366,205	$555,014	$1,543,803	$3,758,144	$4,086,909
Weighted average interest rate	6.18%	6.01%	5.55%	5.71%	4.26%	5.53%	5.51%
Senior and subordinated debt (1)	29,000	199,457	53,253	50,000	132,144	569,115	1,032,969	1,060,940
Weighted average interest rate	7.88%	3.63%	7.63%	5.00%	6.50%	5.45%	5.39%
Total Fixed-Rate Debt	675,225	495,811	403,796	416,205	687,158	2,112,918	4,791,113	5,147,849
Variable:
Variable-rate debt	160,412	607,113	34,560	179	644,670	63,996	1,510,930	1,477,374
Weighted average interest rate(2)	4.31%	3.53%	3.48%	3.21%	6.38%	5.90%	4.93%
Tax-exempt	1	90,810	45,010	10	10	335,745	471,586	463,000
Weighted average interest rate(2)	3.06%	2.71%	2.12%	3.06%	3.06%	1.28%	1.64%
Bank revolving credit facility (1)	—	—	—	—	—	—	—	—
Weighted average interest rate	—%	—%	—%	—%	—%	—%	—%
Total Variable-Rate Debt	160,413	697,923	79,570	189	644,680	399,741	1,982,516	1,940,374
Total Long-Term Debt	$835,638	$1,193,734	$483,366	$416,394	$1,331,838	$2,512,659	$6,773,629	$7,088,223
Weighted average interest rate	5.88%	4.10%	5.31%	5.62%	5.51%	4.95%	5.09%

(1)	Represents recourse debt.

(2)	Weighted average interest rate is based on current market rates as of January 31, 2013.

Item 8. Financial Statements and Supplementary Data

INDEX TO FINANCIAL STATEMENTS

Page
Consolidated Financial Statements:
Report of Independent Registered Public Accounting Firm	39
Consolidated Balance Sheets	40
Consolidated Statements of Operations	41
Consolidated Statements of Comprehensive Income (Loss)	42
Consolidated Statements of Equity	43
Consolidated Statements of Cash Flows	44
Notes to Consolidated Financial Statements	46

Supplementary Data:
Quarterly Consolidated Financial Data (Unaudited)	91

Financial Statement Schedules:
Schedule II – Valuation and Qualifying Accounts	92
Schedule III – Real Estate and Accumulated Depreciation	93

All other schedules are omitted because they are not applicable or the required information is presented in the consolidated financial statements or the notes thereto.

Individual financial statements of entities accounted for by the equity method that qualified as significant subsidiaries during the periods presented have either been included as an exhibit herein or it has been determined that inclusion of such financial statements is not required at this time. Audited financial statements of FC HCN University Park, LLC will be filed as an exhibit to an amended Form 10-KT within 90 days of its December 31, 2013 year end.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Shareholders
of Forest City Enterprises, Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of comprehensive income (loss), of equity and of cash flows present fairly, in all material respects, the financial position of Forest City Enterprises, Inc. and its subsidiaries at December 31, 2013 and January 31, 2013, and the results of their operations and their cash flows for the eleven months ended December 31, 2013 and each of the two years in the period ended January 31, 2013 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedules listed in the accompanying index present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2013, based on criteria established in Internal Control - Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company's management is responsible for these financial statements and financial statement schedules, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management's Report on Internal Control over Financial Reporting appearing under Item 9A in the Company's transition report on Form 10-KT filed on February 27, 2014, not included herein. Our responsibility is to express opinions on these financial statements, on the financial statement schedules, and on the Company's internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/PricewaterhouseCoopers LLP
Cleveland, Ohio
February 27, 2014, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the discontinued operations as discussed in Note Y, as to which the date is December 9, 2014

Forest City Enterprises, Inc. and Subsidiaries
Consolidated Balance Sheets

	December 31, 2013	January 31, 2013
	(in thousands)
Assets
Real Estate
Completed rental properties	$7,307,233	$8,631,542
Projects under construction and development	535,479	1,292,453
Land inventory	126,754	99,309
Total Real Estate	7,969,466	10,023,304
Less accumulated depreciation	(1,469,328)	(1,654,632)
Real Estate, net – (variable interest entities $656.8 million and $1,416.9 million, respectively)	6,500,138	8,368,672
Cash and equivalents – (variable interest entities $18.8 million and $14.2 million, respectively)	280,206	333,220
Restricted cash and escrowed funds – (variable interest entities $154.5 million and $114.9 million, respectively)	347,534	410,414
Notes and accounts receivable, net	455,561	426,200
Investments in and advances to unconsolidated entities	447,165	456,628
Other assets – (variable interest entities $55.5 million and $92.5 million, respectively)	415,316	614,592
Land held for divestiture	1,934	2,706
Development project held for sale – (variable interest entities $504.2 million and $0, respectively)	504,171	—
Total Assets	$8,952,025	$10,612,432
Liabilities and Equity
Liabilities
Mortgage debt and notes payable, nonrecourse – (variable interest entities $323.7 million and $624.1 million, respectively)	$4,351,506	$5,738,960
Bank revolving credit facility	—	—
Senior and subordinated debt – (variable interest entities $0 and $29.0 million, respectively)	700,000	1,032,969
Accounts payable, accrued expenses and other liabilities – (variable interest entities $89.0 million and $76.2 million, respectively)	831,920	1,093,963
Cash distributions and losses in excess of investments in unconsolidated entities	256,843	292,727
Deferred income taxes	485,894	474,406
Mortgage debt and notes payable, nonrecourse of land held for divestiture	—	1,700
Mortgage debt, nonrecourse of development project held for sale – (variable interest entities $228.0 million and $0, respectively)	228,000	—
Total Liabilities	6,854,163	8,634,725
Redeemable Noncontrolling Interest	171,743	239,136
Commitments and Contingencies	—	—
Equity
Shareholders’ Equity
Preferred stock—7.0% Series A cumulative perpetual convertible, without par value, $50 liquidation preference; 6,400,000 shares authorized; 0 and 211,038 shares issued and outstanding, respectively	—	10,552
Preferred stock – without par value; 13,600,000 shares authorized, no shares issued	—	—
Common stock – $.33 1/3 par value
Class A, 371,000,000 shares authorized, 178,498,770 and 163,729,240 shares issued and 177,556,917 and 163,722,658 shares outstanding, respectively	59,500	54,576
Class B, convertible, 56,000,000 shares authorized, 20,173,558 and 20,235,273 shares issued and outstanding, respectively; 26,257,961 issuable	6,725	6,745
Total common stock	66,225	61,321
Additional paid-in capital	1,095,748	932,045
Retained earnings	570,793	576,285
Less treasury stock, at cost; 941,853 and 6,582 Class A shares, respectively	(15,978)	(108)
Shareholders' equity before accumulated other comprehensive loss	1,716,788	1,580,095
Accumulated other comprehensive loss	(76,582)	(103,203)
Total Shareholders’ Equity	1,640,206	1,476,892
Noncontrolling interest	285,913	261,679
Total Equity	1,926,119	1,738,571
Total Liabilities and Equity	$8,952,025	$10,612,432

The accompanying notes are an integral part of these consolidated financial statements.

Forest City Enterprises, Inc. and Subsidiaries
Consolidated Statements of Operations

	11 Months Ended	Years Ended
	December 31, 2013	January 31, 2013	January 31, 2012
	(in thousands, except per share data)
Revenues from real estate operations	$998,272	$1,048,067	$975,032
Expenses
Operating expenses	665,818	661,232	605,718
Depreciation and amortization	273,054	212,254	192,009
Write-offs of abandoned development projects and demolition costs	40,414	26,850	8,838
Impairment of real estate	421,361	30,660	235
Net (gain) loss on land held for divestiture activity	7,382	(6,480)	115,654
	1,408,029	924,516	922,454
Interest expense	(285,042)	(253,324)	(232,557)
Amortization of mortgage procurement costs	(8,375)	(10,966)	(10,765)
Gain on extinguishment of debt	4,549	7,096	9,590
Interest and other income	52,283	45,545	46,103
Net gain on disposition of partial interests in rental properties	496,092	—	17,665
Loss before income taxes	(150,250)	(88,098)	(117,386)
Income tax expense (benefit)
Current	562	(60,444)	(15,756)
Deferred	11,704	46,523	(51,082)
	12,266	(13,921)	(66,838)
Net gain on change in control of interests	2,762	8,351	—
Earnings (loss) from unconsolidated entities, gross of tax
Equity in earnings	107,825	85,798	21,147
Impairment	—	(390)	(40,284)
Net gain (loss) on land held for divestiture activity	1,338	(40,777)	(41,902)
	109,163	44,631	(61,039)
Loss from continuing operations	(50,591)	(21,195)	(111,587)
Discontinued operations, net of tax:
Operating earnings from rental properties	2,203	4,564	7,600
Impairment of real estate	(46,962)	(2,604)	(8,382)
Gain on disposition of rental properties	24,560	55,506	111,801
	(20,199)	57,466	111,019
Net earnings (loss)	(70,790)	36,271	(568)
Noncontrolling interests
(Earnings) loss from continuing operations attributable to noncontrolling interests, gross of tax	71,525	1,251	(2,167)
Earnings from discontinued operations attributable to noncontrolling interests	(6,042)	(1,097)	(83,751)
	65,483	154	(85,918)
Net earnings (loss) attributable to Forest City Enterprises, Inc.	(5,307)	36,425	(86,486)
Preferred dividends and inducements of preferred stock conversions	(185)	(32,129)	(15,400)
Net earnings (loss) attributable to Forest City Enterprises, Inc. common shareholders	$(5,492)	$4,296	$(101,886)
Basic and diluted earnings (loss) per common share
Earnings (loss) from continuing operations attributable to Forest City Enterprises, Inc. common shareholders	$0.10	$(0.30)	$(0.77)
Earnings (loss) from discontinued operations attributable to Forest City Enterprises, Inc. common shareholders	(0.13)	0.31	0.16
Net earnings (loss) attributable to Forest City Enterprises, Inc. common shareholders	$(0.03)	$0.01	$(0.61)

The accompanying notes are an integral part of these consolidated financial statements.

Forest City Enterprises, Inc. and Subsidiaries
Consolidated Statements of Comprehensive Income (Loss)

	11 Months Ended	Years Ended
	December 31, 2013	January 31, 2013	January 31, 2012
	(in thousands)
Net earnings (loss)	$(70,790)	$36,271	$(568)
Other comprehensive income (loss), net of tax:
Unrealized net gains on investment securities (net of tax of $(132), $(41) and $(15), respectively)	208	64	25
Foreign currency translation adjustments (net of tax of $100, $(631) and $16, respectively)	(158)	996	(26)
Unrealized net gains (losses) on interest rate derivative contracts (net of tax of $(16,833), $(10,261) and $16,517, respectively)	26,605	16,170	(24,980)
Total other comprehensive income (loss), net of tax	26,655	17,230	(24,981)
Comprehensive income (loss)	(44,135)	53,501	(25,549)
Comprehensive (income) loss attributable to noncontrolling interest	65,449	180	(86,968)
Total comprehensive income (loss) attributable to Forest City Enterprises, Inc.	$21,314	$53,681	$(112,517)

The accompanying notes are an integral part of these consolidated financial statements.

Forest City Enterprises, Inc. and Subsidiaries
Consolidated Statements of Equity

	Preferred Stock		Common Stock				Additional Paid-in Capital				Accumulated Other Comprehensive (Loss) Income
	Series A		Class A		Class B			Retained Earnings	Treasury Stock			Noncontrolling Interest
	Shares	Amount	Shares	Amount	Shares	Amount			Shares	Amount			Total
	(in thousands)
Balances at January 31, 2011	4,400	$220,000	144,252	$48,084	21,219	$7,073	$689,004	$673,875	21	$(259)	$(94,429)	$330,912	$1,874,260
Net earnings, net of $4,567 attributable to redeemable noncontrolling interest								(86,486)				90,485	3,999
Other comprehensive loss, net of tax											(26,031)	1,050	(24,981)
Purchase of treasury stock									90	(1,670)			(1,670)
Conversion of Class B to Class A shares			284	95	(284)	(95)							—
Issuance of Class A shares in exchange for Convertible Senior Notes due 2016			3,444	1,148			47,594						48,742
Restricted stock vested			343	114			(114)						—
Exercise of stock options			13	4			136		(3)	55			195
Preferred stock dividends								(15,400)					(15,400)
Stock-based compensation							12,585						12,585
Excess income tax deficiency from stock-based compensation							(812)						(812)
Redeemable noncontrolling interest adjustment							(6,887)						(6,887)
Acquisition of partner's noncontrolling interest in consolidated subsidiaries							(518)					(20,435)	(20,953)
Contributions from noncontrolling interests												6,087	6,087
Distributions to noncontrolling interests												(89,644)	(89,644)
Change to equity method of accounting for subsidiaries												(33,598)	(33,598)
Other changes in noncontrolling interests												(51)	(51)
Balances at January 31, 2012	4,400	$220,000	148,336	$49,445	20,935	$6,978	$740,988	$571,989	108	$(1,874)	$(120,460)	$284,806	$1,751,872
Net earnings, net of $9,785 attributable to redeemable noncontrolling interest								36,425				9,631	46,056
Other comprehensive income, net of tax											17,257	(27)	17,230
Purchase of treasury stock									129	(1,963)			(1,963)
Conversion of Class B to Class A shares			700	233	(700)	(233)							—
Issuance of Class A shares in exchange for Series A preferred stock	(4,189)	(209,448)	13,852	4,617			201,530	(19,069)					(22,370)
Restricted stock vested			519	173			(173)						—
Exercise of stock options			322	108			4,531		(230)	3,729			8,368
Preferred stock dividends								(13,060)					(13,060)
Stock-based compensation							14,751						14,751
Excess income tax deficiency from stock-based compensation							(961)						(961)
Redeemable noncontrolling interest adjustment							(8,424)						(8,424)
Acquisition of partners' noncontrolling interest in consolidated subsidiaries							(20,197)					(7,138)	(27,335)
Contributions from noncontrolling interests												1,886	1,886
Distributions to noncontrolling interests												(27,680)	(27,680)
Change to equity method of accounting for subsidiaries												(724)	(724)
Other changes in noncontrolling interests												925	925
Balances at January 31, 2013	211	$10,552	163,729	$54,576	20,235	$6,745	$932,045	$576,285	7	$(108)	$(103,203)	$261,679	$1,738,571
Net loss, net of $16,847 attributable to redeemable noncontrolling interest								(5,307)				(48,636)	(53,943)
Other comprehensive income, net of tax											26,621	34	26,655
Purchase of treasury stock									180	(3,167)			(3,167)
Conversion of Class B to Class A shares			62	20	(62)	(20)							—
Issuance of Class A shares in exchange for Series A preferred stock	(110)	(5,489)	363	121			5,368						—
Redemption of Series A preferred stock	(101)	(5,063)											(5,063)
Proceeds from settlement of equity call hedge related to issuance of preferred stock							23,099		765	(12,868)			10,231
Issuance of Class A shares in exchange for Puttable Equity-Linked Senior Notes due 2014			13,679	4,559			189,786						194,345
Restricted stock vested			600	202			(202)						—
Exercise of stock options			66	22			966		(10)	165			1,153
Preferred stock dividends								(185)					(185)
Stock-based compensation							16,197						16,197
Excess income tax deficiency from stock-based compensation							(133)						(133)
Redeemable noncontrolling interest adjustment							50,546						50,546
Acquisition of partner's noncontrolling interest in consolidated subsidiaries							(95,924)					(2,763)	(98,687)
Contributions from noncontrolling interests												80,339	80,339
Distributions to noncontrolling interests												(36,400)	(36,400)
Change to equity method of accounting for subsidiaries												5,660	5,660
Adjustment due to change in ownership of consolidated subsidiaries							(26,000)					26,000	—
Balances at December 31, 2013	—	$—	178,499	$59,500	20,173	$6,725	$1,095,748	$570,793	942	$(15,978)	$(76,582)	$285,913	$1,926,119

The accompanying notes are an integral part of these consolidated financial statements.

Forest City Enterprises, Inc. and Subsidiaries
Consolidated Statements of Cash Flows

	11 Months Ended	Years Ended
	December 31, 2013	January 31, 2013	January 31, 2012
	(in thousands)
Net earnings (loss)	$(70,790)	$36,271	$(568)
Depreciation and amortization	273,054	212,254	192,009
Amortization of mortgage procurement costs	8,375	10,966	10,765
Impairment of real estate	421,361	30,660	235
Impairment of unconsolidated entities	—	390	40,284
Write-offs of abandoned development projects	30,214	26,850	8,838
Gain on extinguishment of debt	(4,549)	(7,096)	(9,590)
Other income - net gain on sale of a fiber optics network	(6,734)	—	—
Net (gain) loss on land held for divestiture activity	7,382	(6,480)	115,654
Net gain on disposition of partial interests in rental properties	(496,092)	—	(17,665)
Net gain on change in control of interests	(2,762)	(8,351)	—
Deferred income tax expense (benefit)	11,704	46,523	(51,082)
Equity in earnings	(107,825)	(85,798)	(21,147)
Net (gain) loss on land held for divestiture activity of unconsolidated entities	(1,338)	40,777	41,902
Stock-based compensation expense	10,371	9,355	7,650
Amortization and mark-to-market adjustments of derivative instruments	7,661	(7,738)	2,279
Non-cash interest expense related to Senior Notes	290	489	1,737
Cash distributions from operations of unconsolidated entities	64,346	80,027	59,399
Non-cash operating expenses included in discontinued operations	72,922	14,207	49,006
Gain on disposition included in discontinued operations	(41,831)	(100,900)	(133,554)
Decrease (increase) in land inventory	8,966	11,401	(1,040)
Decrease in land held for divestiture	199	55,650	—
(Increase) decrease in notes and accounts receivable	(12,684)	(2,228)	3,575
Decrease (increase) in other assets	38,612	4,888	(11,433)
(Decrease) increase in accounts payable, accrued expenses and other liabilities	(48,047)	55,328	15,863
Net cash provided by operating activities	162,805	417,445	303,117
Cash Flows from Investing Activities
Capital expenditures	(461,628)	(803,865)	(760,381)
Payment of lease procurement costs	(8,308)	(11,992)	(22,907)
Increase in notes receivable	(42,158)	(37,583)	(14,489)
Decrease in restricted cash and escrowed funds used for investing purposes	58,555	117,690	94,596
Proceeds from disposition of full or partial interests in rental properties and other investment	625,027	113,842	353,243
Decrease in investments in and advances to unconsolidated entities	97,602	167,607	37,249
Increase in investments in and advances to unconsolidated entities	(41,093)	(56,977)	(123,069)
Net cash provided by (used in) investing activities	227,997	(511,278)	(435,758)
Cash Flows from Financing Activities
Proceeds from nonrecourse mortgage debt and notes payable	629,714	907,608	695,449
Principal payments on nonrecourse mortgage debt and notes payable	(889,566)	(593,810)	(572,584)
Borrowings on bank revolving credit facility	899,794	458,700	464,575
Payments on bank revolving credit facility	(899,794)	(458,700)	(601,727)
Proceeds from issuance of Convertible Senior Notes due 2020, net of $8,750 of issuance costs	291,250	—	—
Proceeds from issuance of Convertible Senior Notes due 2018, net of $10,625 of issuance costs	—	—	339,375
Redemption of Puttable Equity-Linked Senior Notes due 2014	(1,058)	—	—
Redemption of Senior Notes due 2015	(53,253)	—	—
Redemption of Senior Notes due 2017	(132,144)	—	—
Redemption of Senior Notes due 2034	(218,951)	—	—
Payment of Puttable Equity-Linked Senior Notes due 2011	—	—	(39,407)
Make-whole premium and inducements related to exchange of Senior Notes due 2014 for Class A common stock	(5,490)	—	—
Transaction costs related to exchange of Senior Notes for Class A common stock	(2,300)	—	(3,200)
Deferred financing costs	(10,239)	(25,217)	(14,923)
Change in restricted cash and escrowed funds and book overdrafts	—	(8,208)	(10,371)
Purchase of treasury stock	(3,167)	(1,963)	(1,670)
Inducements related to conversion of preferred stock for Class A common stock	—	(19,069)	—
Transaction costs related to conversion of preferred stock for Class A common stock	—	(3,301)	—
Redemption of Series A preferred stock	(5,063)	—	—
Proceeds from equity call hedge related to the issuance of Series A preferred stock	10,231	—	—
Exercise of stock options	1,153	8,368	195
Dividends paid to preferred shareholders	(185)	(13,060)	(15,400)
Acquisitions of noncontrolling interests	(98,687)	(27,335)	—
Contribution from redeemable noncontrolling interest	—	11,348	—
Contributions from noncontrolling interests	80,339	1,886	6,087
Distributions to noncontrolling interests	(36,400)	(27,680)	(89,644)
Net cash (used in) provided by financing activities	(443,816)	209,567	156,755
Net (decrease) increase in cash and equivalents	(53,014)	115,734	24,114
Cash and equivalents at beginning of period	333,220	217,486	193,372
Cash and equivalents at end of period	$280,206	$333,220	$217,486
The accompanying notes are an integral part of these consolidated financial statements.

Forest City Enterprises, Inc. and Subsidiaries
Consolidated Statements of Cash Flows

Supplemental Non-Cash Disclosures:
The following table represents a summary of non-cash transactions primarily as a result of changes in consolidation methods due to the occurrence of certain triggering events including, but not limited to, the dispositions of partial interests in rental properties and other recapitalization transactions. Other non-cash transactions included in the table include acquisitions of partners' noncontrolling interests, dispositions of properties whereby the nonrecourse mortgage debt is assumed by the buyer, exchange of senior debt for (i) new issuances of senior notes, (ii) shares of the Company’s Class A common stock or (iii) shares of the Company’s Series A Preferred Stock, conversion of Series A preferred stock to Class A common stock, change in construction payables, change in the fair market value of the redeemable noncontrolling interest and capitalization of stock-based compensation granted to employees directly involved with the development and construction of real estate.

	11 Months Ended	Years Ended
	December 31, 2013	January 31, 2013	January 31, 2012
	(in thousands)
Operating activities
(Increase) decrease in land inventory	$(59,270)	$(4,201)	$7,628
Decrease (increase) in land held for divestiture	1,717	(2,944)	—
Decrease in notes and accounts receivable	10,989	7,937	16,785
Decrease in other assets	104,444	2,465	155,458
(Decrease) increase in accounts payable, accrued expenses and other liabilities	(47,233)	(34,991)	14,188
Total effect on operating activities	$10,647	$(31,734)	$194,059
Investing activities
Decrease in projects under construction and development	$87,857	$33,662	$420,663
Decrease in completed rental properties	842,261	170,033	1,230,710
Decrease in restricted cash and escrowed funds	4,326	14,463	149,586
(Increase) decrease in investments in and advances to unconsolidated entities	(32,078)	21,826	(298,492)
Total effect on investing activities	$902,366	$239,984	$1,502,467
Financing activities
Decrease in nonrecourse mortgage debt and notes payable	$(903,085)	$(215,008)	$(1,648,245)
Decrease in senior and subordinated debt	(218,675)	(6,049)	(40,000)
Decrease in restricted cash and escrowed funds	—	8,208	—
Decrease in preferred stock	(5,489)	(209,448)	—
Increase in Class A common stock	4,680	4,617	959
Increase in additional paid-in capital	241,268	200,448	36,904
Increase in treasury stock	(12,868)	—	—
(Decrease) increase in redeemable noncontrolling interest	(50,546)	8,424	6,887
Increase (decrease) in noncontrolling interest	31,702	558	(53,031)
Total effect on financing activities	$(913,013)	$(208,250)	$(1,696,526)

Forest City Enterprises, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

A. Summary of Significant Accounting Policies
Nature of Business
Forest City Enterprises, Inc. (the “Company”) principally engages in the ownership, development, management and acquisition of commercial and residential real estate and land throughout the United States. The Company operates through three strategic business units and has six reportable operating segments. The three strategic business units, which represent four reportable operating segments, are the Commercial Group, Residential Group and Land Development Group (collectively, the “Real Estate Groups”). The Commercial Group, the Company’s largest strategic business unit, owns, develops, acquires and operates regional malls, specialty/urban retail centers, office and life science buildings and mixed-use projects. Additionally, it operates Barclays Center, a sports and entertainment arena located in Brooklyn, New York, which is reported as a separate reportable operating segment ("Arena"). The Residential Group owns, develops, acquires and operates residential rental properties, including upscale and middle-market apartments and adaptive re-use developments. Additionally, the Residential Group owns interests in entities that develop and manage military family housing. The Land Development Group acquires and sells both land and developed lots to residential, commercial and industrial customers at its Stapleton project in Denver, Colorado.
Corporate Activities and The Nets, a member of the National Basketball Association (“NBA”) in which the Company accounts for its investment on the equity method of accounting, are the other reportable operating segments.
The Company has approximately $9.0 billion of consolidated assets in 26 states and the District of Columbia at December 31, 2013. The Company’s core markets include Boston, Chicago, Dallas, Denver, Los Angeles, the Greater New York City metropolitan area, Philadelphia, the Greater San Francisco metropolitan area and the Greater Washington D.C. metropolitan area. The Company has offices in Albuquerque, Boston, Dallas, Denver, Los Angeles, New York City, San Francisco, Washington, D.C., and the Company’s corporate headquarters in Cleveland, Ohio.
Change in Fiscal Year-End
On March 29, 2012, the Board of Directors of the Company approved a change to the Company's fiscal year-end to December 31 from January 31, effective December 31, 2013 (the “Year-end change”). As a result, the Company is presenting an 11 month period ended December 31, 2013 as its transition period (the “2013 Transition period”) in this Form 10-KT. Due to the Year-end change, many of the differences in comparisons of the Company's results are impacted by the one-month difference between the 2013 Transition period and the full years. The Company believes the Year-end change is important and useful to its financial statement users to allow for increased comparability of its performance to its peers. The years 2013, 2012 and 2011 refer to the 11 months ended December 31, 2013 and the fiscal years ended January 31, 2013 and 2012, respectively.
Principles of Consolidation
The accompanying consolidated financial statements include the accounts of Forest City Enterprises, Inc., its wholly-owned subsidiaries and entities in which it has a controlling interest in accordance with accounting principles generally accepted in the United States of America (“GAAP”). All intercompany balances and transactions have been eliminated in consolidation.
The accounting guidance for consolidation of variable interest entities (“VIE”) requires an ongoing reassessment of determining whether a variable interest gives a company a controlling financial interest in a VIE. The Company continuously reassesses whether or not it has the (a) power to direct the activities of the VIE that most significantly affect its economic performance and (b) the obligation to absorb losses or the right to receive benefits that could potentially be significant to the VIE.
Variable Interest Entities
The Company’s VIEs consist of joint ventures that are engaged in the ownership, development and management of office buildings, regional malls, specialty retail centers, apartment communities, military housing and The Nets. As of December 31, 2013, the Company determined that it was the primary beneficiary of 33 VIEs representing 24 properties, which are consolidated. The creditors of the consolidated VIEs do not have recourse to the Company’s general credit. As of December 31, 2013, the Company held variable interests in 59 VIEs for which it is not the primary beneficiary, which are accounted for as equity method investments. The maximum exposure to loss as a result of the ownership of these unconsolidated VIEs is limited to the Company’s applicable investment balances, which approximates $62,000,000 at December 31, 2013.

Forest City Enterprises, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Use of Estimates
The preparation of consolidated financial statements in conformity with GAAP requires the Company to make estimates and assumptions in certain circumstances that affect amounts reported in the accompanying consolidated financial statements and related notes. Some of the critical estimates made by the Company include, but are not limited to, determination of the primary beneficiary of VIEs, estimates of useful lives for long-lived assets, reserves for collection on accounts and notes receivable and other investments, impairment of real estate and other-than-temporary impairments on its equity method investments. As a result of the nature of estimates made by the Company, actual results could differ.
In April 2013, management approved a plan to demolish Ten MetroTech Center, an office building in Brooklyn, New York, to clear the land for its redevelopment or sale. Accordingly, the original useful life, estimated to expire in 2042, of Ten MetroTech Center was adjusted to expire at the demolition date in October 2013, which resulted in $45,500,000 of accelerated depreciation expense recognized in the Consolidated Statements of Operations during the 11 months ended December 31, 2013.
Reclassifications
Certain prior year amounts in the accompanying consolidated financial statements have been reclassified to conform to the current year's presentation. Certain parcels of land adjacent to the Company's existing operating assets amounting to $34,250,000 were reclassified from projects under construction and development to land inventory in the Consolidated Balance Sheet as of January 31, 2013.
Recognition of Revenue
Real Estate Sales and Assets Held for Sale – The specific timing of a sale transaction and recognition of profit is measured against various criteria in the real estate sales accounting guidance covering the terms of the transaction and any continuing involvement in the form of management or financial assistance associated with the property. If the sales criteria are not met, the Company defers gain recognition and accounts for the transaction by applying the deposit, finance, installment or cost recovery methods, as appropriate.
Consolidated properties that have been sold or determined to be held for sale are reported as discontinued operations. The determination of when an asset qualifies as held for sale requires significant judgment. Factors the Company considers when evaluating whether an asset qualifies as held for sale include, among other things, whether the potential sale is approved by management, the status of any marketing efforts, interest from prospective buyers, the status of any sale negotiations and the probability of whether the asset will be sold in twelve months. Each potential sale is evaluated based on its separate facts and circumstances.
Leasing Operations – The Company enters into leases with tenants in its rental properties. The lease terms in the retail centers and office buildings generally range from 1 to 30 years, excluding leases with certain anchor tenants, which typically are longer. Minimum rents are recognized on a straight-line basis over the non-cancelable term of the related lease, which include the effects of rent steps and rent abatements under the leases. Overage rents are recognized after the contingency has been removed (i.e., sales thresholds have been achieved). Recoveries from tenants for taxes, insurance and other commercial property operating expenses are recognized as revenues in the period the applicable costs are incurred.
Construction – Revenues and profit on long-term fixed-price contracts are recorded using the percentage-of-completion method. Revenues on reimbursable cost-plus fee contracts are recorded in the amount of the accrued reimbursable costs plus proportionate fees at the time the costs are incurred.
Military Housing Fee Revenues – Property management and asset management fees are earned based on a contractual percentage of the annual net rental income and annual operating income, respectively, generated by the military housing privatization projects as defined in the agreements. Additional property management incentive fees are recognized based upon successful completion of criteria set forth in the property management agreements.
Development fees are earned based on a contractual percentage of the actual development costs incurred. Additional development incentive fees are recognized based upon successful completion of criteria, such as incentives to realize development cost savings, encourage small and local business participation, comply with specified safety standards and other project management incentives as specified in the development agreements.
Construction management fees are earned based on a contractual percentage of the actual construction costs incurred. Additional construction incentive fees are recognized based upon successful completion of certain criteria as set forth in the construction contracts.
Arena Revenues – The Arena naming rights agreement with Barclays Services Corporation commenced with the opening of the Arena, has a 20 year term and is subject to certain extension rights. Arena naming rights revenue is recognized on a straight-line basis over the term of the agreement.
Arena founding partner and sponsor agreements entitle the parties to certain sponsorship, promotional, media, hospitality and other rights and entitlements. These agreements expire at various terms ranging from one to seven years from the opening of the Arena and revenue is recognized on a straight-line basis over the term of the agreements.

Forest City Enterprises, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Arena suite licenses entitle the licensee to the use of a luxury suite in the Arena. The terms of the suite license agreements commenced on the date the Arena opened and range from one to seven years. Revenue is recognized on a straight-line basis over the term of the agreements.
Ticketing fee revenue is based on the Arena's share of ticket sale fees in accordance with an agreement with Ticketmaster. Revenue from ticketing fees is deferred and recognized upon settlement of the related event.
Recognition of Costs and Expenses
Operating expenses primarily represent the recognition of operating costs, which are charged to operations as incurred, administrative expenses and taxes other than income taxes. Interest expense and real estate taxes during active development and construction are capitalized as a part of the project cost.
Depreciation and amortization is generally computed on a straight-line method over the estimated useful life of the asset. The estimated useful lives of buildings (other than the Arena) and certain first generation tenant allowances that are considered by management as a component of the building are 40 to 50 years. The estimated useful life of the Arena is 34.5 years, reflecting the ground leases on which the Arena was built. Subsequent tenant improvements and those first generation tenant allowances that are not considered a component of the building are amortized over the lesser of the remaining useful life of the asset or the term of the tenant’s lease. This estimated life is based on the length of time the asset is expected to generate positive operating cash flows. Actual events and circumstances can cause the life of the building and tenant improvement to be different than the estimates made. Additionally, lease terminations can affect the economic life of the tenant improvements.
Major improvements and tenant improvements that are the Company’s assets are capitalized in real estate costs and expensed through depreciation charges. Tenant improvements that are lease inducements are capitalized into other assets and amortized as a reduction of rental revenues over the term of the tenant’s lease. Repairs, maintenance and minor improvements are expensed as incurred.
A variety of costs are incurred in the development and leasing of properties. After determination is made to capitalize a cost, it is allocated to the specific component of a project that is benefited. Determination of when a development project is substantially complete and capitalization must cease involves judgment. The Company’s capitalization policy on development properties is based on accounting guidance for the capitalization of interest cost and accounting guidance for costs and the initial rental operations of real estate properties. The costs of land and buildings under development include specifically identifiable costs. The capitalized costs include pre-construction costs essential to the development of the property, development costs, construction costs, interest costs, real estate taxes, salaries and related costs and other costs incurred during the period of development. The Company considers a construction project as substantially complete and held available for occupancy upon the completion of tenant improvements, but no later than one year from cessation of major construction activity. The Company ceases capitalization on any portion substantially completed and occupied or held available for occupancy, and capitalizes only those costs associated with the portion under construction. Costs and accumulated depreciation applicable to assets retired or sold are eliminated from the respective accounts and any resulting gains or losses are reported in the Consolidated Statements of Operations.
Impairment of Real Estate
The Company reviews its real estate portfolio, including land inventory, for impairment whenever events or changes indicate that its carrying value may not be recoverable. Impairment indicators include, but are not limited to, significant decreases in property net operating income, significant decreases in occupancy rates, the physical condition of the property and general economic conditions. A property’s value is impaired only if, in management’s estimate, the aggregate future cash flows (undiscounted and without interest charges) to be generated by the property are less than the carrying value of the property. In addition, the undiscounted cash flows may consider a probability-weighted cash flow estimation approach when alternative courses of action to recover the carrying amount of a long-lived asset are under consideration or a range is estimated at the balance sheet date. Significant estimates are made in the determination of future undiscounted cash flows including future net operating income, estimated hold periods, risk of foreclosure and estimated cash proceeds received upon disposition of the asset. To the extent an impairment has occurred, the loss will be measured as the excess of the carrying amount of the property over the fair value of the property. Determining fair value of real estate, if required, also involves significant judgments and estimates including discount and capitalization rates. Changes to these estimates made by management could affect whether or not an impairment charge would be required and/or the amount of impairment charges recognized.
Impairment of Unconsolidated Entities
The Company reviews its unconsolidated entities for other-than-temporary impairments whenever events or changes indicate that its carrying value in the investments may be in excess of fair value. A loss in value of an equity method investment which is other-than-temporary is recognized as an impairment of unconsolidated entities. This determination is based upon the length of time elapsed, severity of decline, possible recovery period and other relevant facts. Determining fair value of a real estate investment and whether or not a loss is other-than-temporary involves significant judgments and estimates. Examples of these estimates include timing and amounts of expected cash flows, discount rates, capitalization rates and comparable sales data, among other things. Changes to these estimates could affect whether or not an impairment charge would be required and/or the amount of impairment charges recognized.

Forest City Enterprises, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Stock-Based Compensation
Stock-based compensation cost is measured at the date of grant and is based on the fair value of the equity award. The fair value of stock options is computed using the Black-Scholes option pricing model, which incorporates assumptions for risk-free rate, expected volatility, dividend yield, and expected life of the options. The fair value of restricted stock is equal to the closing price of the stock on the date of grant. The fair value cost of stock options and restricted stock, as adjusted for estimated forfeitures, is recognized over the requisite service period of the grantee using the straight-line attribution method. Cost recognition is accelerated if the grantee is retirement-eligible (as defined in the 1994 Stock Plan, as amended) or becomes retirement-eligible before the end of the nominal vesting period. The cost is recognized immediately if the grantee is retirement-eligible at the date of grant or on a straight-line basis over the period ending with the first anniversary from the date of grant when the individual becomes retirement-eligible. The fair value of performance shares that do not have a market condition is equal to the closing price of the underlying stock on the date of grant. The compensation cost is recognized on a straight-line basis over the requisite service period if it is probable that the performance goals will be achieved. The fair value of performance shares that have a market condition is computed using a Monte Carlo simulation. The compensation cost is recognized over the requisite service period if the requisite service is rendered, even if the market condition is never satisfied.
Earnings Per Share
The Company’s restricted stock is considered a participating security pursuant to the two-class method for computing basic earnings per share (“EPS”). The Class A Common Units issued in exchange for Bruce C. Ratner’s noncontrolling interests in the Forest City Ratner Company portfolio in November 2006, which are reflected as noncontrolling interests in the Consolidated Balance Sheets, are considered convertible participating securities as they are entitled to participate in dividends paid to the Company’s common shareholders. The Class A Common Units are included in the computation of basic EPS using the two-class method and are included in the computation of diluted EPS using the if-converted method. The Class A common stock issuable in connection with a put or conversion of the Puttable Equity-Linked Senior Notes due 2014, Convertible Senior Notes due 2016, Convertible Senior Notes due 2018, Convertible Senior Notes due 2020 and Series A Cumulative Perpetual Convertible Preferred Stock are included in the computation of diluted EPS using the if-converted method.
Acquisition of Rental Properties
Upon acquisition of a rental property, the purchase price of the property is allocated to net tangible and identified intangible assets acquired based on fair values. Above-market and below-market in-place lease values for acquired properties are recorded based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) the Company's estimate of the fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the lease. Capitalized above-market lease values are amortized as a reduction of rental revenues (or rental expense for ground leases in which the Company is the lessee) over the remaining non-cancelable terms of the respective leases. Capitalized below-market lease values are amortized as an increase to rental revenues (or rental expense for ground leases in which the Company is the lessee) over the remaining non-cancelable terms of the respective leases, including any fixed-rate renewal periods that are probable of being exercised. For the Company's below market lease and in-place lease intangibles that remain at December 31 and January 31, 2013, there were no fixed rate renewal periods associated with these leases that the Company deemed probable of renewal and included in the calculation of the intangible asset value or related amortization period.
Intangible assets also include amounts representing the value of tenant relationships and in-place leases based on the Company's evaluation of each tenant’s lease and its overall relationship with the respective tenant. The Company estimates the cost to execute leases with terms similar to in-place leases, including leasing commissions, legal expenses and other related expenses. This intangible asset is amortized to expense over the remaining term of the respective lease. The Company's estimates of value are made using methods similar to those used by independent appraisers or by using independent appraisals. Factors considered by the Company in this analysis include an estimate of the carrying costs during the expected lease-up periods, current market conditions and costs to execute similar leases. In estimating carrying costs, the Company includes real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease-up periods, which primarily range from three to twelve months. The Company also considers information obtained about each property as a result of its pre-acquisition due diligence, marketing and leasing activities in estimating the fair value of the tangible and intangible assets acquired. The Company also uses the information obtained as a result of its pre-acquisition due diligence in considering any conditional asset retirement obligations, and when necessary, will record a conditional asset retirement obligation as part of its purchase price.

Forest City Enterprises, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

When calculating the estimated value to assign to a tenant relationship intangible asset, the Company estimates the likelihood that a lessee will execute a lease renewal and other factors relative to the relationship. In determining the likelihood of lease renewal, the Company utilizes a probability weighted model based on many factors. Other qualitative factors related to the relationship that the Company considers include, but are not limited to, the nature and extent of the business relationship with the tenant, growth prospects for developing new business with the tenant and the tenant’s credit quality. The value of tenant relationship intangibles is amortized over the remaining initial lease term and expected renewals, but in no event longer than the remaining depreciable life of the building. The value of in-place leases is amortized over the remaining non-cancelable term of the respective leases and any fixed-rate renewal periods that are deemed probable.
In the event that a tenant terminates its lease, the unamortized portion of each intangible asset, including market rate adjustments, in-place lease values and tenant relationship values, would be charged to expense.
Cash and Equivalents
The Company considers all highly liquid instruments purchased with a maturity of three months or less to be cash equivalents. Cash equivalents are stated at cost, which approximates market value.
Cash flows associated with items intended as hedges of identifiable transactions or events are classified in the same category as the cash flows from the items being hedged. Cash flows from derivatives not designated as cash flow or fair value hedges are generally classified in the investing section in the Consolidated Statements of Cash Flows.
Cash flows associated with lease procurement costs are classified as investing activities and consist primarily of lease commissions and related legal fees associated with procuring first generation tenants under long-term lease agreements for office buildings, retail regional malls or specialty retail centers. The Company primarily incurs these costs during the development phase of the project and they are integral to starting construction and ultimately completing the project. Management views these lease procurement costs as part of the initial investment to obtain long-term cash inflow.
The Company maintains operating cash and reserves for replacement balances in financial institutions which, from time to time, may exceed federally insured limits. The Company periodically assesses the financial condition of these institutions and believes that the risk of loss is minimal.
Restricted Cash and Escrowed Funds
Restricted cash and escrowed funds represent restricted amounts with financial institutions for debt services payments, taxes and insurance, collateral, security deposits, capital replacement, improvement and operating reserves, bond funds, development escrows and construction escrows.
Allowance for Doubtful Accounts and Reserves on Notes Receivable
The Company records allowances against its rent receivables from tenants and other receivables that it considers uncollectible. These allowances are based on management’s estimate of receivables that will not be realized from cash receipts in subsequent periods. The Company also maintains an allowance for receivables arising from the straight-lining of rents. This receivable arises from earnings recognized in excess of amounts currently due under lease agreements. Management exercises judgment in establishing these allowances and considers payment history and current credit status in developing these estimates. The allowance against the straight-line rent receivable is based on historical experience with early lease terminations as well as specific review of significant tenants and tenants that are having known financial difficulties. There is a risk that the estimate of the expected activity of current tenants may not accurately reflect future events. If the estimate does not accurately reflect future tenant vacancies, the reserve for straight-line rent receivable may be over or understated by the actual tenant vacancies that occur.
The Company estimates the allowance for notes receivable based on its assessment of expected future cash flows estimated to be received with consideration given to any collateral of the respective note. If the estimate of expected future cash flows does not accurately reflect actual events, the reserve on notes receivable may be over or understated by the actual cash flows that occur.

Forest City Enterprises, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Investments in Unconsolidated Entities
The Company accounts for its investments in unconsolidated entities using the equity method of accounting whereby the cost of an investment is adjusted for the Company’s share of income or loss from the date of acquisition, increased for equity contributions made and reduced by distributions received. The income or loss for each unconsolidated entity is allocated in accordance with the provisions of the applicable operating agreements, which may differ from the ownership interest held by each investor. Certain investments in unconsolidated entities' share of cumulative allocated losses and cash distributions received exceeds its cumulative allocated share of income and equity contributions. As a result, the carrying value of certain investments in unconsolidated entities is negative. Unconsolidated entities with negative carrying values are included in cash distributions and losses in excess of investments in unconsolidated entities in the Consolidated Balance Sheets. Differences between the Company’s carrying value of its investment in unconsolidated entities and the Company’s underlying equity of such unconsolidated entities are amortized over the respective lives of the underlying assets or liabilities, as applicable. The Company records income or loss in certain unconsolidated entities based on the distribution priorities, which may change upon the achievement of certain return thresholds.
The Company invests in projects through partnerships and limited liability entities. The Company may provide funding in excess of its legal ownership. These fundings are typically interest-bearing or entitle the Company to a preference on and of such advances on property cash flows and are included in investments in and advances to unconsolidated entities.
Other Assets
Included in other assets are costs incurred in connection with obtaining financings which are deferred and amortized over the life of the related debt. Costs incurred in connection with leasing space to tenants are also included in other assets and are deferred and amortized using the straight-line method over the lives of the related leases.
Intangible Assets
Upon an acquisition of a rental property, the Company records intangible assets acquired at their estimated fair value separate and apart from goodwill. The Company amortizes identified intangible assets with finite lives on a straight-line basis over the period the assets are expected to contribute directly or indirectly to the future cash flows of the acquired property. Intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. An impairment loss is recognized if the carrying amount of an intangible asset is not recoverable and its carrying amount exceeds its estimated fair value.
In connection with the Company’s military housing projects, intangible assets are recorded based upon the costs associated with acquiring military housing development and management contracts. Intangible assets related to the military housing development contracts are amortized based upon the ratio of development fees earned in relation to overall fee income to be earned throughout the contract period. Intangible assets related to the military housing management contracts are amortized based upon a straight-line basis over the remaining term of the management contracts.
Accumulated Other Comprehensive Loss
The following table summarizes the components of accumulated other comprehensive income (loss) (“accumulated OCI”):

	December 31,	January 31,
	2013	2013	2012
	(in thousands)
Unrealized losses on securities	$—	$340	$445
Unrealized (gains) losses on foreign currency translation	189	(69)	1,558
Unrealized losses on interest rate contracts(1)	125,059	168,497	194,928
	125,248	168,768	196,931
Income tax benefit	(48,517)	(65,382)	(76,315)
Noncontrolling interest	(149)	(183)	(156)
Accumulated Other Comprehensive Loss	$76,582	$103,203	$120,460

(1)
Included in the amounts as of December 31, 2013, January 31, 2013 and January 31, 2012 are $97,360, $126,506 and $143,303, respectively, of unrealized loss on an interest rate swap associated with New York Times office building on its nonrecourse mortgage debt with a notional amount of $640,000. This swap effectively fixes the mortgage at an all-in lender interest rate of 6.40% and expires in September 2017.

Forest City Enterprises, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

The following table summarizes the changes, net of tax and noncontrolling interest, of accumulated OCI by component for the 11 months ended December 31, 2013:

	Securities	Foreign Currency Translation	Interest Rate Contracts	Total
	(in thousands)
Balance, February 1, 2013	$(208)	$42	$(103,037)	$(103,203)
OCI before reclassifications	430	(158)	22,707	22,979
(Gain) loss reclassified from accumulated OCI	(222)	—	3,864	3,642
Total other comprehensive income	208	(158)	26,571	26,621
Balance, December 31, 2013	$—	$(116)	$(76,466)	$(76,582)
The following table summarizes (gains) losses reclassified from accumulated OCI and their location on the Consolidated Statements of Operations for the 11 months ended December 31, 2013:

Accumulated OCI Components	(Gain) Loss Reclassified from Accumulated OCI	Location on Consolidated Statements of Operations
	(in thousands)
Interest rate contracts	5,391	Interest expense
Interest rate contracts	867	Discontinued operations
Interest rate contracts	82	Equity in earnings
	6,340	Total before income tax and noncontrolling interest
	(2,460)	Income tax benefit
	(16)	Noncontrolling interest
	$3,864	Loss on interest rate contracts reclassified from accumulated OCI
Historic and New Market Tax Credit Entities
The Company has investments in properties that have received, or the Company believes are entitled to receive, historic preservation tax credits on qualifying expenditures under Internal Revenue Code (“IRC”) section 47 and new market tax credits on qualifying investments in designated community development entities (“CDEs”) under IRC section 45D, as well as various state credit programs, including participation in the New York State Brownfield Tax Credit Program, which entitles the members to tax credits based on qualified expenditures at the time those qualified expenditures are placed in service. The Company typically enters into these investments with sophisticated financial investors. In exchange for the financial investors’ initial contribution into the investment, the financial investor is entitled to substantially all of the benefits derived from the tax credit. Typically, these arrangements have put/call provisions (which range up to 7 years) whereby the Company may be obligated (or entitled) to repurchase the financial investors’ interest. The Company has consolidated each of these entities in its consolidated financial statements and has included these investor contributions in accounts payable, accrued expenses and other liabilities.
The Company guarantees to the financial investor that in the event of a subsequent recapture by a taxing authority due to the Company’s noncompliance with applicable tax credit guidelines, it will indemnify the financial investor for any recaptured tax credits. The Company initially records a liability for the cash received from the financial investor. The Company generally records income upon completion and certification of the qualifying development expenditures for historic preservation tax credits and upon certification of the qualifying investments in designated CDEs for new market tax credits, resulting in an adjustment of the liability at each balance sheet date to the amount that would be paid to the financial investor based upon the tax credit compliance regulations, which range from 0 to 7 years. Income related to the sale of tax credits of $19,347,000, $20,800,000 and $27,296,000 was recognized during the 11 months ended December 31, 2013 and the years ended January 31, 2013 and 2012, respectively, which was recorded in interest and other income.
Income Taxes
Deferred tax assets and liabilities are recorded to reflect the expected tax consequences on future years attributable to temporary differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities. The Company has recognized the benefit of its tax loss carryforward, which it expects to use as a reduction of the deferred tax expense. The Company records valuation allowances against deferred tax assets if it is more likely than not that a portion or all of the deferred tax asset will not be realized. The Company’s financial statements reflect the expected future tax consequences of a tax position if that tax position is more likely than not of being sustained upon examination, presuming the taxing authorities have full knowledge of the position and all relevant facts. The Company records interest and penalties related to uncertain income tax positions as a component of income tax expense.

Forest City Enterprises, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Derivative Instruments and Hedging Activities
Derivatives are recorded at fair value. The accounting for changes in the fair value of derivatives depends on the intended use of the derivative, whether the Company has elected to designate a derivative in a hedging relationship and whether it meets the hedge accounting requirements. Derivatives designated and qualifying as a hedge of the exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges. Derivatives designated and qualifying as a hedge of the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. Hedge accounting generally provides for the matching of the timing of gain or loss recognition on the hedging instrument with the recognition of the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk in a fair value hedge or the earnings effect of the hedged forecasted transactions in a cash flow hedge. The Company may enter into derivative contracts that are intended to economically hedge certain interest rate risk, even though the contracts do not qualify for or the Company has elected not to apply hedge accounting.
Noncontrolling Interest
Interests held by partners in consolidated entities are reflected in noncontrolling interest, which represents the noncontrolling interests’ share of the underlying net assets of the Company’s consolidated subsidiaries. Noncontrolling interest that is not redeemable is reported in the equity section of the Consolidated Balance Sheets.
Noncontrolling interests where the Company may be required to repurchase the noncontrolling interest at fair value under a put option or other contractual redemption requirements are reported in the mezzanine section of the Consolidated Balance Sheets as redeemable noncontrolling interest. The Company adjusts the redeemable noncontrolling interest to redemption value (which approximates fair value) at each balance sheet date with changes recognized as an adjustment to additional paid-in capital.
2013 Transition Period Comparative Data
The following table presents certain financial information for the 11 months ended December 31, 2013 and 2012, for comparability purposes.

	11 Months Ended December 31,
	2013	2012 (Unaudited)
	(in thousands)
Revenues from real estate operations	$998,272	$963,325
Expenses
Operating expenses	665,818	600,134
Depreciation and amortization	273,054	189,168
Write-offs of abandoned development projects and demolition costs	40,414	14,029
Impairment of real estate	421,361	30,660
Net loss on land held for divestiture activity	7,382	4,457
	1,408,029	838,448
Interest expense	(285,042)	(228,980)
Amortization of mortgage procurement costs	(8,375)	(9,987)
Gain on extinguishment of debt	4,549	6,807
Interest and other income	52,283	42,245
Net gain on disposition of partial interests in rental properties	496,092	—
Loss before income taxes	(150,250)	(65,038)
Income tax benefit	12,266	(12,430)
Net gain on change in control of interests	2,762	8,351

Earnings from unconsolidated entities, including impairment, gross of tax	107,825	84,543
Net gain (loss) on land held for divestiture activity, gross of tax	1,338	(42,606)
	109,163	41,937
Loss from continuing operations	(50,591)	(2,320)
Discontinued operations, net of tax	(20,199)	59,410
Net earnings (loss)	(70,790)	57,090
Noncontrolling interests	65,483	(5,635)
Net earnings (loss) attributable to Forest City Enterprises, Inc.	(5,307)	51,455
Preferred dividends and inducements of preferred stock conversions	(185)	(32,129)
Net earnings (loss) attributable to Forest City Enterprises, Inc. common shareholders	$(5,492)	$19,326

Forest City Enterprises, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

New Accounting Guidance
The following accounting pronouncements were adopted during the 11 months ended December 31, 2013:
In July 2013, the Financial Accounting Standards Board ("FASB") issued an amendment to the accounting guidance on the use of benchmark interest rates for hedge accounting. This guidance provides an entity the option to use the Fed Funds Effective Swap Rate, in addition to the rate on United States Treasuries and London Interbank Offered Rate ("LIBOR"), for hedge accounting purposes. The guidance also removes restrictions on using different benchmark rates for similar hedges. This guidance is effective prospectively for qualifying new or redesignated hedging relationships entered into on or after July 17, 2013. The adoption of this guidance did not have a material impact on the Company's consolidated financial statements.
In February 2013, the FASB issued an amendment to the accounting guidance for the reporting of amounts reclassified out of accumulated OCI. This guidance does not change the current requirements for reporting net income or other comprehensive income in financial statements. However, the amendments require an entity to provide information about the amounts reclassified out of accumulated OCI by component. In addition, an entity is required to present, either on the face of the statement where net income is presented or in the notes, significant amounts reclassified out of accumulated OCI by the respective line items of net income but only if the amount reclassified is required under GAAP to be reclassified to net income in its entirety in the same reporting period. For other amounts that are not required under GAAP to be reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures required under GAAP that provide additional detail about those amounts. The required disclosures upon adoption of this guidance on February 1, 2013 are included in the Company’s consolidated financial statements.
In July 2012, the FASB issued an amendment to the accounting guidance on testing indefinite-lived intangible assets for impairment. This guidance provides an entity the option to first assess qualitative factors to determine whether the existence of events and circumstances indicates that it is more likely than not that the indefinite-lived intangible asset is impaired. If an entity concludes that it is not more likely than not that the asset is impaired, then the entity is not required to take further action. If an entity concludes otherwise, it is required to determine the fair value of the indefinite-lived intangible asset and perform the quantitative test by comparing the fair value with the carrying amount. This guidance is effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012. The adoption of this guidance on February 1, 2013 did not have a material impact on the Company’s consolidated financial statements.
In December 2011, the FASB issued an amendment to the accounting guidance on derecognition of in substance real estate. This guidance specifies that when a parent company (reporting entity) ceases to have a controlling financial interest (as described in the accounting guidance on consolidation) in a subsidiary that is in substance real estate as a result of a default on the subsidiary’s nonrecourse debt, the reporting entity should apply the guidance on property, plant and equipment to determine whether it should derecognize the in substance real estate. Generally, a reporting entity would not satisfy the requirements to derecognize the in substance real estate before the legal transfer of the real estate to the lender and the extinguishment of the related nonrecourse indebtedness. This guidance is effective for fiscal years and interim reporting periods within those years, beginning on or after June 15, 2012. The adoption of this guidance on February 1, 2013 did not impact the Company’s consolidated financial statements or their comparability to previously issued financial statements as the guidance in this amendment is consistent with the Company's previous accounting policies.
In December 2011, the FASB issued an amendment to the accounting guidance that requires entities to disclose both gross and net information on financial instruments and transactions eligible for offset on the balance sheets and financial instruments and transactions subject to an agreement similar to a master netting arrangement. In January 2013, the FASB issued guidance clarifying that the scope of disclosures about offsetting assets and liabilities should apply only to derivatives and hedging instruments. This guidance is effective for annual and interim reporting periods beginning on or after January 1, 2013. The adoption of this guidance on February 1, 2013 did not have a material impact on the Company’s consolidated financial statements.
The following new accounting pronouncement will be adopted on its respective required effective date:
In July 2013, the FASB issued an amendment to the accounting guidance on the presentation of an unrecognized tax benefit when a net operating loss carryforward, a similar tax loss, or tax credit carryforward exists. This guidance, which clarifies whether the unrecognized tax benefit should be recorded as a liability or reduction of the related deferred tax asset, is effective for fiscal years and interim reporting periods within those years, beginning after December 15, 2013. The amendments should be applied prospectively to all unrecognized tax benefits that exist at the effective date. Retrospective application is permitted. The Company does not expect the adoption of this guidance to have a material impact on the Company's consolidated financial statements.

Forest City Enterprises, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

B. Notes and Accounts Receivable, Net
The components of notes and accounts receivable, net are as follows:

	December 31, 2013	January 31, 2013
	(dollars in thousands)
Straight-line rent from tenants	$135,370	$148,906
Military Housing, primarily reimbursable construction costs	29,771	32,507
Stapleton advances	145,917	107,749
Receivables from tenants	20,008	29,551
Other accounts receivable	101,411	88,938
Notes receivable	38,225	44,407
	470,702	452,058
Allowance for doubtful accounts	(15,141)	(25,858)
Notes and Accounts Receivable, Net	$455,561	$426,200
Weighted average interest rate on notes receivable	6.47%	4.58%
Notes receivable due within one year	$8,534	$12,157
Stapleton Advances
Stapleton Land, LLC, a consolidated subsidiary, has made certain interest-bearing advances to the Park Creek Metropolitan District for in-tract infrastructure. The Company recorded $10,047,000, $7,893,000 and $6,439,000 of interest income related to these advances for the 11 months ended December 31, 2013 and the years ended January 31, 2013 and 2012, respectively. The advances had a weighted average interest rate of 8.66% at December 31, 2013.
Allowance for Doubtful Accounts
The decrease in the allowance for doubtful accounts is primarily attributable to several retail property dispositions, including the partial disposition of retail assets during 2013, which are now accounted for as equity method investments and an overall improvement in the Company's historical write-off history of retail and office operating properties.

C. Investments in Unconsolidated Entities
Investments in unconsolidated entities include investments in and advances to unconsolidated entities and cash distributions and losses in excess of investments in unconsolidated entities that the Company does not control and/or is not deemed to be the primary beneficiary, which are accounted for under the equity method of accounting.
The following is a reconciliation of members’ and partners’ equity to the Company’s carrying value:

	December 31, 2013	January 31, 2013
	(in thousands)
Total members’ and partners’ equity	$798,590	$637,341
Equity of other members and partners	777,646	662,358
Company’s net investment in unconsolidated entities	20,944	(25,017)
Basis differences(1)	137,259	114,215
Advances to and on behalf of affiliates	32,119	74,703
Total Investments in Unconsolidated Entities, net	$190,322	$163,901
Assets - Investments in and advances to unconsolidated entities	$447,165	$456,628
Liabilities - Cash distributions and losses in excess of investments in unconsolidated entities	(256,843)	(292,727)
Total Investments in Unconsolidated Entities, net	$190,322	$163,901

(1)
Represents the aggregate difference between the Company’s historical cost basis and the basis reflected at the equity method venture level, which is typically amortized over the life of the related assets or liabilities. Basis differences relate to certain acquisition, transaction and other costs, as well as other-than-temporary impairments that are not reflected in the net assets at the equity method venture level.

Forest City Enterprises, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Summarized financial information for the equity method investments is as follows:

	(Combined 100%)
	December 31, 2013	January 31, 2013
	(in thousands)
Balance Sheets:
Real Estate
Completed rental properties	$8,142,158	$7,317,652
Projects under construction and development	205,465	106,705
Land inventory (1)	120,592	89,268
Total Real Estate	8,468,215	7,513,625
Less accumulated depreciation	(1,676,354)	(1,413,510)
Real Estate, net	6,791,861	6,100,115
Cash and equivalents	156,491	120,545
Restricted cash - military housing bond funds	116,372	146,484
Other restricted cash and escrowed funds	316,315	319,989
Other assets	1,074,972	730,308
Total Assets	$8,456,011	$7,417,441
Mortgage debt and notes payable, nonrecourse (2)	$7,113,515	$6,261,983
Other liabilities	543,906	518,117
Members’ and partners’ equity	798,590	637,341
Total Liabilities and Members’ and Partners’ Equity	$8,456,011	$7,417,441

(1)
The amounts at December 31 and January 31, 2013 include $85,879 and $89,268 of land held by unconsolidated entities in which the Company is currently reviewing its options to divest its interest in the land held by these unconsolidated entities.

(2)
The amounts at December 31 and January 31, 2013 include $17,160 and $18,638 of mortgage debt and notes payable, nonrecourse related to the land held by the unconsolidated entities discussed in footnote (1).

	(Combined 100%)
	11 Months Ended	Years Ended
	December 31, 2013	January 31, 2013	January 31, 2012
	(in thousands)
Operations:
Revenues	$1,177,189	$1,098,412	$974,860
Operating expenses	(677,524)	(613,282)	(518,463)
Interest expense including extinguishment of debt	(315,168)	(324,768)	(312,469)
Depreciation and amortization	(211,129)	(208,599)	(189,109)
Interest and other income	14,797	17,684	14,751
Net gain (loss) on land held for divestiture activity	2,742	(102)	—
Gain on disposition of partial interest in a rental property	—	131,027	—
Earnings (loss) from continuing operations	$(9,093)	$100,372	$(30,430)
Discontinued operations:
Operating earnings (loss) from rental properties	2,923	4,181	(3,093)
Gain on disposition of rental properties	68,311	—	—
Discontinued operations subtotal	71,234	4,181	(3,093)
Net earnings (loss) (pre-tax)	$62,141	$104,553	$(33,523)
Company’s portion of net earnings (pre-tax)	75,014	69,320	8,580
Impairment of investments in unconsolidated entities	—	(390)	(40,284)
Impairment of investments in unconsolidated entities with land held for divestiture	—	(40,406)	(41,902)
Gain on disposition or partial disposition of equity method investments	34,149	16,107	12,567
Net earnings (loss) (pre-tax) from unconsolidated entities	$109,163	$44,631	$(61,039)

Forest City Enterprises, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Gain on Disposition of Partial Interest in a Rental Property
In December 2012, the Company and its existing 49% partner sold a portion of their equity ownership interests in 8 Spruce Street, an apartment community in Manhattan, New York, for a cash sales price of $250,390,000. The new outside partner received a 49% equity ownership interest in 8 Spruce Street and the Company's ownership interest was reduced from approximately 36% to 18%. The transaction, which resulted in the Company receiving net cash proceeds of $129,037,000, qualified for full gain recognition. Therefore, the Company recognized a gain on disposition of partial interest in a rental property of $34,959,000, net of transaction costs, during the year ended January 31, 2013. Subsequent to the transaction, the Company continues to account for its investment in 8 Spruce Street under the equity method of accounting, as each of the outside partners are deemed to have substantive participating rights.
Impairment of Investments in Unconsolidated Entities
The following table shows the detail of the impairments noted above:

		11 Months Ended	Years Ended
		December 31, 2013	January 31, 2013	January 31, 2012
		(in thousands)
Village at Gulfstream Park (Specialty Retail Center)	Hallandale Beach, Florida	$—	$—	$35,674
Commercial land and development rights	Cleveland, Ohio	—	—	4,610
Other		—	390	—
Total impairment of investments in unconsolidated entities		$—	$390	$40,284
Gain on Disposition or Partial Disposition of Rental Properties and Equity Method Investments
Upon disposition, investments accounted for under the equity method of accounting are not classified as discontinued operations; therefore, gains or losses on the disposition of these properties are reported in continuing operations. The following table summarizes the gains and losses on the disposition or partial disposition of unconsolidated entities:

		11 Months Ended	Years Ended
		December 31, 2013	January 31, 2013	January 31, 2012
		(in thousands)
Gain on disposition of rental properties:
Westin Convention Center (Hotel)	Pittsburgh, Pennsylvania	$65,482	$—	$—
Liberty Center (Office Building)	Pittsburgh, Pennsylvania	2,829	—	—
Gain on disposition of rental properties		68,311	—	—
Company's portion of gain on disposition of rental properties		$34,281	$—	$—

Gain (loss) on disposition of equity method investments:
Specialty Retail Centers:
Marketplace at Riverpark	Fresno, California	$8,579	$—	$—
Plaza at Robinson Town Center	Pittsburgh, Pennsylvania	(1,510)	—	—
Village at Gulfstream Park	Hallandale Beach, Florida	—	14,479	—
Chagrin Plaza I & II (Office Buildings)	Beachwood, Ohio	—	1,628	—
Apartment Communities:
Metropolitan Lofts	Los Angeles, California	—	—	9,964
Twin Lake Towers	Denver, Colorado	—	—	2,603
Total gain on disposition of equity method investments		$7,069	$16,107	$12,567

Gain on partial disposition of equity method investments:
Charleston Town Center (Regional Mall)	Charleston, West Virginia	$27,080	$—	$—
Total gain on partial disposition of equity method investments		$27,080	$—	$—
Total gain on disposition or partial disposition of equity method investments		$34,149	$16,107	$12,567
During the 11 months ended December 31, 2013, in connection with the creation of a joint venture with an outside partner, the Company disposed of a portion of its equity ownership interest in Charleston Town Center, a regional mall in Charleston, West Virginia.

Forest City Enterprises, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

D. Other Assets
Included in other assets are costs incurred in connection with obtaining financing, which are deferred and amortized over the life of the related debt. Costs incurred in connection with leasing space to tenants are also included in other assets and are deferred and amortized using the straight-line method over the lives of the related leases.

	December 31, 2013	January 31, 2013
	(in thousands)
Lease procurement costs, net	$130,628	$211,856
Prepaid expenses and other deferred costs, net	140,496	240,594
Intangible assets, net	81,438	85,692
Mortgage procurement costs, net	62,754	76,450
Other Assets	$415,316	$614,592
During the 11 months ended December 31, 2013 and years ended January 31, 2013 and 2012, the Company recorded $4,460,000, $4,877,000 and $6,998,000, respectively, of amortization expense related to intangible assets.
The estimated aggregate amortization expense related to intangible assets for the next five years is as follows:

Years Ending December 31,
(in thousands)
2014	$4,528
2015	3,956
2016	3,355
2017	3,850
2018	3,105

E. Mortgage Debt and Notes Payable, Nonrecourse
Nonrecourse mortgage debt and notes payable, including balances associated with development project held for sale and land held for divestiture, which is collateralized solely by completed rental properties, projects under construction and development and undeveloped land, was as follows:

December 31, 2013	Operating Properties	Development Projects	Total	Total Weighted Average Rate
	(dollars in thousands)
Fixed (1)	$2,286,555	$294,782	$2,581,337	5.28%
Variable
Taxable	1,381,225	51,500	1,432,725	4.81%
Tax-Exempt	511,889	53,555	565,444	1.47%
	$4,179,669	$399,837	$4,579,506	4.66%

(1)	Includes $228,000 of mortgage debt, nonrecourse of development project held for sale, which bears interest at 2.5% and matures in May 2017.

January 31, 2013	Operating Properties	Development and Land Projects	Total	Total Weighted Average Rate
	(dollars in thousands)
Fixed	$3,456,879	$301,265	$3,758,144	5.51%
Variable
Taxable	1,448,205	62,725	1,510,930	4.93%
Tax-Exempt	408,785	62,801	471,586	1.64%
	$5,313,869	$426,791	$5,740,660	5.04%

Forest City Enterprises, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

The following summarizes the mortgage debt and notes payable, nonrecourse maturities, as of December 31, 2013:

Years Ending December 31,	Total Maturities
(in thousands)
2014	$839,972
2015	469,411
2016	111,636
2017	1,021,036
2018	328,254
Thereafter	1,809,197
Total	$4,579,506

F. Financing Arrangements
On August 16, 2005, Park Creek Metropolitan District (the “District”) issued $58,000,000 Junior Subordinated Limited Property Tax Supported Revenue Bonds, Series 2005 (the “Junior Subordinated Bonds”). The Junior Subordinated Bonds initially were to pay a variable rate of interest. Upon issuance, the Junior Subordinated Bonds were purchased by a third party and the sales proceeds were deposited with a trustee pursuant to the terms of the Series 2005 Investment Agreement. Under the terms of the Series 2005 Investment Agreement, after March 1, 2006, the District may elect to withdraw funds from the trustee for reimbursement for certain qualified infrastructure and interest expenditures (“Qualifying Expenditures”). In the event that funds from the trustee are used for Qualifying Expenditures, a corresponding amount of the Junior Subordinated Bonds converts to an 8.5% fixed rate and matures in December 2037 (“Converted Bonds”). On August 16, 2005, Stapleton Land, LLC, a consolidated subsidiary, entered into a Forward Delivery Placement Agreement (“FDA”) whereby Stapleton Land, LLC was entitled and obligated to purchase the converted fixed rate Junior Subordinated Bonds through June 2, 2008. The District withdrew $58,000,000 of funds from the trustee for reimbursement of certain Qualifying Expenditures by June 2, 2008 and the Junior Subordinated Bonds became Converted Bonds. The Converted Bonds were acquired by Stapleton Land, LLC under the terms of the FDA. Stapleton Land, LLC immediately transferred the Converted Bonds to investment banks and the Company simultaneously entered into a total rate of return swap (“TRS”) with a notional amount of $58,000,000. The Company receives a fixed rate of 8.5% and pays the Securities Industry and Financial Markets Association ("SIFMA") rate plus a spread on the TRS related to the Converted Bonds. The Company determined that the sale of the Converted Bonds to the investment banks and simultaneous execution of the TRS did not surrender control; therefore, the Converted Bonds have been recorded as a secured borrowing and included in mortgage debt and notes payable, nonrecourse.
Prior to May 12, 2011, consolidated subsidiaries of the Company purchased $23,000,000 of the Converted Bonds from the investment banks. Simultaneous to each purchase, a corresponding amount of a related TRS was terminated and the corresponding secured borrowing was removed from the Consolidated Balance Sheets. On May 12, 2011, the District refinanced $42,000,000 of the outstanding $58,000,000 Junior Subordinated Bonds. The Company received $23,000,000 of the refinancing proceeds as repayment of Converted Bonds held by its consolidated subsidiaries and the investment banks received the remaining $19,000,000 of refinancing proceeds which simultaneously terminated a corresponding amount of the related TRS and corresponding secured borrowing. During the year ended January 31, 2012, an additional $225,000 of the Converted Bonds was redeemed by the District and a corresponding amount of the related TRS and corresponding secured borrowings were simultaneously terminated.
During the year ended January 31, 2013, the District redeemed $240,000 of the Converted Bonds. In addition, consolidated subsidiaries of the Company purchased $5,000,000 of Converted Bonds from the investment banks. Simultaneous to each of these transactions, a corresponding amount of the related TRS was terminated and the corresponding secured borrowing was removed from the Consolidated Balance Sheet. The Converted Bonds were recorded in other assets at January 31, 2013. Outstanding TRS contracts were in place on the $10,610,000 of secured borrowings related to the Converted Bonds at January 31, 2013.
During the 11 months ended December 31, 2013, the District redeemed the remaining $15,535,000 of Converted Bonds. The Company received $4,925,000 of the proceeds as repayment of Converted Bonds held by its consolidated subsidiaries and the investment banks received the remaining $10,610,000 of refinancing proceeds, which resulted in the termination of the outstanding amount of the related TRS and corresponding secured borrowing. The Company recorded net interest income of $369,000, $875,000 and $1,220,000 related to the TRS for the 11 months ended December 31, 2013 and the years ended January 31, 2013 and 2012, respectively.

Forest City Enterprises, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

G. Bank Revolving Credit Facility
In February 2013, the Company entered into a Fourth Amended and Restated Credit Agreement and a Fourth Amended and Restated Guaranty of Payment of Debt (collectively, the “Credit Facility”), which provided total available borrowings of $465,000,000, subject to certain reserve commitments to be established, as applicable, on certain dates to be used to retire certain of the Company's senior notes that become due during the term of the amendment, and provided an accordion provision allowing the Company to increase its total borrowings to $500,000,000 upon satisfaction of certain conditions set forth in the Credit Facility. The Credit Facility matures on February 21, 2016 and provides for one, 12-month extension option, subject to certain conditions. Borrowings bear interest at LIBOR plus 3.50%. Up to $100,000,000 of the available borrowings may be used, in the aggregate, for letters of credit and/or surety bonds. The Credit Facility has a number of restrictive covenants, including a prohibition on certain consolidations and mergers, limitations on the amount of debt, guarantees and property liens that the Company may incur and restrictions on the pledging of ownership interests in subsidiaries. In addition, the amendment permits the Company to repurchase up to $100,000,000 of Class A Common Stock and to declare or pay dividends in an amount not to exceed $24,000,000 in the aggregate in any four fiscal quarter period to Class A or B common shareholders, subject to certain conditions. Additionally, the Credit Facility contains development limitations and financial covenants, including the maintenance of minimum liquidity, debt yield, debt service and cash flow coverage ratios, and specified levels of shareholders’ equity (all as specified in the Credit Facility). At December 31, 2013, the Company was in compliance with all of these financial covenants.
On July 3, 2013, the Company exercised the accordion provision, increasing the total available borrowings under the Credit Facility to $500,000,000.
On July 31, 2013, the Company entered into a First Amendment to the Credit Facility that set forth terms and conditions pursuant to which the Company redeemed its 6.500% Senior Notes due 2017 and 7.375% Senior Notes due 2034.
The Company also has a Second Amended Pledge Agreement (“Pledge Agreement”) with the banks party to the Credit Facility. The Pledge Agreement secures the Company’s obligations under the Credit Facility by granting a security interest to the bank group in its right, title and interest as a member, partner, shareholder or other equity holder of certain direct subsidiaries, including, but not limited to, its right to receive profits, proceeds, accounts, income, dividends, distributions or return of capital from such subsidiaries, to the extent the granting of such security interest would not result in a default under project level financing or the organizational documents of the subsidiary.
The following table summarizes the available credit on the Credit Facility:

	December 31, 2013	January 31, 2013
	(in thousands)
Maximum borrowings	$500,000	$450,000
Less outstanding balances and reserves:
Borrowings	—	—
Letters of credit	59,760	67,456
Surety bonds	—	—
Available credit	$440,240	$382,544

H. Senior and Subordinated Debt
The following table summarizes the Company’s senior and subordinated debt:

	December 31, 2013	January 31, 2013
	(in thousands)
Senior Notes:
3.625% Puttable Equity-Linked Senior Notes due 2014, net of discount	$—	$199,457
7.625% Senior Notes due 2015	—	53,253
5.000% Convertible Senior Notes due 2016	50,000	50,000
6.500% Senior Notes due 2017	—	132,144
4.250% Convertible Senior Notes due 2018	350,000	350,000
3.625% Convertible Senior Notes due 2020	300,000	—
7.375% Senior Notes due 2034, net of discount	—	219,115
Total Senior Notes	700,000	1,003,969
Subordinated Debt:
Subordinate Tax Revenue Bonds due 2013	—	29,000
Total Senior and Subordinated Debt	$700,000	$1,032,969

Forest City Enterprises, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

All of the Company’s senior notes are unsecured senior obligations and rank equally with all existing and future unsecured indebtedness; however, they are effectively subordinated to all existing and future secured indebtedness and other liabilities of the Company’s subsidiaries to the extent of the value of the collateral securing such other debt, including the Credit Facility.
As of December 31, 2013, all of the remaining outstanding senior notes are convertible into Class A common stock based on conversion prices ranging from $13.91 to $24.21 per Class A common share.
Puttable Equity-Linked Senior Notes due 2014
In October 2009, the Company issued $167,433,000 of 3.625% Puttable Equity-Linked Senior Notes due October 15, 2014 (“2014 Senior Notes”) to certain holders in exchange for $167,433,000 of the Company's previously outstanding 3.625% Puttable Equity-Linked Senior Notes due 2011. Concurrent with this exchange, the Company issued an additional $32,567,000 of 2014 Senior Notes in a private placement, net of a 5% discount. Interest on the 2014 Senior Notes was payable semi-annually on April 15 and October 15.
Holders were able to put their 2014 Senior Notes to the Company at any time prior to the earlier of (i) stated maturity or (ii) the Put Termination Date, as defined below. Upon a put, a noteholder would have received 68.7758 shares of the Company’s Class A common stock per $1,000 principal amount of 2014 Senior Notes. The amount payable upon a put of the 2014 Senior Notes was only payable in shares of the Company’s Class A common stock, except for cash paid in lieu of fractional shares. If the daily volume weighted average price of the Class A common stock equaled or exceeded 130% of the put value price then in effect for at least 20 trading days in any 30 trading day period, the Company could, at its option, elect to terminate the rights of the holders to put their 2014 Senior Notes to the Company. Upon election, the Company was required to issue a put termination notice that designated an effective date on which the holders termination put rights would be terminated (the “Put Termination Date”). Holders who elected to put their 2014 Senior Notes after the mailing of a put termination notice and before the Put Termination Date were entitled to receive a coupon make-whole payment in an amount equal to the remaining scheduled interest payments attributable to such notes from the last applicable interest payment date through and including October 15, 2013. This coupon make-whole payment was payable, at the Company’s option, in either cash or Class A common stock.
On April 16, 2013, the Company entered into separate, privately negotiated exchange agreements with certain holders of the 2014 Senior Notes to exchange such notes for Class A common stock. Under the terms of the agreements, holders agreed to exchange $138,853,000 in aggregate principal amount of 2014 Senior Notes for a total of 9,549,721 shares of Class A common stock and a cash payment of $4,860,000 for additional exchange consideration, accrued interest and in lieu of fractional shares. The number of shares of Class A common stock issued in exchange for the 2014 Senior Notes equaled the number of shares into which the 2014 Senior Notes were convertible. Under the accounting guidance for induced conversions of convertible debt, the additional amounts paid to induce the holders to exchange their 2014 Senior Notes was expensed, resulting in a loss of $4,762,000 during the 11 months ended December 31, 2013, which is recorded as extinguishment of debt.
On May 31, 2013, the Company issued a put termination notice to the noteholders. As of July 12, 2013, the last settlement date for noteholders to put the 2014 Senior Notes to the Company, $60,033,000 aggregate principal amount of the 2014 Senior Notes were put, for which noteholders received 4,128,806 shares of Class A common stock and cash payments totaling $1,088,000 for interest payable to October 15, 2013 and in lieu of fractional shares. On November 21, 2013, the Company redeemed all of the remaining $1,114,000 aggregate principal amount of the 2014 Senior Notes at par value.
Senior Notes due 2015
In May 2003, the Company issued $300,000,000 of 7.625% Senior Notes due June 1, 2015 (“2015 Senior Notes”) in a public offering. Accrued interest was payable semi-annually on December 1 and June 1.
In August 2012, the Company redeemed $125,000,000 in principal amount of its outstanding 2015 Senior Notes at par plus accrued interest using net proceeds from the July 2012 issuance of its 7.375% Senior Notes due February 1, 2034, along with additional cash on hand. See further discussion on the July 2012 issuance under "Senior Notes due 2034" in this footnote.
On March 29, 2013, the Company redeemed all of the remaining $53,253,000 principal amount of its outstanding 2015 Senior Notes at par value.
Convertible Senior Notes due 2016
In October 2009, the Company issued $200,000,000 of 5.000% Convertible Senior Notes due October 15, 2016 (“2016 Senior Notes”) in a private placement. The 2016 Senior Notes were issued at par and accrued interest is payable semi-annually on April 15 and October 15.

Forest City Enterprises, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

In May 2011, the Company entered into separate, privately negotiated exchange agreements with certain holders of the 2016 Senior Notes to exchange such notes for shares of Class A common stock. In order to induce the holders to make the exchange, the Company agreed to increase the conversion rate from 71.8894 shares of Class A common stock per $1,000 principal amount of 2016 Senior Notes to 86.1073 shares, which factors in foregone interest to the holders, among other inducements. Under the terms of the agreements, holders agreed to exchange $40,000,000 in aggregate principal amount of 2016 Senior Notes for a total of 3,444,293 shares of Class A common stock. Any accrued but unpaid interest was paid in cash. Under the accounting guidance for induced conversion of convertible debt, the additional amounts paid to induce the holders to exchange their 2016 Senior Notes was expensed resulting in a loss of $10,800,000 during the year ended January 31, 2012, which is recorded as extinguishment of debt.
In January 2011, the Company entered into separate, privately negotiated exchange agreements with certain holders of the 2016 Senior Notes to exchange such notes for shares of Class A common stock. In order to induce the holders to make the exchange, the Company agreed to increase the conversion rate from 71.8894 shares of Class A common stock per $1,000 principal amount of 2016 Senior Notes to 88.8549 shares, which factors in foregone interest to the holders, among other inducements. Under the terms of the agreements, holders agreed to exchange $110,000,000 in aggregate principal amount of 2016 Senior Notes for a total of 9,774,039 shares of Class A common stock. Any accrued but unpaid interest was paid in cash. Under the accounting guidance for induced conversions of convertible debt, the additional amounts paid to induce the holders to exchange their 2016 Senior Notes was expensed resulting in a loss of $31,689,000 during the year ended January 31, 2011, which is recorded as extinguishment of debt.
Holders may convert their 2016 Senior Notes at their option at any time prior to the close of business on the second scheduled trading day immediately preceding the maturity date. Upon conversion, a noteholder would receive 71.8894 shares of Class A common stock per $1,000 principal amount of 2016 Senior Notes, based on a conversion price of approximately $13.91 per share of Class A common stock, subject to adjustment. The amount payable upon a conversion of the 2016 Senior Notes is only payable in shares of the Company’s Class A common stock, except for cash paid in lieu of fractional shares.
In connection with the issuance of the 2016 Senior Notes, the Company entered into a convertible note hedge transaction. The convertible note hedge transaction is intended to reduce, subject to a limit, the potential dilution with respect to the Company’s Class A common stock upon conversion of the 2016 Senior Notes. The net effect of the convertible note hedge transaction, from the Company’s perspective, is to approximate an effective conversion price of $16.37 per share. The terms of the 2016 Senior Notes were not affected by the convertible note hedge transaction. The convertible note hedge transaction was recorded as a reduction of shareholders’ equity through additional paid in capital.
Senior Notes due 2017
In January 2005, the Company issued $150,000,000 of 6.500% Senior Notes due February 1, 2017 (“2017 Senior Notes”) in a public offering. On August 23, 2013, the Company redeemed all of the remaining $132,144,000 principal amount of its outstanding 2017 Senior Notes at par value.
Convertible Senior Notes due 2018
In July 2011, the Company issued $350,000,000 of 4.250% Convertible Senior Notes due August 15, 2018 (“2018 Senior Notes”) in a private placement. The 2018 Senior Notes were issued at par and accrued interest is payable semi-annually on February 15 and August 15.
Holders may convert their 2018 Senior Notes at their option at any time prior to the close of business on the scheduled trading day immediately preceding the maturity date. Upon conversion, a noteholder would receive 46.1425 shares of Class A common stock per $1,000 principal amount of 2018 Senior Notes, based on a conversion price of approximately $21.67 per share of Class A common stock, subject to adjustment. The amount payable upon a conversion of the 2018 Senior Notes is only payable in shares of Class A common stock, except for cash paid in lieu of fractional shares. If the daily volume weighted average price of the Class A common stock has equaled or exceeded 130% ($28.17 at December 31, 2013) of the conversion price then in effect for at least 20 trading days in any 30 trading day period, the Company may, at its option, elect to terminate the conversion rights of the holders at any time. If it so elects, the Company is required to issue a conversion rights termination notice that designates an effective date on which the holders conversion rights will be terminated, which shall be a date at least 20 days after the mailing of such conversion rights termination notice (the “Conversion Termination Date”). Holders electing to convert their 2018 Senior Notes after the mailing of a conversion rights termination notice and before the Conversion Termination Date shall receive cash payments of accrued and unpaid interest to, but not including, the conversion date and a make-whole premium for an amount equal to the remaining scheduled interest payments attributable to such notes through and including August 15, 2014.
Convertible Senior Notes due 2020
In July 2013, the Company issued $300,000,000 of 3.625% Convertible Senior Notes due August 15, 2020 (“2020 Senior Notes”) in a private placement. The 2020 Senior Notes were issued at par and accrued interest is payable semi-annually on February 15 and August 15, beginning February 15, 2014. The net cash proceeds from the issuance of the 2020 Senior Notes, after deducting the initial purchaser's discount and estimated offering expenses payable by the Company, were $291,250,000.

Forest City Enterprises, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Noteholders may convert their 2020 Senior Notes at their option at any time prior to the close of business on the scheduled trading day immediately preceding the maturity date. Upon conversion, a noteholder would receive 41.3129 shares of Class A common stock per $1,000 principal amount of 2020 Senior Notes converted, based on a conversion price of approximately $24.21 per share of Class A common stock, subject to adjustment. The amount payable upon a conversion of the 2020 Senior Notes is only payable in shares of Class A common stock, except for cash paid in lieu of fractional shares. If the daily volume weighted average price of the Class A common stock has equaled or exceeded 130% ($31.47 at December 31, 2013) of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any period of 30 consecutive trading days, the Company may, at its option, elect to redeem any or all of the 2020 Senior Notes at any time up to August 15, 2018 at par, plus accrued and unpaid interest. If elected, the Company is required to issue a redemption notice that designates the effective date that the 2020 Senior Notes will be redeemed, which shall be a date at least 30 days (but not more than 60 days) after the mailing of such redemption notice (the “Redemption Date”). Noteholders electing to convert their 2020 Senior Notes after the mailing of a redemption notice and before the Redemption Date shall in certain circumstances be entitled to receive a make-whole premium payable in additional shares of Class A common stock.
Senior Notes due 2034
In February 2004, the Company issued $100,000,000 of 7.375% Senior Notes due February 1, 2034 ("2034 Senior Notes") in a public offering. Accrued interest was payable quarterly on February 1, May 1, August 1 and November 1.
In July 2012, the Company issued $125,000,000 of additional 2034 Senior Notes in a public offering, net of a 4.84% discount. The terms of the 2034 Senior Notes, other than their issue date and public offering price, are identical to the $100,000,000 aggregate principal amount of 2034 Senior Notes previously issued in February 2004. Proceeds of this offering, net of discounts and underwriters commissions, were $116,792,000. Net proceeds, along with an additional $8,208,000 of cash on hand, were immediately deposited into a restricted cash escrow account established for the August 2012 redemption of $125,000,000 principal amount of the Company's 2015 Senior Notes previously discussed.
On October 15, 2013, the Company redeemed the entire $225,000,000 aggregate principal amount of its outstanding 2034 Senior Notes at par value. In connection with this redemption, the Company recognized $12,094,000 as a loss on extinguishment of debt during the 11 months ended December 31, 2013, as a result of the unamortized discount and deferred financing fees.
Subordinated Debt
In May 2003, the Company purchased $29,000,000 of subordinate tax revenue bonds that were contemporaneously transferred to a custodian, which in turn issued custodial receipts that represent ownership in the bonds to unrelated third parties. The bonds bear a fixed interest rate of 7.875%. The Company evaluated the transfer pursuant to the accounting guidance on accounting for transfers and servicing of financial assets and extinguishment of liabilities and has determined that the transfer did not qualify for sale accounting treatment principally because the Company has guaranteed the payment of principal and interest in the event that there is insufficient tax revenue to support the bonds when the custodial receipts are subject to mandatory tender on December 1, 2013. As such, the Company is the primary beneficiary of this VIE and the book value (which approximated amortized costs) of the bonds was recorded as a collateralized borrowing reported as senior and subordinated debt and as held-to-maturity securities reported as other assets. During 2013, the bonds were called and fully repaid resulting in the Company's guarantee obligation being satisfied. As a result, the debt and corresponding other asset are no longer recorded on the Company's books.
Consolidated Interest Expense
The following table summarizes interest incurred, capitalized and paid on all forms of indebtedness (included in Notes E, G and H):

	11 Months Ended	Years Ended
	December 31, 2013	January 31, 2013	January 31, 2012
	(in thousands)
Interest incurred	$301,735	$349,418	$426,005
Interest capitalized	(16,693)	(96,094)	(193,448)
Net interest expense	$285,042	$253,324	$232,557
Interest incurred from discontinued operations	$12,015	$23,167	$31,417
Cash paid for interest (net of amount capitalized)	$292,692	$291,509	$260,822

Forest City Enterprises, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

I. Derivative Instruments and Hedging Activities
Risk Management Objective of Using Derivatives
The Company maintains an overall interest rate risk management strategy that incorporates the use of derivative instruments to minimize significant unplanned impact on earnings and cash flows that may be caused by interest rate volatility. The Company’s strategy includes the use of interest rate swaps and option contracts that have indices related to the pricing of specific balance sheet liabilities. The Company enters into interest rate swaps to convert certain floating-rate debt to fixed-rate long-term debt, and vice-versa, depending on market conditions, or forward starting swaps to hedge the changes in benchmark interest rates on forecasted financings. The Company enters into interest rate swap agreements for hedging purposes for periods that are generally one to ten years. Option products utilized primarily include interest rate caps with typical durations ranging from one to three years. The use of option products is consistent with the Company’s risk management objective to reduce or eliminate exposure to variability in future cash flows primarily attributable to changes in benchmark rates relating to forecasted financings, and the variability in cash flows attributable to increases relating to interest payments on its floating-rate debt.
Cash Flow Hedges of Interest Rate Risk
The Company’s objectives in using interest rate derivatives are to add stability to interest expense and to manage exposure to interest rate movements. The Company primarily uses interest rate caps and swaps as part of its interest rate risk management strategy. Interest rate caps designated as cash flow hedges involve the receipt of variable-rate amounts from a counterparty if interest rates rise above the strike rate on the contract in exchange for an upfront premium. Interest rate swaps designated as cash flow hedges involve the receipt of variable-rate amounts from a counterparty in exchange for the Company making fixed-rate payments over the life of the agreements without exchange of the underlying notional amount.
The effective portion of changes in the fair value of derivatives designated and qualifying as cash flow hedges is recorded in accumulated OCI and is subsequently reclassified into earnings in the period that the hedged forecasted transaction affects earnings. The ineffective portion of the change in fair value of the derivatives is recognized directly in earnings. During the 11 months ended December 31, 2013, the Company recorded $2,963,000 as an increase to interest expense related to ineffectiveness arising primarily from the early reclassification of OCI related to debt associated with entities that were included in the partial disposition of real estate. The hedged debt for these entities was deconsolidated and is now accounted for under the equity method of accounting. Under the accounting guidance for cash flow hedges, this resulted in a missed forecasted transaction. The increase to interest expenses was also related to ineffectiveness arising from the early termination of an interest rate swap. The swap was terminated because the hedged debt was paid off early as a result of an asset sale. The amount of ineffectiveness charged to earnings was insignificant for the years ended January 31, 2013 and 2012. As of December 31, 2013, the Company expects that within the next twelve months it will reclassify amounts recorded in accumulated OCI into earnings as an increase in interest expense of approximately $25,152,000, net of tax. However, the actual amount reclassified could vary due to future changes in fair value of these derivatives.
Fair Value Hedges of Interest Rate Risk
From time to time, the Company and/or certain of its joint ventures (the “Joint Ventures”) enter into TRS on various tax-exempt fixed-rate borrowings. The TRS convert these borrowings from a fixed rate to a variable rate. In exchange for a fixed rate, the TRS require the Company and/or the Joint Ventures to pay a variable rate, generally equivalent to the SIFMA rate plus a spread. At December 31, 2013, the SIFMA rate was 0.06%. Additionally, the Company and/or the Joint Ventures have guaranteed the fair value of the underlying borrowings. Fluctuation in the value of the TRS is offset by the fluctuation in the value of the underlying borrowings, resulting in minimal financial impact. At December 31, 2013, the aggregate notional amount of TRS that are designated as fair value hedging instruments is $358,755,000. The underlying TRS borrowings are subject to a fair value adjustment.
Nondesignated Hedges of Interest Rate Risk
The Company entered into derivative contracts that are intended to economically hedge certain interest rate risk, even though the contracts do not qualify for or the Company has elected not to apply hedge accounting. In these situations, the derivative is recorded at its fair value and changes in the fair value are reflected in the Consolidated Statements of Operations.

Forest City Enterprises, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

In instances where the Company enters into separate derivative instruments effectively hedging the same debt for consecutive annual periods, the amount of notional is excluded from the following disclosure in an effort to provide information that enables the financial statement user to understand the Company’s volume of derivative activity. The following table presents the fair values and location in the Consolidated Balance Sheets of all derivative instruments:

	Fair Value of Derivative Instruments
	December 31, 2013
	Asset Derivatives (included in Other Assets)		Liability Derivatives (included in Accounts Payable, Accrued Expenses and Other Liabilities)
	Current Notional	Fair Value	Current Notional	Fair Value
	(in thousands)
Derivatives Designated as Hedging Instruments
Interest rate swap agreements	$—	$—	$961,359	$97,858
TRS	18,970	903	339,785	9,772
Total	$18,970	$903	$1,301,144	$107,630
Derivatives Not Designated as Hedging Instruments
Interest rate caps	$447,532	$155	$—	$—
TRS	—	—	39,052	15,477
Total	$447,532	$155	$39,052	$15,477

	January 31, 2013
Derivatives Designated as Hedging Instruments
Interest rate swap agreements	$—	$—	$1,019,920	$129,522
TRS	28,000	965	238,395	10,915
Total	$28,000	$965	$1,258,315	$140,437
Derivatives Not Designated as Hedging Instruments
Interest rate caps	$479,085	$7	$—	$—
Interest rate swap agreements	18,877	241	—	—
TRS	140,800	20,101	39,562	15,287
Total	$638,762	$20,349	$39,562	$15,287
The following tables present the impact of gains and losses related to derivative instruments designated as cash flow hedges included in the accumulated OCI section of the Consolidated Balance Sheets and in equity in earnings and interest expense in the Consolidated Statements of Operations:

		Gain (Loss) Reclassified from Accumulated OCI
Derivatives Designated as Cash Flow Hedging Instruments	Gain (Loss) Recognized in OCI (Effective Portion)	Location on Consolidated Statements of Operations	Effective Amount	Ineffective Amount
	(in thousands)
11 Months Ended December 31, 2013
Interest rate swaps	$37,094	Interest expense	$(2,428)	$(2,963)
Interest rate swap	—	Discontinued operations	(867)	—
Interest rate caps and interest rate swaps	—	Equity in earnings	(86)	4
Total	$37,094		$(3,381)	$(2,959)
Year Ended January 31, 2013
Interest rate caps, interest rate swaps and Treasury options	$21,601	Interest expense	$(2,970)	$—
Interest rate swap	—	Discontinued operations	(946)	—
Interest rate caps, interest rate swaps and Treasury options	—	Equity in earnings	(342)	14
Total	$21,601		$(4,258)	$14
Year Ended January 31, 2012
Interest rate caps, interest rate swaps and Treasury options	$(48,087)	Interest expense	$(2,568)	$1
Interest rate swap	—	Discontinued operations	(946)	—
Treasury options	—	Equity in earnings	(372)	(565)
Total	$(48,087)		$(3,886)	$(564)

Forest City Enterprises, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

The following table presents the impact of gains and losses related to derivative instruments not designated as cash flow hedges in the Consolidated Statements of Operations :

	Net Gain (Loss) Recognized
	11 Months Ended	Years Ended
	December 31, 2013	January 31, 2013	January 31, 2012
	(in thousands)
Derivatives Designated as Fair Value Hedging Instruments
TRS (1)	$1,081	$(770)	$11,855
Derivatives Not Designated as Hedging Instruments
Interest rate caps and interest rate swaps	$(319)	$(922)	$(1,037)
TRS	(1,091)	12,568	2,264
Total	$(1,410)	$11,646	$1,227

(1)
The net gain (loss) recognized in interest expense from the change in fair value of the underlying TRS borrowings was $(1,081), $770 and $(11,855) for the 11 months ended December 31, 2013 and the years ended January 31, 2013 and 2012, respectively, offsetting the gain (loss) recognized on the TRS.

Credit-risk-related Contingent Features
The principal credit risk to the Company through its interest rate risk management strategy is the potential inability of the financial institution from which the derivative financial instruments were purchased to cover its obligations. If a counterparty fails to fulfill its obligation under a derivative contract, the Company’s risk of loss approximates the fair value of the derivative. To mitigate this exposure, the Company generally purchases its derivative financial instruments from the financial institution that issues the related debt, from financial institutions with which the Company has other lending relationships, or from financial institutions with a minimum credit rating of AA at the time the Company enters into the transaction.
The Company has agreements with its derivative counterparties that contain a provision under which the derivative counterparty could terminate the derivative obligations if the Company defaults on its obligations under the Credit Facility and designated conditions are fulfilled. In instances where the Company's subsidiaries have derivative obligations secured by a mortgage, the derivative obligations could be terminated if the indebtedness between the two parties is terminated, either by loan payoff or default of the indebtedness. In addition, the Company has certain derivative contracts which provide that if the Company’s credit rating falls below certain levels, it may trigger additional collateral to be posted with the counterparty up to the full amount of the liability position of the derivative contracts. Also, certain subsidiaries have agreements that contain provisions whereby the subsidiaries must maintain certain minimum financial ratios.
As of December 31, 2013, the aggregate fair value of all derivative instruments in a liability position, prior to the adjustment for nonperformance risk of $6,817,000, is $129,924,000. The Company had posted collateral consisting primarily of cash and notes receivable of $76,802,000 related to all derivative instruments. If all credit risk contingent features underlying these agreements had been triggered on December 31, 2013, the Company would have been required to post collateral of the full amount of the liability position.

J. Fair Value Measurements
The Company’s financial assets and liabilities subject to fair value measurements are interest rate caps, interest rate swap agreements, TRS and borrowings subject to TRS (see Note I – Derivative Instruments and Hedging Activities). The Company’s impairment of real estate and unconsolidated entities is also subject to fair value measurements (see Note L – Land Held for Divestiture, Note T – Impairment of Real Estate, Impairment of Unconsolidated Entities and Write-Off of Abandoned Development Projects and Demolition Costs and Note V – Discontinued Operations and Gain (Loss) on Disposition of Rental Properties).
Fair Value Hierarchy
The accounting guidance related to estimating fair value specifies a hierarchy of valuation techniques based upon whether the inputs to those valuation techniques reflect assumptions that other market participants would use based upon market data obtained from independent sources (also referred to as observable inputs). The following summarizes the fair value hierarchy:

•	Level 1 – Quoted prices in active markets that are unadjusted and accessible at the measurement date for identical, unrestricted assets or liabilities;

•
Level 2 – Quoted prices for identical assets and liabilities in markets that are not active, quoted prices for similar assets and liabilities in active markets or financial instruments for which significant observable inputs are available, either directly or indirectly, such as interest rates and yield curves that are observable at commonly quoted intervals; and

•	Level 3 – Prices or valuations that require inputs that are unobservable.

Forest City Enterprises, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Inputs used to measure fair value may fall into different levels of the fair value hierarchy. In these cases, the level in the fair value hierarchy is based on the lowest level input that is significant to the fair value measurement in its entirety. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability.
Measurement of Fair Value
The Company estimates the fair value of its hedging instruments based on interest rate market and bond pricing models. Although the Company has determined that the significant inputs used to value its hedging instruments fall within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with the Company’s counterparties and its own credit risk utilize Level 3 inputs, such as estimates of current credit spreads to evaluate the likelihood of default by itself and its counterparties. As of December 31, 2013, the Company has assessed the significance of the impact of the credit valuation adjustments on the overall valuation of its hedging instruments’ positions and has determined that the credit valuation adjustments are significant to the overall valuation of one interest rate swap and are not significant to the overall valuation of all of its other hedging instruments. As a result, one interest rate swap is classified in Level 3 and the remaining hedging instruments valuations are classified in Level 2.
The Company’s TRS have termination values equal to the difference between the fair value of the underlying bonds and the bonds base (acquired) price times the stated par amount of the bonds. Upon termination of the contract with the counterparty, the Company is entitled to receive the termination value if the underlying fair value of the bonds is greater than the base price and is obligated to pay the termination value if the underlying fair value of the bonds is less than the base price. The underlying borrowings generally have call features at par and without prepayment penalties. The call features of the underlying borrowings would result in a significant discount factor to any value attributed to the exchange of cash flows in these contracts by another market participant willing to purchase the Company’s positions. Therefore, the Company believes the termination value of the TRS approximates the fair value another market participant would assign to these contracts. The Company compares estimates of fair value to those provided by the respective counterparties on a quarterly basis. The Company has determined its fair value estimate of TRS is classified in Level 3 of the fair value hierarchy.
To determine the fair value of the underlying borrowings subject to TRS, the base price is initially used as the estimate of fair value. The Company adjusts the fair value based upon observable and unobservable measures such as the financial performance of the underlying collateral, interest rate risk spreads for similar transactions and loan to value ratios. In the absence of such evidence, management’s best estimate is used. At December 31, 2013, the notional amount of TRS borrowings subject to fair value adjustments is approximately $358,755,000.
Items Measured at Fair Value on a Recurring Basis
The Company’s financial assets consist of interest rate caps, interest rate swap agreements and TRS with positive fair values included in other assets. The Company’s financial liabilities consist of interest rate swap agreements and TRS with negative fair values included in accounts payable, accrued expenses and other liabilities and borrowings subject to TRS included in mortgage debt and notes payable, nonrecourse. The Company records the redeemable noncontrolling interest related to Brooklyn Arena, LLC at redemption value, which approximates fair value.

Forest City Enterprises, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

The following table presents information about financial assets and liabilities and redeemable noncontrolling interest that were measured at fair value on a recurring basis, and indicates the fair value hierarchy of the valuation techniques utilized to determine such fair value:

	Fair Value Measurements
	December 31, 2013
	Level 1	Level 2	Level 3	Total
	(in thousands)
Interest rate caps	$—	$155	$—	$155
Interest rate swap agreements (liabilities)	—	(498)	(97,360)	(97,858)
TRS (assets)	—	—	903	903
TRS (liabilities)	—	—	(25,249)	(25,249)
Fair value adjustment to the borrowings subject to TRS	—	—	8,869	8,869
Redeemable noncontrolling interest	—	—	(171,743)	(171,743)
Total	$—	$(343)	$(284,580)	$(284,923)

	January 31, 2013
	Level 1	Level 2	Level 3	Total
	(in thousands)
Interest rate caps	$—	$7	$—	$7
Interest rate swap agreements (assets)	—	241	—	241
Interest rate swap agreements (liabilities)	—	(3,016)	(126,506)	(129,522)
TRS (assets)	—	—	21,066	21,066
TRS (liabilities)	—	—	(26,202)	(26,202)
Fair value adjustment to the borrowings subject to TRS	—	—	9,950	9,950
Redeemable noncontrolling interest	—	—	(239,136)	(239,136)
Total	$—	$(2,768)	$(360,828)	$(363,596)
The following table below presents a reconciliation of financial assets and liabilities and redeemable noncontrolling interest measured at fair value on a recurring basis using significant unobservable inputs (Level 3):

	Fair Value Measurements
	Redeemable Noncontrolling Interest	Interest Rate Swaps	Net TRS	Fair value adjustment to the borrowings subject to TRS	Total TRS Related	Total
	(in thousands)
Balance, February 1, 2012	$(229,149)	$(143,303)	$(15,013)	$9,180	$(5,833)	$(378,285)
Transfers in	—	—	(2,125)	—	(2,125)	(2,125)
Contribution from redeemable noncontrolling interest	(11,348)	—	—	—	—	(11,348)
Loss attributable to redeemable noncontrolling interest	9,785	—	—	—	—	9,785
Total realized and unrealized gains (losses):
Included in earnings	—	—	11,798	770	12,568	12,568
Included in noncontrolling interest	—	—	204	—	204	204
Included in other comprehensive income	—	16,797	—	—	—	16,797
Included in additional paid-in capital	(8,424)	—	—	—	—	(8,424)
Balance, January 31, 2013	$(239,136)	$(126,506)	$(5,136)	$9,950	$4,814	$(360,828)
Loss attributable to redeemable noncontrolling interest	16,847	—	—	—	—	16,847
Total realized and unrealized gains (losses):
Included in earnings	—	—	(10)	(1,081)	(1,091)	(1,091)
Included in other comprehensive income	—	29,146	—	—	—	29,146
Included in additional paid-in capital	50,546	—	—	—	—	50,546
Settlement	—	—	(19,200)	—	(19,200)	(19,200)
Balance, December 31, 2013	$(171,743)	$(97,360)	$(24,346)	$8,869	$(15,477)	$(284,580)

Forest City Enterprises, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

The following table presents quantitative information about the significant unobservable inputs used to estimate the fair value of financial instruments measured on a recurring basis as of December 31, 2013:

	Quantitative Information about Level 3 Fair Value Measurements
	Fair Value December 31, 2013	Valuation Technique	Unobservable Input	Range of Input Values
	(in thousands)
Credit valuation adjustment of interest rate swap	$7,023	Potential future exposure	Credit spread	4.25%
TRS	$(24,436)	Bond quote	Discount rate	N/A (1)
			Capitalization rate	N/A (1)
Fair value adjustment to the borrowings subject to TRS	$8,869	Bond quote	Discount rate	N/A (1)
			Capitalization rate	N/A (1)
Redeemable noncontrolling interest	$(171,743)	Discounted cash flows	Discount rate	9.89%

(1)	The Company does not have access to certain significant unobservable inputs used by third parties to determine these fair values.
Third party service providers involved in fair value measurements are evaluated for competency and qualifications. Fair value measurements, including unobservable inputs, are evaluated based on current transactions and experience in the real estate and capital markets.
The Company does not deem the impact of changes in unobservable inputs used to determine the fair market value of the credit valuation adjustment, TRS and fair value adjustment to the borrowings subject to TRS to be significant; however, changes in the discount rate used to determine the fair market value of the redeemable noncontrolling interest could have a significant impact on its fair market value.
Fair Value of Other Financial Instruments
The carrying amount of notes and accounts receivable, excluding the Stapleton advances, and accounts payable, accrued expenses and other liabilities approximates fair value based upon the short-term nature of the instruments. The carrying amount of the Stapleton advances approximates fair value since the interest rates on these advances approximates current market rates. The Company estimates the fair value of its debt instruments by discounting future cash payments at interest rates that the Company believes approximate the current market. Estimated fair value is based upon market prices of public debt, available industry financing data, current treasury rates, recent financing transactions and loan to value ratios. The fair value of the Company’s debt instruments is classified as Level 3 in the fair value hierarchy.
The following table summarizes the fair value of nonrecourse mortgage debt and notes payable (exclusive of the fair value of derivatives), bank revolving credit facility, senior and subordinated debt and nonrecourse mortgage debt and notes payable of land held for divestiture and development project held for sale:

	December 31, 2013		January 31, 2013
	Carrying Value	Fair Value	Carrying Value	Fair Value
	(in thousands)
Fixed Rate Debt	$3,281,337	$3,488,406	$4,791,113	$5,147,849
Variable Rate Debt	1,998,169	1,954,136	1,982,516	1,940,374
Total	$5,279,506	$5,442,542	$6,773,629	$7,088,223

Forest City Enterprises, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

K. Commercial Group Land Sales
On January 31, 2011, the Company sold two parcels of land, with air rights, to Rock Ohio Caesars Cleveland, LLC for development of a casino in downtown Cleveland. The land is adjacent to the Company’s Tower City Center mixed-use complex. The sales price for one parcel, an approximate 6 acre land parcel and air rights (“Parcel #1”), was $45,000,000. The sales price for the second parcel, an approximate 10 acre land parcel and air rights (“Parcel #2”), was $40,000,000.
At January 31, 2011, the Company received a cash deposit of $8,550,000 on Parcel #1. During the three months ended April 30, 2011, the Company received additional cash proceeds of $33,950,000 related to Parcel #1. With the receipt of this payment, the buyer’s initial and continuing investment on the sale of Parcel #1 was adequate for gain recognition under the full accrual method. As such, the entire sales price is included in revenues from real estate operations and the related cost of land is included in operating expenses, resulting in a gain on sale of $42,622,000 during the year ended January 31, 2012. The final $2,500,000 of cash proceeds related to Parcel #1 was received during the three months ended October 31, 2011.
During the year ended January 31, 2012, the Company received total cash deposits of $7,000,000 of the Parcel #2 purchase price. The minimum initial investment related to Parcel #2 still had not been met and accordingly, the cash deposits were recorded as a deposit liability under the deposit method and included in accounts payable, accrued expenses and other liabilities at January 31, 2012.
During the three months ended April 30, 2012, the Company received the remaining cash proceeds of $33,000,000 related to Parcel #2. With receipt of this payment, the buyer’s initial and continuing investment on the sale of Parcel #2 was adequate for gain recognition under the full accrual method. As such, the entire sales price is included in revenues from real estate operations and the related cost of land is included in operating expenses, resulting in a gain on sale of $36,484,000 during the year ended January 31, 2013.

L. Land Held for Divestiture
On January 31, 2012, the Board of Directors of the Company approved a strategic decision by senior management to reposition portions of the Company's investment in the Land Development Group as part of a greater focus on core rental properties in core markets. Accordingly, the consolidated land assets associated with the land divestiture effort and related nonrecourse mortgage debt have been reclassified as land held for divestiture on the Consolidated Balance Sheets at December 31, 2013 and January 31, 2013. As of January 31, 2012, the Company planned to retain its land investments in only two land development projects: its consolidated Stapleton project in Denver, Colorado and its Central Station project in downtown Chicago, Illinois, which was accounted for under the equity method of accounting.
The Company recorded the land held for divestiture activity for fully consolidated land projects and those accounted for on the equity method of accounting on their own separate financial statement line items in the Consolidated Statements of Operations. The following table summarizes the net gain (loss) on land held for divestiture activity of consolidated entities:

	11 Months Ended	Years Ended
	December 31, 2013	January 31, 2013	January 31, 2012
	(in thousands)
Sales of land held for divestiture	$1,941	$74,150	$—
Cost of sales of land held for divestiture	(323)	(56,247)	—
Gain on extinguishment of debt of land held for divestiture	—	4,373	—
Net gain on closed transactions of land held for divestiture	1,618	22,276	—
Bad debt expense	(9,000)	—	—
Impairment of land held for divestiture	—	(15,796)	(115,654)
Net gain (loss) on land held for divestiture activity	$(7,382)	$6,480	$(115,654)
Held for sale assets are required to be recorded at fair value less cost to sell. As a result of the Company's strategic decision to divest, it dramatically shortened the estimated holding periods of the land projects held for divestiture. This reduced estimate of future undiscounted cash flows was not sufficient to recover the carrying value of the assets, resulting in an impairment charge of $115,654,000 during the year ended January 31, 2012.
During the year ended January 31, 2013, the Company established and executed upon its strategy relating to the land divestiture effort, resulting in the disposition of the majority of land held for divestiture. These activities primarily represent sales of bulk land projects, the associated cost of sales, gain on extinguishment of debt and impairment of land held for divestiture. Through the competitive bid process and the negotiation process of moving from informal expressions of interest to bona fide purchase offers, the Company obtained additional information regarding the value of its specific projects as viewed by current market participants. Based on the various levels of interest from potential buyers and information obtained from preliminary sales contracts, letters of intent and other negotiations on the remaining land projects discussed above, the Company reviewed its assumptions used to estimate the fair value of the land held for divestiture. As a result, the Company recorded an additional impairment charge of $15,796,000 during the year ended January 31, 2013.

Forest City Enterprises, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

During the 11 months ended December 31, 2013, the Company continued to dispose of the balance of its remaining land held for divestiture. As of December 31, 2013, the Company has $1,934,000 of remaining carrying value of this land. Ongoing negotiations continue on the few remaining land projects.
The Company had a note receivable (the “Note”) collateralized by a 1,000 acre land parcel in North Carolina that was in default at July 31, 2013. Negotiations were ongoing to cure the default; however, the Company had no assurance the payee has the intent to pay the Note in full. Accordingly, the Company established a reserve on the Note to reflect the estimated fair value of the underlying collateral of approximately $4,100,000. As a result, bad debt expense of $9,000,000 ($8,300,000, net of noncontrolling interest and $4,980,000, after tax) was recorded during the 11 months ended December 31, 2013. On December 31, 2013, the Company received the underlying collateral in a deed in lieu transaction in full satisfaction of the Note.
The following table presents quantitative information about the significant unobservable inputs used to determine the fair value of impairment of consolidated land held for divestiture for the year ended January 31, 2013:

	Quantitative Information about Level 3 Fair Value Measurements
	Fair Value January 31, 2013	Valuation Technique	Unobservable Input	Range of Input Values
	(in thousands)
Impairment of land held for divestiture	$15,663	Indicative bids	Indicative bids	N/A(1)
Impairment of land held for divestiture	$926	Discounted cash flows(2)	N/A	N/A

(1)	These fair value measurements were developed by third party sources, subject to the Company’s corroboration for reasonableness.

(2)	The Company used a discounted cash flow technique to estimate fair value, however due to the estimated holding period being less than twelve months, the impact of discounting was deemed immaterial.
The Company also has investments held in unconsolidated entities. The following table summarizes the net gain (loss) on investments in unconsolidated entities which are part of the land divestiture strategy:

	11 Months Ended	Years Ended
	December 31, 2013	January 31, 2013	January 31, 2012
	(in thousands)
Net gain (loss) on sales of land held for divestiture of unconsolidated entities	$1,338	$(371)	$—
Impairment of investments in unconsolidated entities	—	(40,406)	(41,902)
Net gain (loss) on land held for divestiture activity of unconsolidated entities	$1,338	$(40,777)	$(41,902)
During the customary due diligence in arriving at the strategic decision, the Company had in-depth interactions with industry consultants, brokers and other land owners. Based on the due diligence, it was apparent that land values for the residential housing market continued to deteriorate in the fourth quarter of 2011, specifically in the southwestern United States. The Company revised its assumptions used to arrive at the estimate of fair value, including future discounted cash flows, comparable sales prices and market discount rates by geographic region. As a result, the Company recorded an impairment charge of $41,902,000 during the year ended January 31, 2012.
During 2012, the Company received an unsolicited offer to purchase its ownership interest in the remaining land parcels at Central Station. The Company evaluated the offer and made a decision to divest its equity method investment in Central Station as part of its formal land divestiture activities. Based on the terms of the letter of intent, the Company recorded an impairment charge of approximately $17,000,000, which is included in impairment of investments in unconsolidated entities during the year ended January 31, 2013. The divestiture of Central Station, which closed during the three months ended January 31, 2013, had a sale price of $29,525,000.
During 2012, the Company continued to market its equity method ownership interest in Mesa del Sol, a land project in Albuquerque, New Mexico, to several potential buyers. Mesa del Sol is a large 3,000 acre development opportunity in the beginning stage of residential land development and is not expected to generate positive cash flow in the near-term due to the expected level of development expenditures needed to prepare the first phase of lots for sale. During the extensive marketing activities, there were few buyers that expressed interest in taking on the long-term development risk, and those that were, expected larger returns than previously estimated. As a result, based on these negotiations and other market information obtained from these potential buyers and other industry data, the Company updated its assumptions used in estimating the fair value of the investment, including discount rates, absorption rates and commercial and residential land pricing. Based on the updated valuation model, the Company recorded an additional impairment charge of approximately $15,000,000, which is included in impairment of investments in unconsolidated entities during the year ended January 31, 2013.

Forest City Enterprises, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

M. Net Gain on Disposition of Partial Interests in Rental Properties
The net gain on disposition of partial interests in rental properties is comprised of the following:

	11 Months Ended	Years Ended
	December 31, 2013	January 31, 2013	January 31, 2012
	(in thousands)
QIC Joint Venture	$381,627	$—	$—
New York Retail Joint Venture	114,465	—	9,561
Stonecrest Mall Joint Venture	—	—	5,849
Annex building adjacent to the Dallas Wilson Building	—	—	2,255
	$496,092	$—	$17,665
QIC Joint Venture
During the 11 months ended December 31, 2013, the Company entered into joint venture agreements with outside partners, affiliated entities of QIC, one of the largest institutional investment managers in Australia. The outside partners invested in and received 49% of the Company's equity interests in eight regional retail malls (seven fully consolidated assets in September 2013 and one equity method investment in December 2013).
For its 49% equity interests, the outside partner invested cash and assumed debt of $477,100,000, representing 49% of the nonrecourse mortgage debt on the eight properties. As of December 31, 2013, the Company received approximately $421,700,000 of proceeds, net of transaction costs, of which approximately $187,700,000 represented cash, with the remainder being in the form of a loan. Based on the amount of cash received, the outside partner's minimum initial investment requirement was met and the transaction qualified for full gain recognition. As such, the Company recognized a net gain on disposition of partial interests in rental properties of $381,627,000 related to the seven fully consolidated assets and a gain on disposition of partial interests in equity method investments of $27,080,000, which is included in equity in earnings during the 11 months ended December 31, 2013. The seven fully consolidated properties are adequately capitalized and do not contain the characteristics of a VIE. Based on this and the substantive participating rights held by the outside partner with regards to the properties, the Company concluded it appropriate to deconsolidate the seven fully consolidated entities and account for them under the equity method of accounting. During the 11 months ended December 31, 2013 and prior to admitting the outside party into the joint ventures, the Company acquired noncontrolling interests in two of the regional retail malls for approximately $92,400,000, which has been reflected in the Consolidated Statement of Equity.
The QIC Joint Venture transaction, which resulted in the deconsolidation of the seven fully consolidated regional retail malls, resulted in the following increases (decreases) to the Consolidated Balance Sheet financial statement line items, inclusive of the Company's acquisition of noncontrolling interests (in thousands):

Assets
Real estate, net	$(920,602)
Cash and equivalents	324,549
Restricted cash and escrowed funds	(4,326)
Notes and accounts receivable, net	(23,201)
Investments in and advances to unconsolidated entities	40,249
Other assets	(90,098)
Total Assets	$(673,429)
Liabilities
Mortgage debt and notes payable, nonrecourse	$(979,448)
Accounts payable, accrued expenses and other liabilities	(17,446)
Total Liabilities	$(996,894)
Equity
Additional paid-in capital	$(89,644)
Retained earnings	408,707
Noncontrolling interest	4,402
Total Equity	323,465
Total Liabilities and Equity	$(673,429)

Forest City Enterprises, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

New York Retail Joint Venture
In March 2011, the Company entered into joint venture agreements with an outside partner, an affiliated entity of Madison International Realty LLC. The outside partner invested in and received a 49% equity interest in 15 mature retail properties located in the Greater New York City metropolitan area. For its 49% equity interests, the outside partner invested cash and assumed debt of $244,952,000, representing 49% of the nonrecourse mortgage debt on the 15 properties. As of January 31, 2012, the Company received proceeds of $178,286,000, primarily in the form of a loan. Based on the net amount of cash received, the outside partner’s minimum initial investment requirement of 20% was not met. Since the transaction did not qualify for full gain recognition, the installment method of gain recognition was applied and a net gain on disposition of partial interests in rental properties of $9,561,000 was recorded during the year ended January 31, 2012. Transaction costs totaling $11,776,000, of which, $5,779,000 relating to participation payments made to the ground lessors of two of the properties in accordance with the respective ground lease agreements did not qualify for deferral and were included in the calculation of the net gain on disposition of partial interests in rental properties recorded during the year ended January 31, 2012. The 15 retail properties are adequately capitalized and do not contain the characteristics of a VIE. Based on this and the substantive participating rights held by the outside partner with regards to the properties, the Company concluded that it would be appropriate to deconsolidate the entities and account for them under the equity method of accounting. As of January 31, 2013, the remaining gain of $114,465,000 continued to be deferred and was included in accounts payable, accrued expenses and other liabilities.
During the 11 months ended December 31, 2013, the Company paid down a portion of the loan, which increased the net cash received for purposes of measuring whether full gain recognition is appropriate. As a result, the outside partner's investment requirement was met and the Company recognized the remaining deferred gain of $114,465,000 as net gain on disposition of partial interests in rental properties.
Stonecrest Mall Joint Venture
In October 2011, the Company entered into a joint venture agreement with an outside partner whereby the outside partner invested in the Mall at Stonecrest, a regional mall in Atlanta, Georgia (“Stonecrest”). The outside partner received a 49% equity interest in Stonecrest.
For its 49% equity interest, the outside partner assumed debt of $49,464,000, representing 49% of the nonrecourse mortgage debt on the property. In addition, the Company is entitled to receive up to $3,750,000 of contingent consideration, based on Stonecrest’s financial results as defined in the partnership agreement, none of which has been recognized through December 31, 2013. The transaction resulted in a gain on disposition of partial interests in rental property of $5,849,000 during the year ended January 31, 2012. The property is adequately capitalized and does not contain the characteristics of a VIE. Based on this and the substantive participating rights held by the outside partner with regards to the property, the Company concluded that it would be appropriate to deconsolidate the entity and account for it under the equity method of accounting.
Annex building adjacent to the Dallas Wilson Building
In December 2011, the Company sold an annex building containing eight units adjacent to the Dallas Wilson Building, an apartment building in Dallas, Texas, for $2,800,000. The transaction resulted in a gain of $2,255,000 during the year ended January 31, 2012. The remaining 135 units of the Dallas Wilson Building are wholly-owned by the Company and will continue to be fully consolidated.

N. Income Taxes
The income tax expense (benefit) related to continuing operations consists of the following:

	11 Months Ended	Years Ended
	December 31, 2013	January 31, 2013	January 31, 2012
	(in thousands)
Current
Federal	$(1,725)	$(54,157)	$(14,740)
State	2,287	(6,287)	(1,016)
	562	(60,444)	(15,756)
Deferred
Federal	13,172	48,258	(38,975)
State	(1,468)	(1,735)	(12,107)
	11,704	46,523	(51,082)
Total income tax benefit	$12,266	$(13,921)	$(66,838)

Forest City Enterprises, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

The effective tax rate for income taxes from continuing operations varies from the federal statutory rate of 35% due to the following items:

	11 Months Ended	Years Ended
	December 31, 2013	January 31, 2013	January 31, 2012
	(dollars in thousands)
Loss before income taxes	$(150,250)	$(88,098)	$(117,386)
Net gain on change in control of interests	2,762	8,351	—
Equity in earnings (loss) of unconsolidated entities, net of impairment	109,163	44,631	(61,039)
Less: Noncontrolling interests	71,525	1,251	(2,167)
Loss from continuing operations, including noncontrolling interest, before income taxes	33,200	(33,865)	(180,592)
Income taxes computed at the statutory rate	11,620	(11,853)	(63,207)
Increase (decrease) in tax resulting from:
State taxes, net of federal benefit	(887)	(5,233)	(6,824)
State net operating loss, net of federal benefit	2,845	1,667	2,474
General business credits	(1,638)	(947)	446
Valuation allowance	(5,205)	(2,048)	(6,414)
Charitable contributions	3,356	2,628	2,204
Permanent adjustments	(18)	3,037	38
Conversion/Exchange of senior debt	1,667	—	3,780
Other items	526	(1,172)	665
Total income tax benefit	$12,266	$(13,921)	$(66,838)
Effective tax rate	36.95%	41.11%	37.01%
The components of the deferred income tax expense (benefit) for continuing operations are as follows:
Excess of tax over financial statement depreciation and amortization	$(8,385)	$19,415	$16,526
Costs on land and rental properties under development expensed for tax purposes	4,818	11,048	34,333
Revenues and expenses recognized in different periods for tax and financial statement purposes	132,380	50,278	(47,886)
Difference between tax and financial statements related to unconsolidated entities	(5,246)	207	(18,674)
Impairment of real estate and land held for divestiture	(128,357)	(16,178)	(40,346)
Deferred state taxes, net of federal benefit	1,277	882	(3,441)
Utilization of (addition to) tax loss carryforward excluding effect of stock options	21,916	(16,230)	10,974
Valuation allowance	(5,205)	(2,048)	(6,414)
General business credits	(520)	(947)	446
Alternative Minimum Tax credits	(974)	96	3,400
Deferred income tax expense (benefit)	$11,704	$46,523	$(51,082)
The components of the deferred income tax liability are as follows:

	Temporary Differences		Deferred Tax
	December 31, 2013	January 31, 2013	December 31, 2013	January 31, 2013
	(in thousands)
Depreciation	$424,595	$493,489	$164,671	$191,390
Capitalized costs	395,733	1,018,375	153,508	394,956
Tax loss carryforward	(99,138)	(161,758)	(34,698)	(56,615)
State loss carryforward, net of federal benefit	—	—	(21,170)	(23,974)
Valuation allowance	—	—	48,077	53,282
Federal tax credits and other carryforwards	—	—	(56,274)	(58,094)
Other comprehensive loss	(125,099)	(168,585)	(48,517)	(65,382)
Basis in unconsolidated entities	367,892	199,359	142,680	77,317
Other	370,743	(83,747)	137,617	(38,474)
Total	$1,334,726	$1,297,133	$485,894	$474,406
Income taxes paid (refunded) were $5,541,000, $(296,000) and $3,743,000 for the 11 months ended December 31, 2013 and the years ended January 31, 2013 and 2012, respectively. At December 31, 2013, the Company had a federal net operating loss carryforward for tax purposes of $150,758,000 that will expire in the years ending December 31, 2028 through December 31, 2033, a charitable contribution deduction carryforward of $18,125,000 that will expire in the years ending December 31, 2014 through December 31, 2017, General business credit carryovers of $21,680,000 that will expire in the years ending December 31, 2018 through December 31, 2033, and an alternative minimum tax (“AMT”) credit carryforward of $28,570,000 that is available until used to reduce federal tax to the AMT amount.

Forest City Enterprises, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

The Company’s policy is to consider a variety of tax-deferral strategies, including tax deferred exchanges, when evaluating its future tax position. The Company has a full valuation allowance against the deferred tax asset associated with its charitable contributions. The Company has a valuation allowance against its general business credits, other than those general business credits which are eligible to be utilized to reduce future AMT liabilities. The Company has a valuation allowance against certain of its state net operating losses and state bonus depreciation deferred assets. These valuation allowances exist because management believes it is more likely than not that the Company will not realize these benefits.
The Company applies the “with-and-without” methodology for recognizing excess tax benefits from the deduction of stock-based compensation. The net operating loss available for the tax return, as is noted in the paragraph above, is greater than the net operating loss available for the tax provision due to excess deductions from stock-based compensation reported on the return, as well as the impact of adjustments to the net operating loss under accounting guidance on accounting for uncertainty in income taxes. As of December 31, 2013, the Company has not recorded a net deferred tax asset of approximately $18,064,000 from excess stock-based compensation deductions taken on the tax return for which a benefit has not yet been recognized in the Company’s tax provision.

	December 31, 2013	January 31, 2013
	(in thousands)
Deferred tax liabilities	$1,423,173	$1,832,038
Deferred tax assets	985,356	1,410,914
Less: valuation allowance (1)	(48,077)	(53,282)
	937,279	1,357,632
Net deferred tax liability	$485,894	$474,406

(1)	The valuation allowance is related to state net operating losses and bonus depreciation, general business credits and charitable contributions.
Accounting for Uncertainty in Income Taxes
Unrecognized tax benefits represent those tax benefits related to tax positions that have been taken or are expected to be taken in tax returns that are not recognized in the financial statements because management has either concluded that it is not more likely than not that the tax position will be sustained if audited by the appropriate taxing authority or the amount of the benefit will be less than the amount taken or expected to be taken in its income tax returns.
As of December 31 and January 31, 2013, the Company had unrecognized tax benefits of $968,000 and $584,000, respectively. The Company recognizes estimated interest payable on underpayments of income taxes and estimated penalties as components of income tax expense. As of December 31 and January 31, 2013, the Company had approximately $299,000 and $164,000, respectively, of accrued interest and penalties related to uncertain income tax positions. The Company recorded income tax expense relating to interest and penalties on uncertain tax positions of $135,000, $10,000 and $54,000 for the 11 months ended December 31, 2013 and the years ended January 31, 2013 and 2012, respectively.
The Company files a consolidated United States federal income tax return. Where applicable, the Company files combined income tax returns in various states and it files individual separate income tax returns in other states. The Company’s federal consolidated income tax returns for the year ended January 31, 2011 and subsequent years are subject to examination by the Internal Revenue Service. Certain of the Company’s state returns for the years ended January 31, 2003 through January 31, 2010 and all state returns for the year ended January 31, 2011 and subsequent years are subject to examination by various taxing authorities.
A reconciliation of the total amounts of the Company’s unrecognized tax benefits, exclusive of interest and penalties, is depicted in the following table:

	Unrecognized Tax Benefit
	December 31, 2013	January 31, 2013
	(in thousands)
Beginning balance, February 1	$584	$788
Gross increases (decreases) for tax positions of prior years	527	(107)
Settlements	—	(97)
Lapse of statutes of limitation	(143)	—
Unrecognized tax benefits balance at December 31 January 31, 2013	$968	$584
The total amount of unrecognized tax benefits that would affect the Company’s effective tax rate, if recognized as of December 31 and January 31, 2013, is $629,000 and $286,000, respectively. Based upon the Company’s assessment of the outcome of examinations that are in progress, the settlement of liabilities, or as a result of the expiration of the statutes of limitation for certain jurisdictions, it is reasonably possible that the related unrecognized tax benefits for tax positions taken regarding previously filed tax returns will change from those recorded at December 31, 2013. Due to the reasons above, the entire $968,000 of unrecognized benefits could decrease during the next twelve months.

Forest City Enterprises, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

O. Segment Information
The following tables summarize financial data for the Company’s six reportable operating segments. All amounts are presented in thousands.

	December 31, 2013	January 31, 2013
	Identifiable Assets
Commercial Group	$5,120,360	$7,127,228
Residential Group	2,468,708	2,060,892
Arena	984,937	980,321
Land Development Group	260,070	246,873
The Nets	—	1,111
Corporate Activities	117,950	196,007
	$8,952,025	$10,612,432

	11 Months Ended	Years Ended		11 Months Ended	Years Ended
	December 31, 2013	January 31, 2013	January 31, 2012	December 31, 2013	January 31, 2013	January 31, 2012
	Revenues from Real Estate Operations			Operating Expenses
Commercial Group	$573,544	$636,534	$633,902	$324,340	$322,321	$315,126
Commercial Group Land Sales	20,170	43,999	54,363	10,656	4,942	9,731
Residential Group	249,677	264,547	240,778	179,405	184,289	168,234
Arena	104,532	48,353	1,569	72,659	49,175	12,536
Land Development Group	50,349	54,634	44,420	33,737	48,055	47,506
The Nets	—	—	—	—	—	—
Corporate Activities	—	—	—	45,021	52,450	52,585
	$998,272	$1,048,067	$975,032	$665,818	$661,232	$605,718

	Depreciation and Amortization Expense			Interest Expense
Commercial Group	$181,697	$148,983	$139,822	$168,056	$169,590	$157,412
Residential Group	55,031	51,885	50,433	32,409	18,680	29,200
Arena	33,231	8,888	—	34,220	(122)	(14,336)
Land Development Group	364	840	240	(320)	3,801	3,443
The Nets	—	—	—	—	—	—
Corporate Activities	2,731	1,658	1,514	50,677	61,375	56,838
	$273,054	$212,254	$192,009	$285,042	$253,324	$232,557

	Interest and Other Income			Capital Expenditures
Commercial Group	$18,078	$14,366	$14,935	$171,002	$327,867	$355,598
Residential Group	21,742	21,149	19,807	245,647	149,160	154,475
Arena	—	—	261	43,928	325,744	249,139
Land Development Group	12,218	9,866	10,838	819	190	558
The Nets	—	—	—	—	—	—
Corporate Activities	245	164	262	232	904	611
	$52,283	$45,545	$46,103	$461,628	$803,865	$760,381
The Company uses Funds From Operations (“FFO”) to report its operating results. FFO is a non-GAAP measure as defined by the National Association of Real Estate Investment Trusts ("NAREIT") and is a measure of performance used by publicly traded Real Estate Investment Trusts ("REITs"). Although the Company is not a REIT, management believes it is important to publish this measure to allow for easier comparison of its performance to its peers. FFO is defined by NAREIT as net earnings excluding the following items at the Company’s proportional share: i) gain (loss) on disposition of rental properties, divisions and other investments (net of tax); ii) non-cash charges for real estate depreciation and amortization; iii) impairment of depreciable real estate (net of tax); iv) extraordinary items (net of tax); and v) cumulative or retrospective effect of change in accounting principle (net of tax).
The Company believes that, although its business has many facets such as development, acquisitions, disposals, and property management, the core of its business is the recurring operations of its portfolio of real estate assets. The Company’s Chief Executive Officer, the chief operating decision maker, uses FFO, as presented, to assess performance of the Company's portfolio of real estate assets by reportable operating segment because it provides information on the financial performance of the core real estate portfolio operations. FFO measures the profitability of a real estate segment’s operations of collecting rent, paying operating expenses and servicing its debt.
During 2012, 2011 and previous years, the chief operating decision maker used a non-GAAP measure defined as Earnings Before Depreciation, Amortization and Deferred Taxes (“EBDT”). EBDT was similar, but not identical, to FFO. The treatment of deferred taxes is the single biggest difference between EBDT and FFO. The reconciliations for the years ended January 31, 2013 and 2012 have been changed to be consistent with the current year's presentation of FFO.

Forest City Enterprises, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

The reconciliations of net earnings (loss) to FFO by segment are shown in the following tables. All amounts are presented in thousands.

11 Months Ended December 31, 2013	Commercial Group	Residential Group	Arena	Land Development Group	The Nets	Corporate	Total
Net earnings (loss) attributable to Forest City Enterprises, Inc. common shareholders	$84,294	$31,220	$(19,514)	$18,915	$(2,802)	$(117,605)	$(5,492)
Preferred dividends	—	—	—	—	—	185	185
Net earnings (loss) attributable to Forest City Enterprises, Inc.	$84,294	$31,220	$(19,514)	$18,915	$(2,802)	$(117,420)	$(5,307)
Depreciation and amortization – Real Estate Groups	220,135	83,154	19,119	258	—	—	322,666
Net gain on disposition of partial interests in rental properties	(496,092)	—	—	—	—	—	(496,092)
Gain on disposition of unconsolidated entities	(68,430)	—	—	—	—	—	(68,430)
Impairment of consolidated depreciable real estate	17,474	1,185	—	—	—	—	18,659
Discontinued operations:
Depreciation and amortization – Real Estate Groups	12,766	165	—	—	—	—	12,931
Gain on disposition of rental properties	(19,843)	(16,028)	—	—	—	—	(35,871)
Impairment of consolidated depreciable real estate	76,713	—	—	—	—	—	76,713
Income tax expense (benefit) on non-FFO:
Gain on disposition of rental properties	—	—	—	—	—	233,980	233,980
Impairment of depreciable real estate	—	—	—	—	—	(36,988)	(36,988)
FFO	$(172,983)	$99,696	$(395)	$19,173	$(2,802)	$79,572	$22,261
Year Ended January 31, 2013
Net earnings (loss) attributable to Forest City Enterprises, Inc. common shareholders	$82,022	$132,141	$(497)	$(23,833)	$(4,672)	$(180,865)	$4,296
Preferred dividends and inducements of preferred stock conversions	—	—	—	—	—	32,129	32,129
Net earnings (loss) attributable to Forest City Enterprises, Inc.	$82,022	$132,141	$(497)	$(23,833)	$(4,672)	$(148,736)	$36,425
Depreciation and amortization – Real Estate Groups	186,115	85,977	5,213	661	—	—	277,966
Gain on disposition of unconsolidated entities	(16,107)	(34,959)	—	—	—	—	(51,066)
Impairment of consolidated depreciable real estate	30,660	—	—	—	—	—	30,660
Impairment of unconsolidated real estate	—	—	—	390	—	—	390
Discontinued operations:
Depreciation and amortization – Real Estate Groups	20,357	3,114	—	—	—	—	23,471
Gain on disposition of rental properties	(40,645)	(59,290)	—	—	—	—	(99,935)
Impairment of consolidated depreciable real estate	4,254	—	—	—	—	—	4,254
Income tax expense (benefit) on non-FFO:
Gain on disposition of rental properties	—	—	—	—	—	58,935	58,935
Impairment of depreciable real estate	—	—	—	—	—	(13,692)	(13,692)
FFO	$266,656	$126,983	$4,716	$(22,782)	$(4,672)	$(103,493)	$267,408
Year Ended January 31, 2012
Net earnings (loss) attributable to Forest City Enterprises, Inc. common shareholders	$123,925	$32,322	$8,197	$(149,310)	$(26,814)	$(90,206)	$(101,886)
Preferred dividends	—	—	—	—	—	15,400	15,400
Net earnings (loss) attributable to Forest City Enterprises, Inc.	$123,925	$32,322	$8,197	$(149,310)	$(26,814)	$(74,806)	$(86,486)
Depreciation and amortization – Real Estate Groups	174,411	77,054	—	249	—	—	251,714
Net gain on disposition of partial interests in rental properties	(15,410)	(2,255)	—	—	—	—	(17,665)
Gain on disposition of unconsolidated entities	—	(12,567)	—	—	—	—	(12,567)
Impairment of consolidated depreciable real estate	—	235	—	—	—	—	235
Impairment of unconsolidated real estate	40,284	—	—	—	—	—	40,284
Discontinued operations:
Depreciation and amortization – Real Estate Groups	26,806	3,184	—	—	—	—	29,990
Gain on disposition of rental properties	(51,796)	—	—	—	—	—	(51,796)
Impairment of consolidated depreciable real estate	13,692	—	—	—	—	—	13,692
Income tax expense (benefit) on non-FFO:
Gain on disposition of rental properties	—	—	—	—	—	31,812	31,812
Impairment of depreciable real estate	—	—	—	—	—	(21,024)	(21,024)
FFO	$311,912	$97,973	$8,197	$(149,061)	$(26,814)	$(64,018)	$178,189

Forest City Enterprises, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

P. Leases
The following tables include all lease obligations of the Company.
The Company as Lessor
The following table summarizes the minimum future rental income to be received on non-cancelable operating leases of commercial properties that generally extend for periods of more than one year:

Years Ending December 31,
(in thousands)
2014	$397,444
2015	378,998
2016	354,586
2017	330,830
2018	301,882
Later years	1,710,400
$3,474,140
Most of the commercial leases include provisions for reimbursements of other charges including real estate taxes, utilities and operating costs which are included in revenues from real estate operations. The following table summarizes total reimbursements (in thousands):

11 Months Ended December 31, 2013	$123,311
Year Ended January 31, 2013	$142,564
Year Ended January 31, 2012	$149,296
The Company as Lessee
The Company is a lessee under various operating leasing arrangements for real property and equipment. The most significant of these involve ground leases which expire between the years 2014 and 2100, excluding optional renewal periods. The Company is subject to participation payments under certain of its ground leases, the most significant of which are in New York City. These payments are triggered by defined events within the respective lease agreements and the timing and future amounts are not determinable by the Company.
Minimum fixed rental payments under long-term leases (over one year) in effect at December 31, 2013 are as follows:

Years Ending December 31,
(in thousands)
2014	$9,575
2015	8,713
2016	7,964
2017	3,258
2018	3,168
Later years	48,441
$81,119
The following table summarizes rent expense (in thousands):

11 Months Ended December 31, 2013	$8,316
Year Ended January 31, 2013	$9,211
Year Ended January 31, 2012	$8,279

Forest City Enterprises, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Q. Commitments and Contingencies
The Company has various guarantees, including indirect guarantees of indebtedness of others. The Company believes the risk of payment under these guarantees, as described below, is remote and, to date, no payments have been made under these guarantees.
As of December 31, 2013, the Company had $10,048,000 in guarantees associated with various obligations. The Company also had outstanding letters of credit of $59,760,000 as of December 31, 2013. The maximum potential amount of future payments on the letters of credit the Company could be required to make is the total amount noted above.
The Company has entered into certain partnerships whereby the outside investment partner is allocated certain tax credits. These partnerships typically require the Company to indemnify, on an after-tax or “grossed up” basis, the investment partner against the failure to receive or the loss of allocated tax credits and tax losses. At December 31, 2013, the maximum potential payment under these tax indemnity guarantees was approximately $133,972,000. The Company believes that all necessary requirements for qualifications for such tax credits and partnership structures have been and will continue to be met and that the Company’s investment partners will be able to receive expense allocations associated with the properties. The Company does not expect to make any payments under these guarantees.
The Company’s mortgage loans are nonrecourse; however, in some cases, lenders carve out certain items from the nonrecourse provisions. These carve-out items enable the lenders to seek recourse if the Company or the joint venture engages in certain acts as defined in the respective agreements such as commit fraud, intentionally misapply funds, or intentionally misrepresent facts. The Company has also provided certain environmental guarantees. Under these environmental remediation guarantees, the Company must remediate any hazardous materials brought onto the property in violation of environmental laws. The maximum potential amount of future payments that the Company could be required to make on the environmental guarantees is limited to the actual losses suffered or actual remediation costs incurred. A portion of these carve-outs and guarantees have been made on behalf of joint ventures and the Company believes any liability would not exceed its partners’ share of the outstanding principal balance of the loans in which these carve-outs and environmental guarantees have been made. At December 31, 2013, the outstanding balance of the partners’ share of these loans was approximately $1,279,443,000. The Company believes the risk of payment on the carve-out guarantees is mitigated, in most cases, by the fact that the Company manages the property, and in the event the Company’s partner violated one of the carve-out items, the Company would seek recovery from its partner for any payments the Company would make. Additionally, the Company further mitigates its exposure through environmental insurance and other types of insurance coverage.
The Company monitors its properties for the presence of hazardous or toxic substances. Other than those environmental matters identified during the acquisition of a site (which are generally remediated prior to the commencement of development), the Company is not aware of any environmental liability with respect to its operating properties that would have a material adverse effect on its financial position, cash flows or results of operations. However, there can be no assurance that such a material environmental liability does not exist. The existence of any such material environmental liability could have an adverse effect on the Company’s results of operations and cash flow. The Company carries environmental insurance and believes that the policy terms, conditions, limits and deductibles are adequate and appropriate under the circumstances, given the relative risk of loss, the cost of such coverage and current industry practice.
The Company customarily guarantees lien-free completion of projects under construction. Upon completion, as defined, the guarantees are released. The Company currently provides the following completion guarantees on its completed projects and projects under construction and development (including unconsolidated properties):

	Total Costs	Percent Completed (Unaudited)
	(dollars in thousands)
At December 31, 2013
Openings and acquisitions	$2,083,623	97%
Under construction and development	841,933	40%
Total Real Estate	$2,925,556	81%
Additionally, the Company has provided a guaranty of payment, performance and completion of certain obligations associated with certain Military Housing Privatization Initiative (“MHPI”) projects. These guarantees do not include a guaranty of available MHPI project sources and the Company cannot be compelled to replace a deficiency in available sources. In the event the guaranty were called upon, any money advanced by the Company would be replaced by appropriate sources available within the MHPI project. Inclusive of the available MHPI project sources, the Company believes its maximum net exposure to be $219,916,000 at December 31, 2013. Currently, the Company anticipates further MHPI project sources will cover this maximum exposure and future advances by the Company will not be required.
In addition to what is stated above, the Company has guaranteed the lender the lien free completion of certain horizontal infrastructure associated with certain land development projects. The maximum amount due by the Company under these completion guarantees is limited to $37,664,000.

Forest City Enterprises, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

The Company is also involved in certain claims and litigation related to its operations and development. Based on the facts known at this time, management has consulted with legal counsel and is of the opinion that the ultimate outcome of all such claims and litigation will not have a material adverse effect on the financial condition, results of operations or cash flows of the Company.
In connection with the Company’s (through its subsidiary, Nets Sports and Entertainment LLC ("NS&E")) August 2004 purchase of The Nets and its May 12, 2010 sale of an 80% interest in The Nets, the Company, certain subsidiaries and certain members have provided an indemnity guarantee to the NBA for any losses arising from the transaction, including the relocation of the team. The Company’s indemnity is effective as long as the Company owns an interest in the team. The indemnification provisions are standard provisions that are required by the NBA. The Company and the other indemnifying parties have insurance coverage of $100,000,000 in connection with this indemnity. The Company evaluated the indemnity guarantee and determined that the fair value of the Company’s known liability for its obligations under the guarantee was not material.
Certain ground leases include provisions requiring the Company to indemnify the ground lessor against claims or damages occurring on or about the leased property during the term of the ground lease. These indemnities generally were entered into prior to the effective date of accounting guidance related to guarantees; therefore, they have not been recorded in the Company’s consolidated financial statements at December 31, 2013. The maximum potential amount of future payments the Company could be required to make is limited to the actual losses suffered. The Company mitigates its exposure to loss related to these indemnities through insurance coverage.
The Company is party to an easement agreement under which it has agreed to indemnify a third party for any claims or damages arising from the use of the easement area in one of its unconsolidated apartment communities. The Company mitigates its exposure to loss related to the easement agreement through insurance coverage.

R. Stock-Based Compensation
The Company’s 1994 Stock Plan (the “Plan”) permits the award of Class A stock options, restricted shares, performance shares and other equity awards to key employees and nonemployee directors of the Company. The aggregate maximum number of shares that may be issued under the Plan is 21,750,000 for all types of awards.
As of December 31, 2013, the total number of shares available for granting of all types of awards was 7,181,821. The maximum annual award to an individual is 500,000 of the aggregate stock options and 500,000 of the aggregate restricted shares and performance shares. In addition, the aggregate grant-date fair value of awards granted to a nonemployee director during any calendar year shall not exceed $250,000. Stock options have a maximum term of 10 years and are awarded with an exercise price at least equal to the market value of the stock on the date of grant. Class A common stock issued upon the exercise of stock options may be issued out of authorized and unissued shares or treasury stock. The Plan, which is administered by the Compensation Committee of the Board of Directors, does not allow the reduction of option prices without shareholder approval, except for the anti-dilution adjustments permitted by the Plan. The Company has not amended the terms of any previously issued equity award. All outstanding stock options have an exercise price equal to the fair market value of the underlying stock at the date of grant, a 10-year term, and graded vesting over three to four years. All outstanding restricted shares have graded vesting over three to four years. The Plan was amended in December 2013 to permit 1‑year cliff vesting of awards granted to nonemployee directors beginning in 2014.
The amount of stock-based compensation costs and related deferred income tax benefit recognized in the financial statements are as follows:

	11 Months Ended	Years Ended
	December 31, 2013	January 31, 2013	January 31, 2012
	(in thousands)
Stock option costs	$3,051	$3,101	$2,606
Restricted stock costs	10,672	10,324	9,979
Performance share costs	2,474	1,326	—
Total stock-based compensation costs	16,197	14,751	12,585
Less amount capitalized into qualifying real estate projects	(5,826)	(5,396)	(4,935)
Amount charged to operating expenses	10,371	9,355	7,650
Depreciation expense on capitalized stock-based compensation	876	827	1,246
Total stock-based compensation expense	$11,247	$10,182	$8,896
Deferred income tax benefit	$4,111	$3,671	$3,184
Stock-based compensation expensed at the date of grant for awards granted to retirement-eligible grantees during the 11 months ended December 31, 2013 and the years ended January 31, 2013 and 2012 was $973,000, $726,000 and $1,022,000, respectively. During the year ended January 31, 2012, previously recorded stock option costs in the amount of $1,622,000, most of which was previously capitalized into real estate projects, were reversed to reflect actual forfeitures in excess of estimated forfeitures.

Forest City Enterprises, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

The accounting guidance for share-based payment requires the cash flows resulting from the tax benefits from tax deductions in excess of the compensation cost recognized for those options or shares (excess tax benefits) to be classified as financing cash flows in the Consolidated Statements of Cash Flows. The Company records excess tax benefits only if the excess tax deductions reduce taxes payable computed on a with-and-without basis. There were no excess tax benefits classified as financing cash flows for the 11 months ended December 31, 2013 and the years ended January 31, 2013 and 2012.
Stock Options
The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for options granted during the respective years:

	11 Months Ended	Years Ended
	December 31, 2013	January 31, 2013	January 31, 2012
Risk-free interest rate	0.78%	1.10%	2.61%
Expected volatility	74.10%	74.10%	72.40%
Expected dividend yield	0.00%	0.00%	0.00%
Expected term (in years)	5.5	5.5	5.5
The risk-free interest rate was based on published yields of U.S. zero coupon bonds having a maturity date approximating the expected term of the options. Expected volatility was based on the historical volatility of the Company’s stock using the daily closing prices of the Company’s Class A common stock over a period of time equivalent to the expected term of the options. The expected dividend yield was based on the Company’s recent annual dividend divided by the average price of the Company’s Class A common stock during that period. Historical plan experience was used to estimate the expected term of options granted.
The following table provides a summary of stock option activity for the 11 months ended December 31, 2013:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Intrinsic Value (in thousands)
Outstanding at January 31, 2013	3,984,497	$35.62
Granted	241,860	$17.60
Exercised	(76,200)	$15.14
Forfeited/expired	(68,092)	$32.69
Outstanding at December 31, 2013	4,082,065	$34.98	4.38	$6,086
Options exercisable (fully vested) at December 31, 2013	3,097,724	$40.83	3.28	$3,599
The weighted average grant-date fair value of stock options granted during the 11 months ended December 31, 2013 and the years ended January 31, 2013 and 2012 was $10.97, $9.24 and $11.20, respectively. The total intrinsic value of stock options exercised during the 11 months ended December 31, 2013 and the years ended January 31, 2013 and 2012 was $145,000, $954,000 and $84,000, respectively. Cash received from stock options exercised during the 11 months ended December 31, 2013 and the years ended January 31, 2013 and 2012 was $1,153,000, $8,368,000 and $195,000, respectively. There was no income tax benefit realized as a reduction of income taxes payable from stock options exercised during the 11 months ended December 31, 2013 and the years ended January 31, 2013 and 2012. At December 31, 2013, there was $3,727,000 of unrecognized compensation cost related to stock options that is expected to be recognized over a weighted-average period of 2.25 years.
Restricted Stock
The following table provides a summary of restricted stock activity for the 11 months ended December 31, 2013:

	Shares	Weighted Average Grant-Date Fair Value
Unvested shares at January 31, 2013	2,116,064	$15.06
Granted	653,447	$17.60
Vested	(599,864)	$12.95
Forfeited	(10,380)	$16.04
Unvested shares at December 31, 2013	2,159,267	$16.41

Forest City Enterprises, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Restricted stock represents a grant of Class A common stock to key employees and nonemployee directors subject to restrictions on disposition, transferability and risk of forfeiture, while having the rights to vote the shares and receive dividends. Restricted shares subject to the restrictions mentioned above are considered to be nonvested shares under the accounting guidance for share-based payment and are not reflected as issued and outstanding shares until the restrictions lapse. At that time, the shares are released to the grantee and the Company records the issuance of the shares. At December 31, 2013, all unvested shares of restricted stock were excluded from issued and outstanding shares of Class A common stock in the accompanying consolidated financial statements.
The weighted average grant-date fair value of restricted stock granted during the 11 months ended December 31, 2013 and the years ended January 31, 2013 and 2012 was $17.60, $14.75 and $17.72, respectively. The total fair value of shares that vested during the 11 months ended December 31, 2013 and the years ended January 31, 2013 and 2012 was $7,770,000, $9,156,000 and $8,503,000, respectively. At December 31, 2013, there was $18,326,000 of unrecognized compensation cost related to restricted stock that is expected to be recognized over a weighted-average period of 2.47 years.
In connection with the vesting of restricted stock during the 11 months ended December 31, 2013 and the years ended January 31, 2013 and 2012, the Company repurchased into treasury 179,907 shares, 129,568 shares and 90,104 shares, respectively, of Class A common stock to satisfy the employees’ related minimum statutory tax withholding requirements. These shares were placed in treasury with an aggregate cost basis of $3,167,000, $1,963,000 and $1,670,000, respectively.
Performance Shares
Performance shares may be granted to selected executives and the vesting of the shares is contingent upon meeting management objectives established by the Compensation Committee of the Board of Directors. The management objectives may be company-wide or business unit performance goals and may include market conditions and service requirements. The performance period may not be less than one year. Performance shares will generally be granted at target levels and the ultimate number of shares earned will depend upon the degree performance goals are met at the end of the performance period. The fair value of performance shares that do not have a market condition are based on the closing price of the underlying stock on the date of grant and recorded as stock-based compensation cost over the requisite service period. If the performance goals are not met or below target, then any related recognized compensation costs will be reversed. If the performance goals are exceeded, additional compensation costs will be recorded, as applicable, up to the maximum specified in the grant. The fair value of performance shares that have a market condition is based on a Monte Carlo simulation and is recorded as stock-based compensation cost over the requisite service period. The cost is recognized even if the market condition is not satisfied, provided the service requirement is met.
The weighted average grant-date fair value of performance shares granted during the 11 months ended December 31, 2013 and the year ended January 31, 2013 was $17.78 and $20.74, respectively. Both grants have performance goals that include a market condition and the fair values were computed using a Monte Carlo simulation. At December 31, 2013, there was $7,242,000 of unrecognized compensation costs related to unvested performance shares that is expected to be recognized over a weighted-average period of 2.56 years.
The following table provides a summary of the performance share activity for the 11 months ended December 31, 2013:

	Shares	Weighted Average Grant-Date Fair Value
Unvested shares at January 31, 2013	295,337	$20.74
Granted	299,460	$17.78
Vested	—	$—
Forfeited	(7,587)	$20.74
Unvested shares at December 31, 2013	587,210	$19.23
The range of performance shares that can be earned as of December 31, 2013 is as follows:

Performance Period	Range	Minimum Shares	Target Shares	Maximum Shares
February 1, 2012 to December 31, 2015	0% to 200%	—	287,750	575,500
February 1, 2013 to December 31, 2016	0% to 200%	—	299,460	598,920
		—	587,210	1,174,420

Forest City Enterprises, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

S. Earnings Per Share
The Company’s restricted stock is considered a participating security pursuant to the two-class method for computing basic EPS. The Class A Common Units, which are reflected as noncontrolling interests in the Consolidated Balance Sheets, are considered convertible participating securities as they are entitled to participate in any dividends paid to the Company’s common shareholders. The Class A Common Units are included in the computation of basic EPS using the two-class method and are included in the computation of diluted EPS using the if-converted method. The Class A common stock issuable in connection with a put or conversion of the 2014 Senior Notes, 2016 Senior Notes, 2018 Senior Notes, 2020 Senior Notes and Series A preferred stock is included in the computation of diluted EPS using the if-converted method. The loss from continuing operations attributable to Forest City Enterprises, Inc. for the the years ended January 31, 2013 and 2012 were allocated solely to holders of common stock as the participating security holders do not share in the losses.
The reconciliation of the amounts used in the basic and diluted EPS computations is shown in the following table:

	11 Months Ended	Years Ended
	December 31, 2013	January 31, 2013	January 31, 2012
Numerators (in thousands)
Earnings (loss) from continuing operations attributable to Forest City Enterprises, Inc.	$20,934	$(19,944)	$(113,754)
Preferred dividends and inducements of preferred stock conversions	(185)	(32,129)	(15,400)
Undistributed earnings allocated to participating securities	(605)	—	—
Earnings (loss) from continuing operations attributable to Forest City Enterprises, Inc. common shareholders - Basic	20,144	(52,073)	(129,154)
Undistributed earnings allocated to participating securities	605	—	—
Earnings (loss) from continuing operations attributable to Forest City Enterprises, Inc. common shareholders - Diluted	$20,749	$(52,073)	$(129,154)
Net earnings (loss) attributable to Forest City Enterprises, Inc.	$(5,307)	$36,425	$(86,486)
Preferred dividends and inducements of preferred stock conversions	(185)	(32,129)	(15,400)
Undistributed earnings allocated to participating securities	—	(1,836)	—
Net earnings (loss) attributable to Forest City Enterprises, Inc. common shareholders - Basic and Diluted	$(5,492)	$2,460	$(101,886)
Denominators
Weighted average shares outstanding - Basic	193,465,572	172,621,723	168,170,650
Effect of stock options, restricted stock and performance shares	1,584,402	—	—
Effect of convertible Class A Common Units	3,646,755	—	—
Weighted average shares outstanding - Diluted (1)	198,696,729	172,621,723	168,170,650
Earnings Per Share
Earnings (loss) from continuing operations attributable to Forest City Enterprises, Inc. common shareholders - Basic and Diluted	$0.10	$(0.30)	$(0.77)
Net earnings (loss) attributable to Forest City Enterprises, Inc. common shareholders - Basic and Diluted	$(0.03)	$0.01	$(0.61)

(1)
Incremental shares from dilutive options, restricted stock and convertible securities aggregating 49,642,605 and 45,856,959 for the years ended January 31, 2013 and 2012, respectively, were not included in the computation of diluted EPS because their effect is anti-dilutive due to loss from continuing operations. Convertible securities of 30,200,589 for the 11 months ended December 31, 2013 were not included in the computation of diluted EPS because their effect is anti-dilutive under the if-converted method. Weighted-average options, restricted stock and performance shares of 3,601,719, 4,105,670 and 4,222,955 for the 11 months ended December 31, 2013 and the years ended January 31, 2013 and 2012, respectively, were not included in the computation of diluted EPS because their effect is anti-dilutive under the treasury stock method.

T.  Impairment of Real Estate, Impairment of Unconsolidated Entities and Write-Off of Abandoned Development Projects and Demolition Costs
Impairment of Real Estate
The Company reviews its real estate portfolio, including land inventory, for impairment whenever events or changes indicate that its carrying value may not be recoverable. In order to determine whether the carrying costs are recoverable from estimated future undiscounted cash flows, the Company uses various assumptions that include future net operating income, estimated holding periods, risk of foreclosure and estimated cash proceeds received upon the disposition of the asset. If the carrying costs are not recoverable, the Company records an impairment charge to reduce the carrying value to estimated fair value. The assumptions used to estimate fair value are Level 2 or 3 inputs. The Company’s assumptions are based on current information. If the conditions deteriorate or if the Company’s plans regarding its assets change, additional impairment charges may occur in the future.
The impairments recorded during the 11 months ended December 31, 2013 and the years ended January 31, 2013 and 2012 represent write-downs to estimated fair value due to a change in events, such as a change in strategy for certain assets, bona fide third-party purchase offers or changes in certain assumptions, including estimated holding periods and current market conditions and the impact of these assumptions to the properties’ estimated future cash flows.

Forest City Enterprises, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

The following table summarizes the Company’s impairment of real estate included in continuing operations:

		11 Months Ended	Years Ended
		December 31, 2013	January 31, 2013	January 31, 2012
		(in thousands)
Brooklyn Atlantic Yards	Brooklyn, New York	$289,864	$—	$—
LiveWork Las Vegas	Las Vegas, Nevada	112,838	—	—
Office Buildings:
Building J at Illinois Science and Technology Park	Skokie, Illinois	17,474	—	—
Halle Building	Cleveland, Ohio	—	30,200	—
Other		1,185	460	235
		$421,361	$30,660	$235
On December 16, 2013, the Company announced the signing of a definitive agreement with Greenland Group Co. (“Greenland”) for a joint venture to develop the Brooklyn Atlantic Yards project in Brooklyn, New York. The joint venture will execute on the remaining development rights, including the infrastructure and vertical construction of the residential units, but excludes Barclays Center and the under construction B2 BKLYN apartment community. Under the joint venture, Greenland will acquire 70% of the project, co-develop the project with the Company and share in the entire project costs going forward at the same percentage interest. If effectuated, the joint venture will develop the project consistent with the approved master plan. All due diligence by Greenland has been completed and no other significant contingencies preventing the transaction from closing remain. The agreement is subject to necessary regulatory approvals but it is expected that all approvals will be received, allowing the transaction to close in mid-2014. The Company has analyzed the agreement and determined that, upon closing, the joint venture will be accounted for on the equity method of accounting, resulting in the deconsolidation of the investment in Brooklyn Atlantic Yards and its allocation of the site acquisition costs. Based on the facts described above, the Company has estimated it is likely the transaction will close and the asset will be sold. As a result, the Company has classified the assets and liabilities as held for sale on its consolidated balance sheet as of December 31, 2013 and recorded the asset at estimated fair value less costs to sell, resulting in an impairment of $289,864,000 ($242,417,000, net of noncontrolling interest) recorded during the two months ended December 31, 2013. Additionally, upon closing, evaluation on a quarterly basis for other than temporary impairment of their equity method investment will be required. This could result in future impairments of its equity method investment.
During 2013, the Company continued to execute its strategy of focusing on core products located in core markets. In executing this strategy, the Company made a strategic business decision to reduce the expected level of development at LiveWork Las Vegas, a mixed-use project on a 13.5 acre parcel in Las Vegas, Nevada and consider ways to maximize the near-term value of the investment, which may include build to suit development, equity joint venture or marketing a portion of the land parcels to third parties. The change in strategy reduced the estimated hold period and expected cash flows. As a result, the Company’s estimated undiscounted cash flows no longer exceed the carrying value of the asset, requiring the Company to adjust the carrying value to its estimated fair value. As such, the Company recorded an impairment charge of $112,838,000 during the 11 months ended December 31, 2013.
During 2013, the Company made a strategic business decision to modify its redevelopment plan for Building J at Illinois Science and Technology Park. The building, currently vacant, would require a significant amount of capital in order to re-tenant and continue to hold on a long term basis. The Company has determined it is no longer willing to invest any additional capital in this building without a tenant for a substantial portion of the building or without some form of significant financial subsidy. As a result of this decision, the Company's estimated undiscounted cash flows no longer exceed the carrying value of the asset, requiring the Company to adjust the carrying value to its estimated fair value. As such, the Company recorded an impairment charge of $17,474,000 during the 11 months ended December 31, 2013.
During 2012, preliminary negotiations with a potential tenant to lease a majority of the Halle Building were discontinued since the Company was unwilling to invest the significant amount of capital necessary to execute the proposed lease. As a result, the Company began evaluating several long-term strategies for the building, as it has below average occupancy, had continued to lose tenants in 2012 and required significant capital investment. The strategies considered included a near-term disposition of the asset in its current state, investing significant capital to re-tenant the space and hold on a long term basis, or invest additional capital to position the asset for sale, which may have increased the sales price. The Company determined it is not likely to invest any significant additional capital and would pursue the repositioning of the asset for redevelopment through a joint venture or exploration of an outright sale. The change in strategy reduced the long-term hold probability and the Company's estimated probability weighted undiscounted cash flows no longer exceed the carrying value of the asset requiring the Company to adjust the carrying value to its estimated fair value of $10,500,000. As such, the Company recorded an impairment charge of $30,200,000 during the year ended January 31, 2013.

Forest City Enterprises, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Impairment of Real Estate - Discontinued Operations
The Company had impairments related to consolidated real estate assets that qualified for discontinued operations reporting during the periods presented. The following table summarizes the Company’s impairment of real estate included in discontinued operations:

		11 Months Ended	Years Ended
		December 31, 2013	January 31, 2013	January 31, 2012
		(in thousands)
Regional Malls:
Promenade Bolingbrook	Bolingbrook, Illinois	$54,194	$—	$—
Orchard Town Center	Westminster, Colorado	$15,649	$—	$—
Investment in triple net lease retail property	Kansas City, Missouri	6,870	—	—
Investment in triple net lease retail property	Portage, Michigan	—	2,263	3,435
White Oak Village (Specialty Retail Center)	Richmond, Virginia	—	1,566	—
250 Huron (Office Building)	Cleveland, Ohio	—	—	10,257
Other		—	425	—
		$76,713	$4,254	$13,692
The Company recorded impairments of real estate for properties included in discontinued operations as described in the table above. These impairments represent a write down to the estimated fair value due to changes in events, related to a bona fide third-party purchase offer and consideration of current market conditions and the impact of these events to the properties’ estimated future cash flows.
During 2013, the Company continued to make progress on the marketing of Promenade Bolingbrook, a regional mall in Bolingbrook, Illinois. At December 31, 2013, discussions with a potential purchaser were ongoing and remained subject to further negotiation and applicable due diligence periods. However, based on the status of the discussions, the possibility of a sale of the asset increased and was reasonably possible. As a result, the Company reviewed and updated the impairment analysis. The estimated probability weighted undiscounted cash flows no longer exceed the carrying value of the asset requiring the Company to adjust the carrying value to its estimated fair value. As such, the Company recorded an impairment charge of $54,194,000 during the 11 months ended December 31, 2013, which was subsequently disposed of in April 2014.
The following table presents quantitative information about the significant unobservable inputs used to determine the fair value of the impairment of real estate (including discontinued operations) for the 11 months ended December 31, 2013 and the year ended January 31, 2013:

	Quantitative Information about Level 3 Fair Value Measurements
	Fair Value	Valuation Technique	Unobservable Input	Range of Input Values
	(in thousands)
December 31, 2013
Impairment of real estate	$734,240	Indicative Bids	Indicative Bids	N/A (1)
Impairment of real estate	29,500	Comparable Property Market Analysis	Price Per Square Foot	$22 to $55 per square foot (2)
January 31, 2013
Impairment of real estate	$83,193	Indicative Bids	Indicative Bids	N/A (1)
Impairment of real estate	$10,500	Discounted Cash Flow	Discount Rate	10.0%

(1)	These fair value measurements were derived from bona fide purchase offers from third party prospective buyers, subject to the Company’s corroboration for reasonableness.

(2)	Weighted average price is $45 per square foot.
Impairment of Unconsolidated Entities
The Company reviews its portfolio of unconsolidated entities for other-than-temporary impairments whenever events or changes indicate that its carrying value in the investments may be in excess of fair value. An equity method investment’s value is impaired if management’s estimate of its fair value is less than the carrying value and the difference is deemed to be other-than-temporary. In order to arrive at estimates of fair value, the Company uses varying assumptions that may include comparable sale prices, market discount rates, market capitalization rates and estimated future discounted cash flows specific to the geographic region and property type, all of which are considered Level 3 inputs. For newly opened properties, assumptions also include the timing of initial lease up at the property. In the event initial lease up assumptions differ from actual results, estimated future discounted cash flows may vary, resulting in impairment charges in future periods.

Forest City Enterprises, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

The following table summarizes the Company’s impairment of unconsolidated entities.

		11 Months Ended	Years Ended
		December 31, 2013	January 31, 2013	January 31, 2012
		(in thousands)
Village at Gulfstream Park (Specialty Retail Center)	Hallandale Beach, Florida	$—	$—	$35,674
Commercial land and development rights	Cleveland, Ohio	—	—	4,610
Other		—	390	—
		$—	$390	$40,284
The impairment recorded during the year ended January 31, 2012 at Village at Gulfstream Park represents an other-than-temporary impairment in the Company’s equity method investment. The specialty retail center was fully opened in February 2010 and was leased during the general economic downturn, which resulted in a longer initial lease up period than originally projected and increased rent concessions to the existing tenant base. During the year ended January 31, 2012, the general economic conditions continued to negatively impact the operating results at the specialty retail center. The specialty retail center continued to experience a slower than anticipated lease-up period and had not reached the expected level of cash flows used in previous estimates of fair value. Based on these conditions, management revised its estimate of future discounted cash flows downward. As a result, the Company’s equity method investment was recorded at its estimated fair value, resulting in an impairment charge of $35,674,000 during the year ended January 31, 2012. During the year ended January 31, 2013, the Company disposed of its equity method investment in Village at Gulfstream Park.
Write-Off of Abandoned Development Projects and Demolition Costs
On a quarterly basis, the Company reviews each project under development to determine whether it is probable that the project will be developed. If management determines that the project will not be developed, project costs and other expenses related to the project are written off and expensed as an abandoned development project cost. The Company abandons projects under development for a number of reasons, including, but not limited to, changes in local market conditions, increases in construction or financing costs or third party challenges related to entitlements or public financing. The Company wrote off abandoned development projects of $40,414,000, $26,850,000 and $8,838,000 for the 11 months ended December 31, 2013 and the years ended January 31, 2013 and 2012, respectively. The amount for the 11 months ended December 31, 2013 includes $8,200,000 of non-capitalizable demolition costs at Ten MetroTech Center.

U. Gain on Extinguishment of Debt
For the 11 months ended December 31, 2013 and the years ended January 31, 2013 and 2012, the Company recorded $4,549,000, $7,096,000 and $9,590,000, respectively, as gain on extinguishment of debt. The amount for the 11 months ended December 31, 2013 primarily relates to a $24,669,000 gain on the extinguishment of nonrecourse mortgage debt at Ten MetroTech Center partially offset by a $13,077,000 loss on the redemptions of the 2034 and 2017 Senior Notes and a $4,762,000 loss on the exchange of the 2014 Senior Notes for Class A common stock.
The gain on extinguishment of debt at Ten MetroTech Center resulted from the debt restructuring during the year ended January 31, 2013 of a defaulted nonrecourse mortgage which had a carrying value of $73,500,000. The nonrecourse mortgage consisted of a promissory note ("A note") that was subject to a subordinated participation ("B note"). During 2012, the B noteholder bought out the A noteholder's interest and became the sole holder of the entire nonrecourse mortgage. Concurrent with this transaction, the B noteholder applied restricted cash, which represented accumulated cash flow swept and retained by the loan servicer, of approximately $12,300,000 to the outstanding principal balance and the Company signed a forbearance agreement that included a further reduction of the outstanding principal balance to $40,000,000. The new lender agreed to not continue to prosecute the foreclosure proceedings for two years as long as the Company complies with the terms of the forbearance agreement. The forbearance agreement increased the interest rate to 9% per annum and required a participation payment in the amount equal to 50% of any net proceeds, as defined in the forbearance agreement, in excess of $40,000,000 in the event the Company sells the property during the two-year forbearance period. Under the accounting guidance for troubled debt restructuring, no gain was recorded on the transaction and all amounts paid to the lender for interest, principal or applicable participation fees during the two-year forbearance period was applied to reduce the carrying value of the liability. Upon settlement of the nonrecourse mortgage during the 11 months ended December 31, 2013, a gain was recognized in an amount equal to the then carrying value of the liability in excess of $40,000,000.
The amount for 2012 primarily relates to a $9,425,000 gain on extinguishment of nonrecourse mortgage debt at Terminal Tower, an office building in Cleveland, Ohio.
The amount for 2011 primarily relates to a $15,101,000 gain on extinguishment of nonrecourse mortgage debt at LiveWork Las Vegas and a $5,329,000 gain related to the early extinguishment of Urban Development Action Grant loans on Avenue at Tower City Center, a specialty retail center in Cleveland, Ohio. These gains were offset by a $10,800,000 loss on the exchange of a portion of the 2016 Senior Notes for Class A common stock as described in Note H – Senior and Subordinated Debt.

Forest City Enterprises, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

V. Discontinued Operations and Gain (Loss) on Disposition of Rental Properties
The following table lists rental properties included in discontinued operations:

Property	Location	Square Feet/ Number of Units (Unaudited)	Period Disposed	11 Months Ended 12/31/13	Year Ended 1/31/13	Year Ended 1/31/12
Commercial Group:
Promenade Bolingbrook	Bolingbrook, Illinois	771,000 square feet	Q2-2014	Yes	Yes	Yes
Quartermaster Plaza	Philadelphia, Pennsylvania	456,000 square feet	Q1-2014	Yes	Yes	Yes
Mesa del Sol - 5600 University SE	Albuquerque, New Mexico	87,000 square feet	Q1-2014	Yes	Yes	Yes
Orchard Town Center	Westminster, Colorado	603,000 square feet	Q4-2013	Yes	Yes	Yes
Colorado Studios	Denver, Colorado	75,000 square feet	Q3-2013	Yes	Yes	Yes
Higbee Building	Cleveland, Ohio	815,000 square feet	Q2-2013	Yes	Yes	Yes
Sheraton Station Square	Pittsburgh, Pennsylvania	399 rooms	Q2-2013	Yes	Yes	Yes
Fairmont Plaza	San Jose, California	335,000 square feet	Q4-2012	—	Yes	Yes
White Oak Village	Richmond, Virginia	843,000 square feet	Q3-2012	—	Yes	Yes
Quebec Square	Denver, Colorado	739,000 square feet	Q1-2012	—	Yes	Yes
Ritz-Carlton hotel	Cleveland, Ohio	206 rooms	Q4-2011	—	—	Yes
250 Huron	Cleveland, Ohio	119,000 square feet	Q4-2011	—	—	Yes
Waterfront Station – East 4th & West 4th Buildings	Washington, D.C.	631,000 square feet	Q2-2011	—	—	Yes
Charleston Marriott hotel	Charleston, West Virginia	352 rooms	Q1-2011	—	—	Yes
Seven triple net lease properties	Various	422,000 square feet	Various (1)	Yes	Yes	Yes
Residential Group:
Millender Center	Detroit, Michigan	339 units	Q1-2013	Yes	Yes	Yes
Emerald Palms	Miami, Florida	505 units	Q4-2012	—	Yes	Yes
Southfield	Whitemarsh, Maryland	212 units	Q3-2012	—	Yes	Yes

(1)
Includes, one triple net lease property disposed of during Q4-2013, one triple net lease property disposed of during Q1-2013, three triple net lease properties disposed of during Q3-2012 and two triple net lease properties disposed of during Q2-2012.

The following table summarizes the operating results related to discontinued operations:

	11 Months Ended	Years Ended
	December 31, 2013	January 31, 2013	January 31, 2012
	(in thousands)
Revenues from real estate operations	$64,093	$113,076	$144,044
Expenses
Operating expenses	35,381	55,926	74,574
Depreciation and amortization	12,909	23,566	30,931
Impairment of real estate	76,713	4,254	13,692
	125,003	83,746	119,197

Interest expense	(12,015)	(23,167)	(31,417)
Amortization of mortgage procurement costs	(476)	(1,389)	(1,809)
Loss on extinguishment of debt	(40)	(464)	—
Interest income	274	390	6,013
Gain on disposition of rental properties	41,831	100,900	133,554
Earnings before income taxes	(31,336)	105,600	131,188
Income tax expense (benefit)	(11,137)	46,549	20,169
Net loss on change in control of interest	—	(1,585)	—
Earnings from discontinued operations	(20,199)	57,466	111,019
Noncontrolling interests
Gain on disposition of rental properties	5,960	965	81,758
Operating earnings from rental properties	82	132	1,993
	6,042	1,097	83,751
Earnings from discontinued operations attributable to Forest City Enterprises, Inc.	$(26,241)	$56,369	$27,268

Forest City Enterprises, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

The following table summarizes the pre-tax gain (loss) on disposition of rental properties:

	11 Months Ended	Years Ended
	December 31, 2013	January 31, 2013	January 31, 2012
	(in thousands)
Apartment Communities:
Millender Center	$21,660	$—	$—
Emerald Palms	—	45,845	—
Southfield	—	13,445	—
Hotels:
Sheraton Station Square	18,096	—	—
Charleston Marriott	—	—	9,957
Ritz-Carlton	—	—	2,431
Office Buildings:
Higbee Building	2,922	—	—
Colorado Studios	1,239	—	—
Fairmont Plaza	—	26,877	—
Waterfront Station – East 4th & West 4th Buildings	—	—	111,738
250 Huron	—	—	9,428
Orchard Town Center (Regional Mall)	(2,157)	—	—
Triple net lease properties	(132)	6,568	—
Quebec Square (Specialty Retail Center)	—	8,879	—
Other	203	(714)	—
	$41,831	$100,900	$133,554

W. Class A Common Units
Master Contribution Agreement
The Company and certain of its affiliates entered into a Master Contribution and Sale Agreement (the “Master Contribution Agreement”) with Bruce C. Ratner (“Mr. Ratner”), an Executive Vice President and Director of the Company, and certain entities and individuals affiliated with Mr. Ratner (the “BCR Entities”) on August 14, 2006. Pursuant to the Master Contribution Agreement, on November 8, 2006, the Company issued Class A Common Units (“Units”) in a jointly-owned limited liability company to the BCR Entities in exchange for their interests in a total of 30 retail, office and residential operating properties, and certain service companies, all in the Greater New York City metropolitan area. The Company accounted for the issuance of the Units in exchange for the noncontrolling interests under the purchase method of accounting. The Units may be exchanged for one of the following forms of consideration at the Company’s sole discretion: (i) an equal number of shares of the Company’s Class A common stock or, (ii) cash based on a formula using the average closing price of the Class A common stock at the time of conversion or, (iii) a combination of cash and shares of the Company’s Class A common stock. The Company has no rights to redeem or repurchase the Units. At December 31, 2013 and January 31, 2013, 3,646,755 Units were outstanding. The carrying value of the Units of $186,021,000 is included as noncontrolling interests at December 31 and January 31, 2013.
Also pursuant to the Master Contribution Agreement, the Company and Mr. Ratner agreed that certain projects under development would remain owned jointly until such time as each individual project was completed and achieved “stabilization.” As each of the development projects achieves stabilization, it is valued and the Company, in its discretion, chooses among various options for the ownership of the project following stabilization consistent with the Master Contribution Agreement. As described below, the Company and Mr. Ratner have agreed upon the value of five of the development projects that have reached stabilization. As of December 31, 2013, Westchester's Ridge Hill, a mixed-use retail project in Yonkers, New York, and air rights for any future residential vertical development at East River Plaza, a specialty retail center in Manhattan, New York, remain subject to this agreement. The development projects were not covered by the Tax Protection Agreement (the “Tax Protection Agreement”) that the parties entered into in connection with the Master Contribution Agreement. The Tax Protection Agreement indemnified the BCR Entities included in the initial closing against taxes payable by reason of any subsequent sale of certain operating properties.
In accordance with the terms of the Tax Protection Agreement, the Company made no payments to the BCR Entities for tax indemnification during the 11 months ended December 31, 2013 and the year ended January 31, 2013. During the year ended January 31, 2012, the Company paid the BCR Entities $1,074,000 for tax indemnification.

Forest City Enterprises, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

8 Spruce Street, DKLB BKLN and East River Plaza
Pursuant to the terms of the Master Contribution Agreement, on January 2, 2014, the Company caused certain of its affiliates to acquire for cash the BCR Entities' interests in three stabilized projects , 8 Spruce Street, an apartment community in Manhattan, New York, DKLB BKLN, an apartment community in Brooklyn, New York, and East River Plaza, all of which were under development at the time of the Master Contribution Agreement. In accordance with the agreements, the applicable BCR Entities assigned and transferred their interests in the three projects to affiliates of the Company and received $14,286,000.
Prior to the transaction, the Company accounted for the three projects using the equity method of accounting and will continue to account for the projects as equity method investments, resulting in an increase in investments in and advances to unconsolidated affiliates totaling $14,286,000.
New York Times and Twelve MetroTech Center
Pursuant to the terms of the Master Contribution Agreement, in May 2008, the Company caused certain of its affiliates to acquire for cash the BCR Entities’ interests in two stabilized projects, New York Times, an office building in Manhattan, New York, and Twelve MetroTech Center, an office building in Brooklyn, New York. In accordance with the agreements, the applicable BCR Entities assigned and transferred their interests in the two projects to affiliates of the Company and will receive approximately $121,000,000 over a 15 year period. An affiliate of the Company has also agreed to indemnify the applicable BCR Entity against taxes payable by it by reason of a subsequent sale or other disposition of one of the projects. The tax indemnity provided by the affiliate of the Company expires on December 31, 2014 and is similar to the indemnities provided for the operating properties under the Tax Protection Agreement.
The consideration exchanged by the Company for the BCR Entities’ interest in the two development projects has been accounted for under the purchase method of accounting. Pursuant to the agreements, the BCR Entities received an initial cash amount of $49,249,000. The Company calculated the net present value of the remaining payments over the 15 year period using a discounted interest rate. This initial discounted amount of $56,495,000 was recorded and will be accreted up to the total liability through interest expense over the 15 year period using the effective interest method. At December 31 and January 31, 2013, $13,013,000 and $22,643,000, respectively, is recorded in accounts payable, accrued expenses and other liabilities related to this obligation.

X. Capital Stock
Common Stock
The Company’s authorized common stock consists of Class A common stock and Class B common stock. The economic rights of each class of common stock are identical, but the voting rights differ. The Class A common stock, voting as a separate class, is entitled to elect four of the members of the Company’s board of directors, while the Class B common stock, voting as a separate class, is entitled to elect the remaining nine members of the Company’s board of directors. When the Class A common stock and Class B common stock vote together as a single class, each share of Class A common stock is entitled to one vote per share and each share of Class B common stock is entitled to ten votes per share. Class B Common Stock is convertible into Class A common stock on a share-for-share basis at the option of the holder.
In May 2011, the Company entered into separate, privately negotiated exchange agreements with certain holders of the 2016 Senior Notes to exchange such notes for shares of the Company’s Class A common stock as described in Note H ‑ Senior and Subordinated Debt. As part of the exchange, the Company issued 3,444,293 shares of Class A common stock.
On April 16, 2013, the Company entered into separate, privately negotiated exchange agreements with certain holders of the 2014 Senior Notes to exchange such notes for Class A common stock. Under the terms of the agreements, noteholders agreed to exchange $138,853,000 in aggregate principal amount of 2014 Senior Notes for a total of 9,549,721 shares of Class A common stock and a cash payment of $4,860,000 for additional exchange consideration, accrued interest and in lieu of fractional shares.
On May 31, 2013, the Company issued a put termination notice to the noteholders. Pursuant to the Indenture, following the put termination notice, holders of the 2014 Senior Notes were permitted to put such notes to the Company through June 20, 2013. As of July 12, 2013, the last settlement date for noteholders to put the 2014 Senior Notes to the Company, $60,033,000 aggregate principal amount of the 2014 Senior Notes were put, for which noteholders received 4,128,806 shares of Class A common stock and cash payments totaling $1,088,000 for interest payable to October 15, 2013 and in lieu of fractional shares.
In addition, during the year ended January 31, 2013, the Company issued 13,852,435 shares of Class A common stock pursuant to separate privately negotiated exchange transactions for Series A preferred stock as described below.

Forest City Enterprises, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Preferred Stock
The Company’s Amended Articles of Incorporation authorize the Company to issue, from time to time, shares of preferred stock. The Series A Cumulative Perpetual Convertible Preferred Stock ("Series A preferred stock") ranked junior to all of the Company’s existing and future debt obligations, including convertible or exchangeable debt securities; senior to the Company’s Class A common stock and Class B common stock and any future equity securities that by their terms rank junior to the Series A preferred stock with respect to distribution rights or payments upon the Company’s liquidation, winding-up or dissolution; equal with future series of preferred stock or other equity securities that by their terms are on a parity with the Series A preferred stock; and junior to any future equity securities that by their terms rank senior to the Series A preferred stock.
Holders were able to convert the Series A preferred stock, at their option, into shares of Class A common stock at any time. Upon conversion, the holder would receive approximately 3.3 shares of Class A common stock per $50 liquidation preference of Series A preferred stock, based on an initial conversion price of $15.12 per share of Class A common stock, subject to adjustment. The Company was able to elect to mandatorily convert some or all of the Series A preferred stock if the Daily Volume Weighted Average Price of its Class A common stock equaled or exceeded 150% of the initial conversion price then in effect for at least 20 out of 30 consecutive trading days. If the Company elected to mandatorily convert some or all of the Series A preferred stock, the Company was required to make a dividend make-whole payment on the Series A preferred stock equal to the total value of the aggregate amount of dividends that would have accrued and become payable from March 2010 to March 2013, less any dividends already paid on the Series A preferred stock.
On October 16, 2012 and December 13, 2012, the Company entered into separate, privately negotiated exchange agreements with certain holders of its Series A Preferred Stock to exchange such stock for shares of the Company's Class A common stock. Under the terms of the agreements, holders exchanged $209,447,600 in aggregate amount of liquidation preference consisting of 4,188,952 shares, of Series A preferred stock, for 13,852,435 shares of the Company's Class A common stock. The amount of common shares issued was equivalent to the initial conversion price of $15.12 per share of Class A common stock. The Company made aggregate cash payments of $19,069,000 to the holders for additional exchange consideration, including dividends that would have been payable on December 17, 2012 and March 15, 2013. Under the accounting guidance for induced conversion of convertible preferred stock, the cash inducement payments were recorded as a reduction to retained earnings.
From January 31, 2013 to March 14, 2013, 109,768 shares of Series A preferred stock were converted by holders into 362,990 shares of Class A common stock in accordance with the original terms of the Series A preferred stock. On March 15, 2013, the Company redeemed the remaining 101,270 shares of Series A preferred stock for approximately $5,100,000, the aggregate amount of liquidation preference plus the dividend that was due and payable on March 15, 2013.
On March 13, 2013, the Company and the counterparties settled an equity call hedge transaction that was entered into in connection with the original issuance of the Series A preferred stock. As a result, the Company received 765,134 shares of Class A common stock valued at $16.82 per share for a total of $12,868,000 and cash payments of $10,231,000. In accordance with accounting guidance on equity hedge transactions, amounts received upon settlement of equity call hedge transactions in which the Company had the choice of net share settlement or net cash settlement are reflected as an increase to additional paid-in capital.
The Company declared and paid Series A preferred stock dividends of $185,000, $13,060,000 and $15,400,000 during the 11 months ended December 31, 2013 and the years ended January 31, 2013 and 2012, respectively.

Y. Other Event
ASC 205-20 requires the Company to report the results of operations of a property if it has either been disposed or is classified as held for sale in discontinued operations and meets certain other criteria. Accordingly, the Company has retrospectively adjusted its audited consolidated financial statements for the 11 months ended December 31, 2013 and the years ended January 31, 2013 and 2012 to reflect three properties sold during the nine-month period ended September 30, 2014 that were not previously classified as discontinued operations.

Forest City Enterprises, Inc. and Subsidiaries
Quarterly Consolidated Financial Data (Unaudited)

Revenues from real estate operations and earnings (loss) before income taxes have been reclassified for consolidated operating properties disposed of and included in discontinued operations.

	Two Months Ended	Quarter Ended
	December 31, 2013	October 31, 2013	July 31, 2013	April 30, 2013
	(in thousands, except per share data)
Revenues from real estate operations	$179,878	$256,764	$281,657	$279,973
Earnings (loss) before income taxes	$(297,769)	$258,570	$(53,387)	$(57,664)
Net earnings (loss) attributable to Forest City Enterprises, Inc. common shareholders	$(122,987)	$153,329	$(16,281)	$(19,553)
Basic net earnings (loss) attributable to Forest City Enterprises, Inc. common shareholders per common share(1)	$(0.62)	$0.75	$(0.08)	$(0.11)
Diluted net earnings (loss) attributable to Forest City Enterprises, Inc. common shareholders per common share(1)	$(0.62)	$0.67	$(0.08)	$(0.11)

	Quarter Ended
	January 31, 2013	October 31, 2012	July 31, 2012	April 30, 2012
	(in thousands, except per share data)
Revenues from real estate operations	$286,325	$261,654	$231,880	$268,208
Earnings (loss) before income taxes	$(43,807)	$(39,205)	$(28,413)	$23,327
Net earnings (loss) attributable to Forest City Enterprises, Inc. common shareholders	$51,770	$(18,809)	$(47,567)	$18,902
Basic net earnings (loss) attributable to Forest City Enterprises, Inc. common shareholders per common share(1)	$0.28	$(0.11)	$(0.28)	$0.11
Diluted net earnings (loss) attributable to Forest City Enterprises, Inc. common shareholders per common share(1)	$0.25	$(0.11)	$(0.28)	$0.11

(1)
The Company’s restricted stock is considered a participating security pursuant to the two-class method for computing basic earnings per share (“EPS”). The Class A Common Units are considered convertible participating securities as they are entitled to participate in any dividends paid to the Company’s common shareholders. The Class A Common Units are included in the computation of basic EPS using the two-class method and are included in the computation of diluted EPS using the if-converted method. Basic EPS is computed by dividing net earnings less the allocable undistributed earnings of all participating securities by the weighted average number of common shares outstanding during the period. Diluted EPS includes the effect of applying the if-converted method to the Class A Common Units, convertible debt securities, convertible preferred stock and the potential dilutive effect of the Company’s stock plan by adjusting the denominator using the treasury stock method. The sum of the four quarters’ EPS may not equal the annual EPS due to the weighting of stock and option activity occurring during the year and the exclusion of dilutive securities from the computation during loss periods.

Item 15. Financial Statements Schedules

(c)	Financial Statements Schedules
SCHEDULE II – VALUATION AND QUALIFYING ACCOUNTS

Description	Balance at Beginning of Period	Additions Charged to Costs and Expenses	Deductions	Balance at End of Period
	(in thousands)
Allowance for doubtful accounts and notes receivable
December 31, 2013	$25,858	$13,467	$24,184	$15,141
January 31, 2013	$25,875	$6,016	$6,033	$25,858
January 31, 2012	$31,192	$5,439	$10,756	$25,875
Valuation reserve on other investments
December 31, 2013	$5,277	$35	$—	$5,312
January 31, 2013	$5,168	$109	$—	$5,277
January 31, 2012	$4,881	$287	$—	$5,168
Valuation allowances for deferred tax assets
December 31, 2013	$53,282	$1,047	$6,252	$48,077
January 31, 2013	$55,330	$4,025	$6,073	$53,282
January 31, 2012	$61,744	$1,962	$8,376	$55,330

(c) Financial Statements Schedules (continued)

SCHEDULE III – REAL ESTATE AND ACCUMULATED DEPRECIATION
Forest City Enterprises, Inc. and Subsidiaries
			Initial Cost to Company		Cost Capitalized Subsequent to Acquisition	Gross Amount at Which Carried at Close of December 31, 2013			Accumulated Depreciation at December 31, 2013 (C)	Date of Construction/ Acquisition	Range of Lives on Which Depreciation in Latest Income Statement is Computed
Name	Location	Amount of Encumbrance at December 31, 2013	Land	Buildings and Improvements	Improvements and Carrying Costs	Land	Buildings and Improvements	Total (A)(B)
Office Buildings		(in thousands)
2 Hanson Place	Brooklyn, NY	$103,386	$—	$108,940	$3,739	$—	$112,679	$112,679	$21,268	2004	(1)
4930 Oakton	Skokie, IL	—	670	1,842	2,554	1,081	3,985	5,066	651	2006	(1)
Ballston Common Office Center	Arlington, VA	43,507	7,301	45,964	6,296	7,301	52,260	59,561	10,193	2005	(1)
Commerce Court	Pittsburgh, PA	24,411	3,432	20,873	2,723	3,432	23,596	27,028	7,547	2007	(1)
Edgeworth Building	Richmond, VA	19,282	942	29,353	2,047	951	31,391	32,342	4,350	2006	(1)
Eleven MetroTech Center	Brooklyn, NY	61,000	—	41,290	17,047	6,270	52,067	58,337	21,588	1995	(1)
Fifteen MetroTech Center	Brooklyn, NY	168,970	3,762	163,414	8,482	—	175,658	175,658	35,653	2003	(1)
Halle Building	Cleveland, OH	11,001	503	9,776	34,604	5,071	39,812	44,883	36,515	1986	(1)
Harlem Center	Manhattan, NY	30,737	—	31,672	8,362	—	40,034	40,034	7,490	2003	(1)
Illinois Science and Technology Park
- 4901 Searle (A)	Skokie, IL	21,020	837	16,227	4,508	1,674	19,898	21,572	3,232	2006	(1)
- 8025 Lamon (P)	Skokie, IL	15,077	978	6,426	20,634	1,957	26,081	28,038	2,901	2006	(1)
- 8045 Lamon (Q)	Skokie, IL	18,682	3,301	21,198	28,502	6,601	46,400	53,001	6,215	2007	(1)
Johns Hopkins-855 North Wolfe Street	Baltimore, MD	69,885	7,314	76,318	12,135	7,314	88,453	95,767	9,878	2008	(1)
Johns Hopkins Parking Garage	Baltimore, MD	—	1,600	26,185	2,682	1,600	28,867	30,467	606	2012	(1)
Mesa del Sol - 5600 University SE	Albuquerque, NM	606	868	4,625	—	868	4,625	5,493	1,667	2006	(1)
Mesa del Sol - Aperture Center	Albuquerque, NM	—	834	3,010	71	834	3,081	3,915	1,076	2008	(1)
Mesa del Sol - Fidelity	Albuquerque, NM	22,862	5,003	29,872	81	5,003	29,953	34,956	2,669	2008	(1)
New York Times	Manhattan, NY	640,000	91,737	375,931	137,269	141,479	463,458	604,937	57,758	2007	(1)
Nine MetroTech Center North	Brooklyn, NY	60,927	—	64,303	4,250	380	68,173	68,553	23,470	1997	(1)
One MetroTech Center	Brooklyn, NY	163,770	—	212,153	53,775	23,543	242,385	265,928	106,548	1991	(1)
One Pierrepont Plaza	Brooklyn, NY	3,907	—	86,863	99,419	558	185,724	186,282	102,658	1988	(1)
Post Office Plaza	Cleveland, OH	14,851	—	57,213	24,923	—	82,136	82,136	39,202	1990	(1)
Richmond Office Park	Richmond, VA	64,189	11,766	88,632	7,697	11,766	96,329	108,095	17,142	2007	(1)
Skylight Office Tower	Cleveland, OH	27,411	2,500	32,695	33,646	—	68,841	68,841	37,191	1991	(1)
Stapleton-3055 Roslyn	Denver, CO	4,414	225	7,523	1,270	228	8,790	9,018	1,212	2006	(1)
Terminal Tower	Cleveland, OH	—	—	29,422	84,034	—	113,456	113,456	56,605	1983	(1)
Twelve MetroTech Center	Brooklyn, NY	—	—	42,344	16,140	1,847	56,637	58,484	10,122	2004	(1)
Two MetroTech Center	Brooklyn, NY	74,431	—	155,280	34,391	7,137	182,534	189,671	69,920	1990	(1)
University of Pennsylvania	Philadelphia, PA	47,578	—	41,146	10,707	—	51,853	51,853	9,343	2004	(1)
Miscellaneous Investments	Various	—	10,628	85,480	(18,698)	9,303	68,107	77,410	19,200	Various	(1)
Office Buildings Subtotal		$1,711,904	$154,201	$1,915,970	$643,290	$246,198	$2,467,263	$2,713,461	$723,870

(c) Financial Statements Schedules (continued)

SCHEDULE III – REAL ESTATE AND ACCUMULATED DEPRECIATION
Forest City Enterprises, Inc. and Subsidiaries
			Initial Cost to Company		Cost Capitalized Subsequent to Acquisition	Gross Amount at Which Carried at Close of December 31, 2013			Accumulated Depreciation at December 31, 2013 (C)	Date of Construction/ Acquisition	Range of Lives on Which Depreciation in Latest Income Statement is Computed
Name	Location	Amount of Encumbrance at December 31, 2013	Land	Buildings and Improvements	Improvements and Carrying Costs	Land	Buildings and Improvements	Total (A)(B)
Retail
Atlantic Center Site V	Brooklyn, NY	$23	$—	$3,238	$1,485	$1,047	$3,676	$4,723	$1,232	1998	(1)
Avenue at Tower City Center	Cleveland, OH	—	—	174,726	25,198	192	199,732	199,924	100,007	1990	(1)
Ballston Common Mall	Arlington, VA	46,100	170	18,069	67,072	442	84,869	85,311	44,528	1986	(1)
Brooklyn Commons	Brooklyn, NY	21,241	—	23,794	1,688	20,017	5,465	25,482	1,523	2004	(1)
Northfield at Stapleton	Denver, CO	43,401	4,830	80,687	84,499	24,683	145,333	170,016	28,735	2005	(1)
Promenade Bolingbrook	Bolingbrook, IL	74,621	20,271	95,390	(27,642)	21,018	67,001	88,019	20,943	2007	(1)
Quartermaster Plaza	Philadelphia, PA	64,794	36,443	32,325	1,330	35,340	34,758	70,098	13,491	2004	(1)
Shops at Wiregrass	Tampa, FL	89,170	28,842	109,587	2,114	25,882	114,661	140,543	18,639	2008	(1)
Station Square	Pittsburgh, PA	24,356	5,989	27,519	17,201	6,443	44,266	50,709	19,718	1994	(1)
The Yards - Boilermaker Shops	Washington, D.C.	11,316	529	12,468	4,376	529	16,844	17,373	338	2012	(1)
The Yards - Lumber Shed	Washington, D.C.	6,747	306	12,820	—	306	12,820	13,126	109	2013	(1)
Tower City Parking	Cleveland, OH	—	2,317	11,789	16,036	2,049	28,093	30,142	11,960	1990	(1)
Westchester's Ridge Hill	Yonkers, NY	465,000	236,692	661,705	7,830	238,772	667,455	906,227	46,180	2011	(1)
Miscellaneous Investments	Various	19,253	12,911	20,607	12,861	20,911	25,468	46,379	7,757	Various	(1)
Retail Subtotal		$866,022	$349,300	$1,284,724	$214,048	$397,631	$1,450,441	$1,848,072	$315,160

Arena
Barclays Center	Brooklyn, NY	$450,560	$—	$890,213	$43,140	$9,246	$924,107	$933,353	$41,523	2012	(1)

Apartments
100 Landsdowne Street	Cambridge, MA	$45,000	$728	$60,020	$(136)	$819	$59,793	$60,612	$12,815	2005	(1)
1111 Stratford	Stratford, CT	12,155	2,414	15,798	—	2,414	15,798	18,212	131	2013	(1)
1251 S. Michigan	Chicago, IL	9,500	97	13,978	764	106	14,733	14,839	2,738	2006	(1)
American Cigar Company	Richmond, VA	11,530	1,395	23,533	528	1,411	24,045	25,456	4,139	2000	(1)
Ashton Mill	Cumberland, RI	17,151	2,885	33,844	11,802	3,242	45,289	48,531	8,569	2005	(1)
Aster Conservatory Green	Denver, CO	17,843	1,325	13,125	—	1,325	13,125	14,450	121	2013	(1)
Botanica Eastbridge	Denver, CO	13,000	765	13,698	26	765	13,724	14,489	703	2012	(1)
Brookview Place	Dayton, OH	2,258	155	4,588	324	155	4,912	5,067	3,585	1979	(1)
Cameron Kinney	Richmond, VA	—	2,340	23,206	3,457	2,492	26,511	29,003	4,515	2007	(1)
Cedar Place	Lansing, MI	3,928	399	7,000	226	399	7,226	7,625	3,613	1974	(1)
Consolidated-Carolina	Richmond, VA	21,290	1,028	30,425	1,080	1,032	31,501	32,533	7,237	2003	(1)
Cutter's Ridge at Tobacco Row	Richmond, VA	—	389	4,356	(118)	392	4,235	4,627	1,045	2006	(1)
Drake	Philadelphia, PA	27,201	1,353	38,104	8,173	1,353	46,277	47,630	13,184	1998	(1)
Easthaven at the Village	Beachwood, OH	25,741	7,919	39,768	7,695	8,087	47,295	55,382	18,995	1994	(1)
Forest Trace	Lauderhill, FL	38,907	4,356	41,505	2,195	4,543	43,513	48,056	13,282	2000	(1)
Foundry Lofts	Washington, D.C.	45,236	2,086	52,806	3,689	2,089	56,492	58,581	3,312	2011	(1)
Grand Lowry Lofts	Denver, CO	17,394	1,448	22,726	2,047	1,621	24,600	26,221	5,385	2000	(1)

(c) Financial Statements Schedules (continued)

SCHEDULE III – REAL ESTATE AND ACCUMULATED DEPRECIATION
Forest City Enterprises, Inc. and Subsidiaries
			Initial Cost to Company		Cost Capitalized Subsequent to Acquisition	Gross Amount at Which Carried at Close of December 31, 2013			Accumulated Depreciation at December 31, 2013 (C)	Date of Construction/ Acquisition	Range of Lives on Which Depreciation in Latest Income Statement is Computed
Name	Location	Amount of Encumbrance at December 31, 2013	Land	Buildings and Improvements	Improvements and Carrying Costs	Land	Buildings and Improvements	Total (A)(B)
Apartments (continued)

Hamel Mill Lofts	Haverhill, MA	41,361	3,974	72,902	607	3,063	74,420	77,483	8,659	2008	(1)
Heritage	San Diego, CA	21,914	7,433	42,202	3,874	7,468	46,041	53,509	13,257	2002	(1)
Hummingbird Pointe	Parma, OH	6,098	330	5,059	16,613	1,351	20,651	22,002	8,612	1972	(1)
Independence Place I	Parma Heights, OH	4,145	210	6,671	1,188	225	7,844	8,069	4,034	1973	(1)
Independence Place II	Parma Heights, OH	3,265	498	3,931	2,053	515	5,967	6,482	1,751	2003	(1)
Kennedy Biscuit Lofts	Cambridge, MA	20,600	716	23,645	4,446	719	28,088	28,807	15,357	1990	(1)
Knolls	Orange, CA	32,520	53	23,759	543	53	24,302	24,355	10,817	1995	(1)
Lofts 23	Cambridge, MA	6,085	221	17,026	54	314	16,987	17,301	4,111	2005	(1)
Lofts at 1835 Arch	Philadelphia, PA	38,291	2,076	27,430	12,398	2,082	39,822	41,904	10,423	2001	(1)
Lucky Strike	Richmond, VA	15,278	1,105	34,095	35	3,019	32,216	35,235	5,465	2008	(1)
Mercantile Place on Main	Dallas, TX	36,999	8,876	75,478	5,124	8,798	80,680	89,478	13,900	2008	(1)
Metro 417	Los Angeles, CA	48,990	8,545	67,326	4,230	8,547	71,554	80,101	13,550	2005	(1)
Metropolitan	Los Angeles, CA	38,900	4,420	36,557	9,732	4,474	46,235	50,709	22,370	1989	(1)
Midtown Towers	Parma, OH	13,198	1,215	11,091	11,241	1,306	22,241	23,547	9,526	1969	(1)
Museum Towers	Philadelphia, PA	31,344	3,474	18,158	6,372	3,909	24,095	28,004	8,848	1997	(1)
North Church Towers	Parma Heights, OH	5,300	789	4,037	2,982	816	6,992	7,808	1,375	2009	(1)
One Franklintown	Philadelphia, PA	37,821	1,658	31,489	8,650	1,741	40,056	41,797	19,893	1988	(1)
Pavilion	Chicago, IL	53,064	5,250	29,505	14,233	5,274	43,714	48,988	11,926	1992	(1)
Perrytown Place	Pittsburgh, PA	4,663	463	6,898	188	463	7,086	7,549	3,946	1973	(1)
Presidio Landmark	San Francisco, CA	44,000	2,060	92,687	1,753	2,064	94,436	96,500	10,248	2010	(1)
Queenswood	Corona, NY	28,729	321	39,243	841	327	40,078	40,405	17,381	1990	(1)
Sky55	Chicago, IL	68,237	3,965	80,930	276	4,016	81,155	85,171	17,696	2006	(1)
The Aster Town Center	Denver, CO	8,364	487	9,901	11	487	9,912	10,399	614	2012	(1)
The Continental	Dallas, TX	37,486	1,586	48,455	—	1,586	48,455	50,041	1,578	2013	(1)
Town Center (Botanica on the Green & Crescent Flats)	Denver, CO	38,073	3,436	63,073	3,952	3,325	67,136	70,461	16,603	2004	(1)
Uptown Apartments	Oakland, CA	118,479	—	138,710	—	—	138,710	138,710	2,193	2013	(1)
Wilson Building	Dallas, TX	12,776	2,217	16,565	3,561	1,937	20,406	22,343	3,387	2007	(1)
Miscellaneous Investments	Various	27,069	447	78,944	3,083	406	82,068	82,474	18,266	Various	(1)
Apartments Subtotal		$1,151,183	$96,907	$1,544,247	$159,792	$100,530	$1,700,416	$1,800,946	$379,155

(c) Financial Statements Schedules (continued)

SCHEDULE III – REAL ESTATE AND ACCUMULATED DEPRECIATION
Forest City Enterprises, Inc. and Subsidiaries
			Initial Cost to Company		Cost Capitalized Subsequent to Acquisition	Gross Amount at Which Carried at Close of December 31, 2013			Accumulated Depreciation at December 31, 2013 (C)	Date of Construction/ Acquisition	Range of Lives on Which Depreciation in Latest Income Statement is Computed
Name	Location	Amount of Encumbrance at December 31, 2013	Land	Buildings and Improvements	Improvements and Carrying Costs	Land	Buildings and Improvements	Total (A)(B)
Land Inventory
Stapleton	Denver, CO	$—	$64,395	$—	$—	$64,395	$—	$64,395	$—	Various	N/A
LiveWork Las Vegas	Las Vegas, NV	—	29,464	—	—	29,464	—	29,464	—	Various	N/A
Commercial Outlots	Various	—	32,895	—	—	32,895	—	32,895	—	Various	N/A
Land Inventory Subtotal		$—	$126,754	$—	$—	$126,754	$—	$126,754	$—

Corporate and Other Equipment
Corporate office	Various	$—	$—	$11,401	$—	$—	$11,401	$11,401	$9,620	Various	(1)

Construction Projects
2175 Market Street	San Fransisco, CA	$55	$3,018	$15,684	$—	$3,018	$15,684	$18,702	—	Various	N/A
Brooklyn Atlantic Yards - B2 BKLYN	Brooklyn, NY	56,605	45,700	70,768	—	45,700	70,768	116,468	—	Various	N/A
The Yards - Twelve12	Washington, D.C.	78,857	4,804	76,889	—	4,804	76,889	81,693	—	Various	N/A
Winchester Lofts	New Haven, CT	—	67	14,468	—	67	14,468	14,535	—	Various	N/A
Miscellaneous Investments	Various	—	—	29,181	—	—	29,181	29,181	—	Various	N/A

Development Projects
Brooklyn Atlantic Yards	Brooklyn, NY	228,000	504,171	—	—	504,171	—	504,171	—	Various	N/A
The Yards	Washington, D.C.	4,300	—	68,059	—	—	68,059	68,059	—	Various	N/A
The Science + Technology Park at Johns Hopkins	Baltimore, MD	—	5,386	19,823	—	5,386	19,823	25,209	—	Various	N/A
Waterfront Station	Washington, D.C.	—	559	31,106	—	559	31,106	31,665	—	Various	N/A
Miscellaneous Investments	Various	32,020	19,763	130,204	—	19,763	130,204	149,967	—	Various	N/A
Construction and Development Subtotal		$399,837	$583,468	$456,182	$—	$583,468	$456,182	$1,039,650	$—

Total Real Estate		$4,579,506	$1,310,630	$6,102,737	$1,060,270	$1,463,827	$7,009,810	$8,473,637	$1,469,328
Land Held for Divestiture	Various	—	1,934	—	—	1,934	—	1,934	—	Various	N/A
Total Real Estate Including Land Held for Divestiture		$4,579,506	$1,312,564	$6,102,737	$1,060,270	$1,465,761	$7,009,810	$8,475,571	$1,469,328

(A)	The aggregate cost at December 31, 2013 for federal income tax purposes was $8,170,396. For (B) and (C) refer to the following page.

(1)	Depreciation is computed based upon the following estimated useful lives:

Years
Building and improvements (other than Arena)	40 – 50
Arena	34.5
Equipment and fixtures	5 – 15
Tenant improvements	Shorter of useful life or applicable lease term

(c) Financial Statements Schedules (continued)

SCHEDULE III – REAL ESTATE AND ACCUMULATED DEPRECIATION (continued)

		11 Months Ended	Years Ended
		December 31, 2013	January 31, 2013	January 31, 2012
		(in thousands)
(B)	Reconciliations of total real estate carrying value are as follows:
	Balance at beginning of period	$10,026,010	$9,646,870	$11,166,539
	Additions during period -
	Improvements	471,653	791,705	874,614
	Other additions, primarily as a result of change in accounting method of property	171,260	60,897	3,577
	Other acquisitions	8,514	12,587	9,201
		651,427	865,189	887,392
	Deductions during period -
	Cost of real estate sold or retired	(439,130)	(370,110)	(422,342)
	Cost of real estate in connection with disposal of partial interests	(1,180,016)	—	(404,893)
	Other deductions, primarily due to impairments and as a result of change in accounting method of property	(582,720)	(115,939)	(1,579,826)
		(2,201,866)	(486,049)	(2,407,061)
	Balance at end of period	$8,475,571	$10,026,010	$9,646,870
(C)	Reconciliations of accumulated depreciation are as follows:
	Balance at beginning of period	$1,654,632	$1,526,503	$1,614,399
	Additions during period - Charged to profit or loss	255,824	204,070	181,865
	Net other additions (deductions) during period - Acquisitions, retirements, sales or disposals	(441,128)	(75,941)	(269,761)
	Balance at end of period	$1,469,328	$1,654,632	$1,526,503